                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 2


                                       TO

        FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   -----------

                                 THINKPATH INC.
           (Name of small business issuer as specified in its charter)

                                   -----------


Ontario                                             7371                                              52-209027
(State or other jurisdiction of             (Primary Standard Industrial                  (IRS Employer I.D. No.)
incorporation or organization)              Classification Code Number)

                                   -----------

        55 University Avenue, Suite 505, Toronto, Ontario, Canada M5J 2H7
                                 (416) 364-8800
          (Address and telephone number of principal executive offices and principal place of business)

                                   -----------


      Jay M. Kaplowitz, Esq.           Declan A. French, Chief Executive Officer
      Arthur S. Marcus, Esq.                        Thinkpath Inc.
Gersten, Savage & Kaplowitz, LLP             55 University Avenue, Suite 505
101 East 52nd Street, 9th Floor             Toronto, Ontario, Canada M5J 2H7
    New York, New York 10022                         (416) 364-8800
         (212) 752-9700                          (416) 364-2424 (fax)
      (212) 980-5192 (fax)


           (Name, address and telephone number of agents for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


                         CALCULATION OF REGISTRATION FEE

Title  of Each  Class of           Amount Being      Proposed Maximum Offering      Proposed Maximum              Amount of
Securities Being Registered          Registered         Price Per Security (1)    Offering Price (1)       Registration Fee

Common Stock(2)                       3,142,488                          $.28            $879,896.64                $219.97
Common Stock
Underlying Warrants (3)                 863,484                        $.5445            $470,167.03                $117.55
Common Stock Underlying
Warrants (4)                            275,492                          $.66            $181,824.72                 $45.46
Common Stock Underlying
Warrants (5)                             59,952                        $.6225             $37,320.12                  $9.34
Common Stock Underlying
Warrants (6)                            377,771                        $.2978            $112,500.20                 $28.13
Common Stock
Underlying Convertible
Preferred Stock (7)                   5,683,122                          $.28          $1,591,274.10                $397.82
Common Stock Underlying
Options (8)                               2,500                         $3.25              $8,120.00                  $2.03
Common Stock Underlying
Options (9)                               2,500                         $3.19              $7,975.00                  $2.00
Common Stock Underlying                 35,000                          $.70             $24,500.00                  $6.13
Options (10)
Sub total                            10,442,309                                        $3,312,737.70                $828.39

Amount Previously Paid                                                                                            $1,653.94
Amount Due                                                                                                            $0.00

(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee.


(2) Based upon the last reported sales price of the registrant's common stock of the same class as quoted on the Nasdaq SmallCap Market on October 10, 2001, $0.28.


 (3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered additional shares of common stock as may be issuable upon the exercise of warrants described herein at an exercise price of $.5445 per share.


(4) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered additional shares of common stock as may be issuable upon the exercise of warrants described herein at an exercise price of $.66 per share.


(5) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered additional shares of common stock as may be issuable upon the exercise of warrants described herein at an exercise price of $.6225 per share.


(6) There are also being registered such number of additional shares of common stock as may be issuable upon the exercise of warrants described herein pursuant to the last reported sales price of the registrant's common stock as quoted on the Nasdaq SmallCap Market on October 10, 2001, $0.28. The actual number of shares of the registrant's common stock issuable upon the exercise of the warrants and the exercise price thereof is pursuant to the provisions of the warrants.

(7) There are also being registered such number of additional shares of common stock as may be issuable upon the conversion of the convertible preferred stock described herein pursuant to the last reported sales price of the registrant's common stock as quoted on the Nasdaq SmallCap Market on October 10, 2001, $0.28. The actual number of shares of the registrant's common stock issuable upon the conversion of the convertible preferred stock is pursuant to the provisions of the convertible preferred stock regarding the determination of the applicable conversion price and dividend rate.

(8) Includes 2,500 shares of the registrant's common stock issuable upon the exercise of options at an exercise price of $3.25 per share.

(9) Includes 2,500 shares of the registrant's common stock issuable upon the exercise of options at an exercise price of $3.19 per share.

(10) Includes 35,000 shares of the registrant's common stock issuable upon the exercise of options at an exercise price of $.70 per share.


         Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         Unless otherwise indicated, all reference to "Thinkpath", "us", "our" and "we" refer to Thinkpath Inc. and: (a) its wholly-owned subsidiaries:
Systemsearch Consulting Services Inc., an Ontario corporation, International Career Specialists Ltd., an Ontario corporation, Cad Cam, Inc., an Ohio corporation, Object Arts Inc., an Ontario corporation, Micro Tech Professionals, Inc., a Massachusetts corporation; Njoyn Software Inc., an Ontario corporation; and TidalBeach Inc., an Ontario corporation.


         On June 6, 2001, we changed our name from Thinkpath.com Inc. to Thinkpath Inc.

                             PRELIMINARY PROSPECTUS


                  Subject to Completion, Dated October 16, 2001


                                 THINKPATH INC.


                        10,442,309 Shares of Common Stock

         This is an offering of an aggregate of 10,439,309 shares of common stock of Thinkpath Inc., 3,142,488 of which may immediately be sold, 5,683,122 of which may be sold upon the conversion of our Series C 7% Convertible Preferred Stock, 1,576,699 of which may be sold upon the exercise of warrants and 40,000 of which may be sold upon the exercise of options. All of the shares are being offered by the selling security holders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling security holders or upon the conversion of the preferred stock, although we would receive approximately $801,813 if all of the warrants and options, the underlying shares of which are being registered in this offering, were exercised. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "THTH". On October 10, 2001, the last reported sales price of our common stock, as quoted on the Nasdaq SmallCap Market, was $0.28.

         Please see "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                     The date of this Prospectus is ______.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF ANY PROVINCE OR TERRITORY OF CANADA.

                       ENFORCEABILITY OF CIVIL LIABILITIES

                  Thinkpath Inc.'s headquarters are located in, and a majority of its officers, directors and auditors are residents of, Canada and a substantial portion of Thinkpath Inc.'s assets are, or may be, located outside the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act of 1933, as amended, or state securities laws. Thinkpath Inc. has been advised by its Canadian legal counsel that there is doubt as to the enforceability in Canada against Thinkpath Inc. or against any of its directors, controlling persons, officers or the experts named herein, who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws. Service of process may be effected, however, upon Thinkpath Inc.'s duly appointed agent for service of process, Gersten, Savage & Kaplowitz, LLP, New York, New York. If investors have questions with regard to these issues, they should seek the advice of their individual counsel. Thinkpath Inc. has also been informed by its Canadian legal counsel that, pursuant to the Currency Act (Canada), a judgment by a court in any Province of Canada may only be awarded in Canadian currency. Pursuant to the provision of the Courts of Justice Act (Ontario), however, a court in the Province of Ontario shall give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Ontario.

                               EXCHANGE RATE DATA

                  Thinkpath Inc. maintains its books of account in Canadian dollars, but has provided the financial data in this prospectus in United States dollars and on the basis of generally accepted accounting principles as applied in the United States, and its audit has been conducted in accordance with generally accepted auditing standards in the United States. All references to dollar amounts in this prospectus, unless otherwise indicated, are to United States dollars.


                  The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On October 10, 2001, the exchange rate was CDN$1.00 per US$0.6401.


                                                      Year ended December 31,                Six months ended June 30,
                                                1998             1999          2000                              2001

Rate at end of period                        $0.6533          $0.6928       $0.6729                           $0.6607
Average rate during period                    0.6747           0.6731        0.6794                            0.6520
High                                          0.7121           0.6917        0.6619                            0.6710
Low                                           0.6307           0.6463        0.6967                            0.6310

                                TABLE OF CONTENTS


                                                                                                               Page
Prospectus Summary ............................................................................................4

The Offering ..................................................................................................6

Summary Combined Financial Information ........................................................................7

Risk Factors ..................................................................................................8

Special Note Regarding Forward-Looking Statements ............................................................16

Use of Proceeds ..............................................................................................17

Certain Market Information ...................................................................................17

Dividend Policy ..............................................................................................17

Selected Financial Data ......................................................................................18

Management's Discussion and Analysis of Financial Condition and Results of Operations ........................19

Business .....................................................................................................28

Board of Directors and Executive Officers ....................................................................36

Certain Relationships and Related Party Transactions .........................................................48

Principal Shareholders .......................................................................................50

Description of Securities ....................................................................................52

Certain United States and Canadian Federal Income Tax Considerations .........................................54

Investment Canada Act ........................................................................................57

Shares Eligible For Future Sale ..............................................................................58

Selling Security Holders .....................................................................................59

Plan of Distribution .........................................................................................61

Legal Matters ................................................................................................62

Experts ......................................................................................................62

Where You Can Find Additional Information ....................................................................62

Financial Statements ........................................................................................F-1

         You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes thereto. We have included a brief overview of the most significant aspects of the offering itself in the Prospectus Summary. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus may only be accurate on the date of this prospectus.

                               PROSPECTUS SUMMARY

                  The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our consolidated financial statements and the notes accompanying the consolidated financial statements appearing elsewhere in this prospectus.

Our Business

                  We are a global provider of information technology and engineering project outsourcing, recruitment and staffing, technical training and consulting and ASP-based skills management technology. Our customers include financial services companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, Bell Canada, Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Electric, General Motors, CIBC, Xerox Corporation, American Express and Universal Industrial Corp. (ESI).

Outsourcing


                  Many companies do not have the staff necessary to complete a large project in-house and, due to time, cost and/or infrastructure restraints, are not interested in hiring new employees or training existing employees for such projects. In response to this trend, we offer specialized project outsourcing and management services in the areas of technical documentation, Web development, design engineering, and Computer Aided Design (CAD) services.


Recruitment

                  We offer full-service recruitment services, including permanent placement, contract placement, and executive search in the IT and engineering fields. We have particular expertise in recruiting for Web-based and e-commerce applications, Customer Relationship Management (CRM) technologies, technical documentation and technical training. We can and do find candidates from the entire spectrum of responsibility levels -- from newly graduated junior technicians to senior technical executives.

                  Our careful evaluation process tests candidates on their technical proficiency, soft skills, fit with company culture, and attitude towards finding a new position. We guarantee that all potential hires are interviewed and reference checked and that no resume is ever forwarded to a client without the candidate's prior permission and knowledge.

Training


                  Our training division offers an array of technical training and certification options, including classroom training with an instructor, one-on-one mentoring in the workplace, and Internet-based learning modules. We are a Microsoft Certified Technical Education Center and also offer a variety of Web certification programs including Java, Linux, and Microsoft end-user training.



     Instructor-Led Classroom Training

                  In state-of-the-art facilities, we schedule over 80 public enrollment courses. We use vendor-certified curricula and vendor-certified trainers to ensure the highest quality learning experience.

     Private Group Classes


                  For groups of IT professionals that require training on a particular topic, we can customize a course to fit a specific IT environment and hold the course at a site of the client's choosing. We have successfully completed private training in the United States, Canada, Hong Kong, the Philippines, the United Kingdom and other international locations for high-profile clients such as Goldman Sachs.

Mentoring

                  Our highly skilled instructors provide on-site, on-the-job technical advice and tutoring. Management believes that this "mentoring" program is an effective way to add expert skills on a short-term basis to enhance the performance of IT personnel and to implement computer technologies.

Technology

         Njoyn

                  Based on our corporate experience in the recruitment industry, we have developed an Internet-based recruiting solution called Njoyn. Njoyn is a complete application that manages and streamlines every aspect of the hiring process yet is delivered over the Web on a subscription basis.

                  Through a simple and easily accessible interface, companies utilizing Njoyn can broadcast job openings, sort and rank incoming candidates, manage agency relationships, communicate in real-time with all stakeholders in the hiring process, schedule and track interviews and generate statistical reports to monitor Return on Investment (ROI). Njoyn is delivered through an ASP (Application Service Provider) model. Development of the application is already completed, and Njoyn is currently being used by several of our clients.

         SecondWave

                  SecondWave is Web marketing and site maintenance software that we acquired through our acquisition of TidalBeach. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The application is designed to build on-line communities and foster relationships by continuously learning from each visitor's behavior and targeting his or her interests with customized content and communications.

                  The software allows people with very little programming knowledge to maintain multiple Web sites, in any language. It assists in automating e-mail mailings, the building and maintenance of news groups, the implementation of real-time messaging, the creation of polls and surveys, and the building of on-line communities.

 Recent Events


                  On June 6, 2001, we changed our corporate name from Thinkpath.com Inc. to Thinkpath Inc. in order to more accurately reflect our expanded suite of services.


                  On July 20, 2001, we received a Nasdaq Staff Determination letter indicating that we are not in compliance with the bid price requirements for continued listing, as set forth in Nasdaq's Marketplace Rule 4310 (c)(8)(B). On September 27, 2001, Nasdaq announced a moratorium on the minimum bid and public float requirements for continued listing on the exchange until January 2, 2002. Our common stock will continue to be listed on the Nasdaq SmallCap Market during this period.

                  As a result of the September 11, 2001 terrorist attack our branch office located in the World Trade Center in New York City was destroyed and our branch office located at 195 Broadway was damaged and closed for a period of four weeks. We are currently unable to provide a reliable estimate of the effect of the destruction and closure of our offices on our operating results and financial condition.

                  Our headquarters are located at 55 University Avenue, Suite 505, Toronto, Ontario, Canada M5J 2H7. We were incorporated under the laws of the Province of Ontario, Canada in February 1994. Our telephone number is (416) 364-8800.

                                  THE OFFERING



Common Stock Offered                    10,442,309 shares of common stock. See
                                        "Description of Securities."

Shares of Common Stock Outstanding      15,181,601 (as of October 10, 2001)

Use of Proceeds                         We will not receive any proceeds from
                                        the sale of the shares of common stock
                                        by the selling security holders or upon
                                        the conversion of preferred stock,
                                        although we will receive approximately
                                        $801,813 if all of the warrants and
                                        options, the underlying shares of which
                                        are being registered in this offering,
                                        are exercised. See "Use of Proceeds."

Common Stock Trading Symbol             Nasdaq SmallCap Market: "THTH"


Risk Factors                            An investment in our common stock
                                        involves a high degree of risk and
                                        should be made only after careful
                                        consideration of the significant risk
                                        factors that may affect us. Such risks
                                        include special risks concerning our
                                        business and us. See "Risk Factors."

                     SUMMARY COMBINED FINANCIAL INFORMATION


                  The following selected statement of operations data is for the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001. The selected balance sheet data is for the year ended December 31, 2000 and the six months ended June 30, 2001. The statement of operations and balance sheet data for the years ended December 31, 1999, and 2000 and the six months ended June 30, 2001 is derived from our financial statements and the related notes included elsewhere in this prospectus audited by Schwartz Levitsky Feldman, llp. All information should be read in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.

                                                                            Year Ended               Six Months Ended
                                                                          December 31,                       June 30,
                                                          1999*                  2000*                           2001
                                                                               (in thousands except per share data)

Statement of Operations Data
Revenue                                              27,032,435             44,325,780                     20,717,885
Loss before Gain on Investments and
Income Taxes                                           (170,942)            (9,587,989)                    (1,705,338)
Net Loss                                                 (5,323)            (8,398,317)                    (2,109,330)
Loss per share                                            (0.04)                 (2.27)                         (0.15)

*Restated

                                                                       Year Ended                          Six Months
                                                               December 31, 2000*                 Ended June 30, 2001
                                                                         (in thousands except per share data)

Balance Sheet Data
Working capital deficiency                                             (3,087,131)                         (2,451,974)
Total Assets                                                           25,685,940                          23,092,642
Long-term debt                                                          2,401,980                           2,522,930
Total Liabilities                                                      14,886,934                          13,465,638
Total Stockholders' equity                                             10,799,006                           9,627,004



*Restated

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.


Company Risks

Our growth will require substantial capital, the lack of which could severely hamper our future development.

         In order to develop our business, we will require significant additional funds for the expansion of our sales force and recruiting staff, the introduction of new products and financing our continuing operations. We cannot assure you that we will be able to raise or generate the funds required, failure in which could prevent us from achieving our plans for expansion and may harm our financial condition.

         At December 31, 2000 and June 30, 2001, we had working capital deficiency of approximately $3,100,000 and $2,450,000, respectively, and we estimate that capital requirements for the remainder of 2001 will be approximately $500,000, although it is possible that we may require significantly more than that amount. Other than our working capital, our only other source of available funds for our operations is our bank credit line. We cannot assure you that we will have the funds we require for our operations. We cannot predict whether any additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all.

In the event that any future financing should take the form of equity securities, the holders of our common stock will experience additional dilution.

         Our cash requirements are significant and necessary to our continued operation. The raising of additional financing would in all likelihood result in dilution or reduction in the value of the common stock. Our ability to operate is dependent upon sufficient capital. Accordingly, we anticipate that we will, at the appropriate time, increase our capital base, which increase may include the sale of securities with a priority to our common stock. Any such sale, whether of our common stock or a security with a priority to our common stock, would result in a dilution of your ownership of us.

Because our professionals and consultants may terminate their employment with us at any time, we may not be able to meet our customers' requirements.

         If we are not able to provide our customers with the technical personnel they require, our customers will fill their requirements from other companies. Because our revenue is dependent upon the number of information technology, engineering and technical training professionals and consultants we place on assignment, our results of operations depend on our ability to attract and retain qualified technical personnel with the skills and experience necessary to meet our customers' requirements. Aside from competition with other firms in our industry, we face the following challenges:

         - We often employ our technical personnel for a specific project on an at will basis, which permits the professional to terminate his or her employment with us on little or no notice, and;

          - The technical personnel have in the past and may in the future accept assignments from other companies upon completion of their assignments with us.

         The average employee of ours remains with us for a period of 6 months and our annual turnover rate is 40%. Any decrease in the average time served or increase in the percentage of turnover would have material, adverse effects on our results of operations and financial condition, in particular, our ability to generate revenue.

Our expansion strategy may not be successful. Any failure to expand could harm our financial condition and prevent us from achieving our future revenue goals.

         We believe that we need to successfully expand our business in order to expand our revenue and achieve profitability. We cannot assure you that our expansion strategy will be successful. The success of our expansion plans depend on our ability to:

         - Enter new regional markets;

         - Expand our existing operations;

         - Add additional areas of expertise;

         - Attract, hire, integrate and retain qualified employees;

         - Develop, recruit and maintain a base of qualified professionals within each regional market;

         - Accurately assess the demand for our services in such markets, and

         - Initiate, develop and sustain corporate customer relationships.

         In addition to the adverse effect on our results of operations posed by the failure to implement our expansion strategy, any such failure would hinder our ability to attract multinational and other large corporations. We believe that our future prospects are heavily influence by our ability to acquire larger clients. Any inability on our part to acquire larger clients could have a material, adverse effect on our ability to increase our revenue.

We may be liable for payroll taxes and penalties in Canada because we classify our personnel providing contract services as independent contractors. A determination of the Canadian fiscal authorities that this classification is incorrect would result in considerable harm to our financial condition.

         We treat our contract service providers in Canada as independent contractors rather than employees. Accordingly, we have not withheld the relevant payroll deductions, nor have we paid the employer's portion of the related taxes or recorded a reserve on our financial statements for such taxes and penalties. If the Canadian fiscal authorities determine that our contract service providers are in fact employees, we would be subject to significant taxes and penalties. We estimate that the taxes payable would be approximately $500,000 on an annual basis, and that the aggregate penalties levied for past infringements of the law would amount to approximately $250,000. The payment of these taxes and penalties would have a material, adverse effect on our financial condition. In addition, to the extent that we are required to pay these taxes in the future, our gross margin would be reduced to reflect the additional costs, which costs would be considerable.

         In the United States, all of our contract service professionals are classified as employees and all relevant employee and employer payroll taxes are withheld.

Maintenance of our Web site is critical. Any failure in its operation could seriously harm our business.

         We have developed a Web site for internal communications as well as marketing and recruiting. The satisfactory performance, reliability and availability of our Web site and network infrastructure are and will remain crucial to our ability to attract and retain customers and technical personnel, and sustain adequate levels of customer service.

         Further, while many companies' Web sites are vulnerable to computer viruses, break-ins and similarly disruptive problems, we rely very heavily on the secure and continual operation of our Web site. While we have implemented certain network security measures, we cannot assure you that they will adequately protect our Web site. Any breach or circumvention of the implemented security measures could lead to:

         - Our liability for damages;

         - Misappropriation of proprietary information, and;

         - Cessation of service to our customers.

         All or any of the above could harm our business. In addition, any systemic interruptions or reduced performance of our Web site would materially and adversely affect our ability to attract new customers and technical personnel. In addition to representing a threat to our reputation, the inability to retain our technical personnel and customers would harm our results of operations and any inability to attract new customers would have a material, adverse effect on our ability to generate revenue as well as our future prospects.

Our business depends on the successful operation of our software products, Njoyn and Njoyn2. The inability of Njoyn to work as intended could harm our business.

         Our business is heavily dependent on sales and usage by our customers of Njoyn, and we rely on it for our day-to-day operations. Any failure, whether real or perceived, of Njoyn as it affects our customers could harm our reputation and our results of operations and could exert a negative impact on our business and financial condition. We have to date not encountered significant problems related to the performance of Njoyn.

         We have developed an upgraded of our software, which we call Njoyn2. This product has not been thoroughly tested and we cannot predict how it will be received by our customers. Very few newly marketed software products are free of a degree of difficulties. In addition, we may not be able to successfully market Njoyn2. In addition, our current customers will receive Njoyn2 free of charge/at reduced cost, which will have the effect of reducing our potential return on investment, revenues and earnings.

We may be held liable for the actions of our contract service providers when on assignment despite having obtained insurance coverage to protect us from such liability.

         Although our customer agreements disclaim responsibility for the conduct of our contract service providers, we may be liable for damage suffered by our customers as a result of actions taken or failures to take appropriate actions by our professionals while on assignment. This damage may be caused by our contract service providers' misuse of customer proprietary information, theft of customer property or other errors and improper conduct. Any damage for which we are held liable would adversely affect our results of operations to the extent of such damage and could lead to a material, adverse effect on our financial condition.

         We cannot assure you, due to the nature of the assignments, that the insurance coverage will continue to be available on reasonable terms, if at all, or that it will be adequate to cover any liability as a result of our professionals actions or inactions. Any inability to maintain or adequately replace suitable insurance coverage for the actions of our contract service providers would result in adverse effects on our business to the corresponding extent of such inability, which effects could be material.

Because we have limited management, we depend upon our senior management, and their loss or unavailability could put us at a competitive disadvantage.

         Our future success will depend to a significant extent on the efforts of Declan A. French, our Chairman of the Board and Chief Executive Officer. The loss or unavailability of Mr. French could have a material, adverse effect on our business. In addition, we believe that our future success will depend in large part upon our continued ability to attract and retain highly qualified recruiters, who often serve as the contact person for our customers. We cannot assure you that we will be able to attract and retain the qualified personnel necessary for our business.

Our management will retain substantial influence over our operations upon the consummation of this offering.

         Upon the consummation of this offering, our directors and executive officers will beneficially own approximately 2,910,717, or 18.8% of our common stock. As a result, they will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

While we do not believe that the interests of our management presently conflict with the interests of our shareholders, we cannot assure you that this belief is shared by our shareholders or that our management's interests will not in the future be different from that of our shareholders.

The conversion of the Series C 7% Convertible Preferred Stock and the exercise of the warrants issued to investors may lead to a change in control.

         As of the date of this prospectus, we have a total number of 15,181,601shares of common stock outstanding. Our directors and executive officers currently beneficially own 18% of the shares of common stock outstanding. Pursuant to the April 2001 private placement offering of Series C Preferred Stock, we issued an aggregate of 1,230 shares of Series C Preferred Stock and 723,436 common stock purchase warrants. As of the date of this prospectus, 1,110 shares of Series C Preferred Stock remain outstanding, 120 of which have been converted into 266,773 shares of common stock and no warrants have been exercised. Pursuant to the terms of the offering, we are obligated to issue an additional 375 shares of Series C Preferred Stock and approximately 377,771 common stock purchase warrants upon the effective date of this registration statement (see "Description of Securities -- Series C 7% Convertible Stock").

         If the remaining 1,485 shares of Series C Preferred were to be converted and the remaining 713,215 common stock warrants were to be exercised both as of the date of this prospectus, based on the conversion formula and exercise price, we would be obligated to issue approximately 6,396,338 shares of our common stock. Such conversion and exercise would result in the holders of the Series C Preferred Stock and common stock purchase warrants owning approximately 42.1% of our issued and outstanding common stock resulting in a significant change in control of the ownership of our common stock. As a result, the investors in the April 2001 private placement offering will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

Currency fluctuations may adversely affect our operating results.

         Revenue denominated in Canadian dollars accounted for 42% of our revenue for the six months ended June 30, 2001, 35% for the year ended December 31, 2000, and 61% for the year ended December 31, 1999. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect our operating results. In the event that the Canadian dollar was materially devalued against the United States dollar, our operating results could be materially, adversely affected.

Industry Risks

The success of our business is closely linked to our ability to attract and retain qualified information technology professionals and engineers. The competition for such individuals is intense, and we may not be able to retain an adequate employee pool to meet our customers' requirements.

         Our business depends to a significant extent on our ability to identify, attract, hire and retain qualified information technology, engineering and technical training professionals and consultants. If we fail to attract and retain a sufficient number of qualified professionals, our business will be materially and adversely affected. We may have difficulty in meeting our staffing requirements for a number of reasons, including, but not limited to, the following:

         - Information technology, engineering and technical training professionals are in high demand worldwide;

         - The industry in which we operate is characterized by low barriers to entry;

         - The demand for such professionals is increasing, and;

         - Turnover in the industry is very high compared with other industries.

         If we fail to overcome these challenges and are unable to sustain an adequate number of contract service providers to meet our needs, our business will be materially, adversely affected.

Because of our relatively small size and short operating history, we may not be able to compete with other service providers, many of which enjoy a number of advantages such as possessing financial and other resources that exceed our own.

         We compete for potential customers with many other providers of information technology, engineering and technical training services, consulting services, systems integrators, providers of outsourcing services, computer consultants, employment listing services, and temporary personnel agencies. Many of our current and potential competitors enjoy considerable advantages over us, including, without limitation:

         - Longer operating histories;

         - Significantly greater financial, marketing and human resources;

         - Greater ability to adapt and quickly respond to rapid technological change, evolving industry standards, changing client preferences and new product and service introductions;

         - Greater name recognition;

         - A larger base of information technology, engineering, and technical training and consulting professionals, and

         - A larger customer base.

         These competitive advantages, if successfully capitalized on, would likely have a material, adverse effect on our business. In addition, we expect that competition will increase. Any such increase is likely to result in general price reductions and reduced margins which could materially, adversely affect our results of operations.

Investment Risks

We may fail to meet the expectations of our investors and analysts, which may cause the market price of our common stock to fluctuate or decline. The likelihood of such failure is increased by the fact that our operating results tend to vary from quarter to quarter.

         Analysts frequently issue reports based on the results of a single quarter. Our revenues and earnings have fluctuated significantly in the past, and we expect that they will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to depreciation of the market price of our common stock, which in turn may result in the loss of some or all of our shareholders' investment. Factors that influence the fluctuating nature of our quarterly results include, without limitation:

         - the demand for our services;

         - any change in our ability to attract and retain information technology, engineering and technical training professionals and consultants and customers;

         - the timing and significance of new services and products introduced by us and our competitors;

         - the level of services provided and prices charged by us and by our competition;

         - unexpected changes in operating expenses, such as a determination by the Canadian fiscal authorities that we must pay payroll taxes for our Canadian contract service providers and penalties for not having done so in the past; and

         - general economic factors.

         These factors, many of which are beyond our control, substantially curtail your ability to predict our future performance based on our past performance, as do many of the other risks discussed in this prospectus. In addition, many companies that generate increasing revenues and earnings nevertheless experience devaluation of the market price of their publicly traded equities. We cannot assure you that even positive results of operations will not negatively affect the market price of our common stock.

Your ownership interest in us will be substantially diluted upon the conversion of the Series C 7% Convertible Preferred Stock and the exercise of the warrants issued in the April 2001 private placement offering.

         We have a total number of 15,181,601shares of common stock outstanding. Pursuant to the April 2001 private placement offering of Series C Preferred Stock, we issued an aggregate of 1,230 shares of Series C Preferred Stock and 723,436 common stock purchase warrants. As of the date of this prospectus, 1,110 shares of Series C Preferred Stock are outstanding, 120 of which have been converted into 266,773 shares of common stock. As of the date of this prospectus none warrants issued have been exercised. Pursuant to the terms of the offering, we are obligated to issue an additional 375 shares of Series C Preferred Stock and approximately 377,771 common stock purchase warrants upon the effective date of this registration statement (see "Description of Securities -- Series C 7% Convertible Stock"). If the remaining 1,485 shares of Series C Preferred were to be converted and the remaining 713,215 common stock warrants were to be exercised both as of the date of this prospectus, based on the conversion formula and exercise price, we would be obligated to issue approximately 6,396,338 shares of our common stock. The conversion thereof and the exercise of the warrants issued would increase the total number of shares of common stock outstanding to 21,577,939 shares. This figure represents an increase in the number of shares of our common stock outstanding equal to approximately 42%. Your ownership in us would be diluted proportionately to any such increase.

         The conversion formula is based on the market price of our common stock. Consequently, we cannot currently determine the number of shares of common stock into which the shares of Series C Preferred Stock shall be convertible. The number used above is accurate only as of the date of this prospectus. Pursuant to the terms of the offering, we are required to register
(i) 100% of the shares of common stock into which any shares of Series C Preferred Stock have been converted or 226,773 shares, (ii) 200% of the shares of common stock issuable upon the conversion of the 1,110 shares of Series C Preferred stock issued and outstanding, (iii) 200% of the shares of common stock issuable upon the 375 shares of Series C Preferred Stock we are obligated to issue upon the effective date of this prospectus, (iv) 723,436 shares of common stock issuable upon the exercise of the issued and outstanding warrants, and (v) 100% of the shares issuable upon the exercise of the approximate 377,771 warrants we are obligated to issue upon the effective date of this prospectus.

         The chart provided below shows the number of shares of our common stock into which one share of Series C Preferred Stock would be convertible, assuming a decline in the current market price of our publicly traded shares to 75%, 50% and 25% of the market price using the market price as of October 10, 2001 or $.28 as the baseline.

         The chart provided below is based on the following assumptions:

         1. The conversion formula is as follows:

              The number of shares of our common stock into which the Series C Preferred Stock shall be convertible into is that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the "Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of our common stock during the period of 60 consecutive trading days immediately prior to the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date. The Conversion Price is subject to the following limitations: (a) for the 120 calendar days following April 18, 2001, the Conversion Price shall not be less than $.375 per share; (b) during the period commencing on the 121st calendar following April 18, 2001 and ending on the 180th calendar following April 18, 2001, the Conversion Price of 50% of each of the holders shares of Series C Preferred Stock shall not be less than $.375; and
(c) on any day after the 180th calendar following April 18, 2001, there shall be no floor on the Conversion Price.

         2. We make the assumption that the Conversion Price is calculated as follows:

         The "Conversion Price" shall equal 87.5% of the average of the 5 lowest daily volume weighted average prices of our common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice.

         3. We make the assumption that the applicable date of the conversion notice is October 10, 2001.

         4. We make the assumption that the average of the 5 lowest daily volume weighted average prices of our common stock during the 60 consecutive days immediately prior to the date of the conversion equals the applicable market price of our common stock.

                                                                   Shares of common stock issuable per share of
Percentage             Market Price           Conversion Price     Series C Preferred Stock ($1,000 stated value)
75%                    $.21                   $.1837               5,444
50%                    $.14                   $.1225               8,163
25%                    $.07                   $.0612               16,340


Approximately 7,290,335 or approximately 48% of our total outstanding shares are restricted of which 1,377,867 may be publicly sold pursuant to Rule 144k of the Securities Act of 1933, as amended. If a significant number were to be sold, or if it were anticipated that a significant number was to be sold, the market price of our common stock would likely decrease.

         A large number of our shares of common stock issued and outstanding but not currently part of the public float could presently be sold on the open market. As of October 10, 2001 we have 15,181,601 outstanding shares of common stock, 7,290,335 of which may be resold in the public market immediately, subject to applicable contractual restrictions and the volume limitation imposed by Rule 144. Approximately 1,377,867 or approximately 9% of our outstanding shares are available for resale in the public market pursuant to Rule 144k of the Securities Act of 1933, as amended.

Our shares of common stock may soon be delisted from the Nasdaq SmallCap Market, the effect of which would be that trading in our common stock would be sharply reduced, leading to a further depreciation in the market price of our common stock.

         According to Rule 4310(c)(8)(B) of the NASD, shares that trade on the Nasdaq SmallCap Market must meet a minimum bid price of one dollar. Any deficiency in this regard for a period of 30consecutive business days will cause Nasdaq notify the issuer of its non-compliance with Rule 4310(c)(8)(B). If the traded shares fall below one dollar for a period of 90 calendar days, Nasdaq will delist the shares. To avoid delisting, the issuer must raise the price of its shares to a minimum of one dollar, and maintain that price for no less than 10 consecutive trading days within the 90-day period.

         The closing bid price of our common stock first fell below one dollar on December 8, 2000. The closing bid price of our common stock was below one dollar between December 18, 2000 until January 24, 2001. The closing bid price of our common stock has been below one dollar since March 7, 2001. Accordingly, our shares have traded below one dollar for a period of 118 calendar days. We received the notification from Nasdaq of our non-compliance with Rule 4310(c)(8)(B) on July 20, 2001.

         On September 6, 2001, we attended a hearing before Nasdaq Listing Qualifications Panel where we requested continued listing of our common stock on the Nasdaq SmallCap Market and set forth several proposals to raise our bid price above one dollar for a sustained period of time, which proposals included the possibility of selling certain of our assets or business divisions. While awaiting the decision of the Nasdaq Listing Qualifications Panel, the September 11, 2001 terrorist attack occurred.

         As of result of the tragedy, Nasdaq, on September 27, 2001, announced a moratorium on the minimum bid and public float requirements for continued listing on the exchange until January 2, 2002. Therefore, our common stock will continue to be listed on the Nasdaq SmallCap Market during this period. In the event we are unable to maintain a minimum bid price of one dollar for the requisite period of time, we may be required to reappear before the Nasdaq Listing Qualification Panel. There can be no assurance that the Panel will grant our request for continued listing and that our common stock will continue to be listed on the Nasdaq SmallCap Market. In the event our common stock is de-listed from the Nasdaq SmallCap Market, the trading in our common stock would likely be sharply reduced leading to the depreciation in its market price.

If our common stock becomes subject to the penny stock regulation, trading in the shares of our common stock will likely be further reduced, which would in all probability further depress the market price of the common stock.

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. If our securities became subject to the penny stock rules, the market for our common shares would become increasingly illiquid.

We have not, and do not intend, to pay cash dividends in the foreseeable future.

         We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Pursuant to our agreement with the Business Development Bank and Bank One, we will not pay dividends so long as our loans remain outstanding. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any dividend payments that we may make would be subject to Canadian withholding tax requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and be dependent upon our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


                  Information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These factors include the risks described in "Risk Factors." Forward-looking statements, which involve assumptions and describe our future plans strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

                                 USE OF PROCEEDS

                  We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders or upon the conversion of the shares of Series C 7% Convertible Preferred Stock or the registration of shares of common stock, although we would receive approximately $801,813 if all of the warrants and options, the underlying shares of which are being registered in this offering, are exercised. If the warrants and/or options are exercised, we will use the net proceeds for the funding of potential acquisitions, working capital and general corporate purposes. All proceeds from the sales of the shares of common stock owned by the selling security holders will be for their own accounts. See "Selling Security Holders."

                           CERTAIN MARKET INFORMATION

         Our common stock began trading on the Nasdaq SmallCap Market on June 8, 1999, when we completed our initial public offering. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "THTH". As of October 10, 2001, we had 15,181,601shares of common stock outstanding. The following table sets forth the high and low sale prices for our common stock as reported on the Nasdaq SmallCap Market.

Fiscal 1999                                                       High                Low
-----------                                                       ----                ---
Third Quarter                                                    $5.25             $2.813
Fourth Quarter                                                  $4.969             $2.938

Fiscal 2000
First Quarter                                                   $4.438             $2.275
Second Quarter                                                  $4.750             $3.188
Third Quarter                                                   $3.563             $2.125
Fourth Quarter                                                  $2.265             $0.375

Fiscal 2001
First Quarter                                                   $1.688             $0.563
Second Quarter                                                   $0.57              $0.30
Third Quarter (through October 10, 2001 )                        $0.37              $0.28


                  As of October 10, 2001, we had 100 holders of record and approximately 1,063 beneficial shareholders.

                  On October 10, 2001, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $0.28.

                                 DIVIDEND POLICY

                  We have never paid or declared dividends on our common stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We intend to retain future earnings for use in our business.

                             SELECTED FINANCIAL DATA


          The following selected statement of operations data is for the years ended December 31, 1999 and 2000 and for the six months ended June 30, 2001. The selected balance sheet data is for the year ended December 31, 2000. The statement of operations and balance sheet data for the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001 is derived from our financial statements and the related notes included elsewhere in this prospectus audited by Schwartz Levitsky Feldman, llp. All information should be read in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.


                                                                            Year Ended               Six Months Ended
                                                                           December 31                       June 30,
                                                          1999*                  2000*                           2001
                                                                                 (in thousands except per share data)

Statement of Operations Data
Revenue                                              27,032,435             44,325,780                     20,717,885
Loss before Gain on Investments and
Income Taxes                                          (170,942)            (9,587,989)                    (1,705,338)
Net Loss                                                (5,323)            (8,398,317)                    (2,109,330)
Loss per share                                           (0.04)                 (2.27)                         (0.15)

*Restated


                                                                 Year Ended                          Six Months Ended
                                                             December 31, 2000*                         June 30, 2001
                                                                        (in thousands except per share data)

Balance Sheet Data
Working capital deficiency                                            (3,087,131)                         (2,451,974)
Total Assets                                                           25,685,940                          23,092,642
Long-term debt                                                          2,401,980                           2,522,930
Total Liabilities                                                      14,886,934                          13,465,638
Total Stockholders' equity                                             10,799,006                           9,627,004

*Restated

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


                  The following discussion and analysis should be read in conjunction with the selected historical financial data, financial statements and notes thereto and the other historical financial information of Thinkpath Inc. contained elsewhere in this prospectus. The statements contained in this prospectus that are not historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including statements regarding our expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include our statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statement. It is important to note that our actual results could differ materially from those in such forward-looking statements.


Overview

                  We are a global provider of information technology and engineering, project outsourcing, recruitment, technical training and consulting and ASP-based skills management technology. Our customers include financial service companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, General Electric, Bell Canada, Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Motors, CIBC, Xerox Corporation, American Express and Universal Industrial Corp.

                  The books and records of our Canadian operations are recorded in Canadian dollars. For purposes of financial statement presentation, we convert balance sheet data to United States dollars using the exchange rate in effect at the balance sheet date. Income and expense accounts are translated using an average exchange rate prevailing during the relevant reporting period. There can be no assurance that we would have been able to exchange currency on the rates used in these calculations. We do not engage in exchange rate-hedging transactions. A material change in exchange rates between United States and Canadian dollars could have a material effect on our reported results.


The Three and Six Months Ended June 30, 2001 Compared to the Three and Six Months ended June 30, 2000

                  For the three months ended June 30, 2001, we derived 66% of our revenue in the United States, which is consistent with the three months ended June 30, 2000. For the six months ended June 30, 2001, we derived 58% of our revenue in the United States compared to 64% for the six months ended June 30, 2000.

                  For the three months ended June 30, 2001, our primary source of revenue was recruitment, representing 45% of total revenue compared to 24% for the three months ended June 30, 2000. For the six months ended June 30, 2001, our primary source of revenue was recruitment, representing 43% of total revenue compared to 28% for the six months ended June 30, 2000. The increase in revenue from recruitment is a result of the postponement of contracts and resulting decline in revenue from our technical publications and engineering outsourcing service division. We perform permanent, contract and executive searches for IT and engineering professionals. Most searches are performed on a contingency basis with fees due upon candidate acceptance of permanent employment or on a time-and-materials basis for contracts. Retained searches are also offered, and are paid by a non-refundable portion of one fee prior to performing any services, with the balance due upon candidates' acceptance. The revenue for retained searches is recognized upon candidates' acceptance of employment.

                  Selected recruitment clients include DMR, Bank of Montreal, Goldman Sachs, and Sprint Canada. In the case of contract services, we provide our customers with independent contractors or "contract workers" who usually work under the supervision of the client's management. Generally, we enter into a time-and-materials contract with our customer whereby the client pays us an agreed upon hourly rate for the contract worker. We pay the contract worker pursuant to a separate consulting agreement. The contract worker generally receives between 75% and 80% of the amount paid to us by the customer; however, such payment is usually not based on any formula and may vary for different engagements. We seek to gain "preferred supplier status" with our larger clients to secure a larger percentage of those clients' businesses. While such status is likely to result in increased revenue and gross profit, it is likely to reduce gross margin percentage because we are likely to accept a lower hourly rate from our customers and there can be no assurance that we will be able to reduce the hourly rate paid to our consultants. In the case of permanent placement services, we identify and provide candidates to fill permanent positions for our clients.

                  For the three months ended June 30, 2001, 32% of our revenue came from technical publications and engineering outsourcing services compared to 41% for the three months ended June 30, 2000. For the six months ended June 30, 2001, 34% of our revenue came from technical publications and engineering outsourcing services compared to 46% for the six months ended June 30, 2000. The decline in revenue from technical publications and engineering outsourcing services is a result of the postponement of start dates of several major contracts with established clients until the fourth quarter of 2001. Our technical publications and engineering outsourcing services include the complete planning, staffing, development, implementation and testing of a project. Outsourcing can also involve enterprise-level planning and project anticipation. Our specialized outsourcing services include: technical publications and engineering documentation, Web development and engineering services. We outsource our technical publications and engineering services on a project basis. The services provided are defined by guidelines to be accomplished by milestone and revenue is recognized upon the accomplishment of the relevant milestone. As services are rendered, the costs incurred are reflected as Work in Progress. Revenue is recognized upon the persuasive evidence of an agreement, delivery has occurred, the fee is fixed or determinable and collection is probable. Clients we provide outsourcing to include General Electric, FedEx, Boeing, Caterpillar, Cummins Engines and Intel.

                  For the three months ended June 30, 2001, information technology documentation services represented approximately 9% of our revenue compared to 14% for the three months ended June 30, 2000. For the six months ended June 30, 2001, information technology documentation services represented approximately 11% of our revenue compared to 8% for the six months ended June 30, 2000. We provide outsourced information technology documentation services in two ways: complete project management or the provision of skilled project resources to supplement a client's internal capabilities. Revenue is recognized on the same basis as technical publications and engineering outsourcing services. Selected information technology documentation services clients include Fidelity Investments, SMD Tech Aid Corporation, CDI Corporation, and the Gillette Company.

                  For the three months ended June 30, 2001, technical training represented approximately 12% of our revenue compared to 20% for the three months ended June 30, 2000. For the six months ended June 30, 2001, technical training represented approximately 10% of our revenue compared to 17% for the six months ended June 30, 2000. The decline in revenue from technical training is a result of both the restructuring of this division and a general decline in the industry resulting in the cancellation of technical training contracts. Our training services include advanced training and certification in Microsoft, Java and Linux technologies, as well as Microsoft applications such as Outlook and Access. Training services include training requirements analysis, skills assessment, instructor-led classroom training for small groups (10 - 16 students), mentoring, e-learning, and self-paced learning materials. We offer both public and private classes. Selected training clients include Microsoft, Chase Manhattan Bank, Goldman Sachs, City of New York and Consumers Gas. Revenue is recognized on delivery of services.

                  For the three months ended June 30, 2001, technology sales represented 2% of total revenue compared to 1% for the three months ended June 30, 2000. For the six months ended June 30, 2001, technology sales represented 2% of total revenue compared to 1% for the six months ended June 30, 2000. We have developed proprietary software applications in two areas: human capital management and Web development. Njoyn is our human capital management system. Njoyn is a Web-based application that automates and manages the entire hiring process. The revenue associated with providing this software is allocated to an initial set up fee, customization and training as agreed and an ongoing monthly per user fee. The allocation of revenue to the various elements is based on our determination of the fair value of the elements as if they had been sold separately. The set-up fee and customization revenue is recognized upon delivery of access to the software with customization completed in accordance with milestones determined by the contract. Revenue for the training is recorded as the services are rendered and the ongoing monthly fee is recorded each calendar month. There is no additional fee for hosting.

                  SecondWave is our Web development software. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The software learns from each visitor's behavior and targets his or her needs and interests with customized content and communications. We sign contracts for the customization or development of SecondWave in accordance with specifications of our clients. The project plan defines milestones to be accomplished and the costs associated. These amounts are billed as they are accomplished and revenue is recognized as the milestones are reached. The work in progress for costs incurred beyond the last accomplished milestone is reflected at the period end. To date these amounts have not been material and have not been set up at the period ends. The contracts do not include any post-contract customer support. Additional customer support services are provided at standard daily rates, as services are required. Selected technology clients include Microsoft, CIBC, Investors Group, and Digital Cement.

                  Gross profit is calculated by subtracting all direct costs from net revenue. The direct costs of contract recruitment include contractor fees and benefits, resulting in an average gross profit of 29%. We do not attribute any direct costs to permanent placement services, therefore the gross profit on such services is 100% of revenue. The direct costs of technical publications and engineering outsourcing include wages, benefits, software training and project expenses. The average gross profit for outsourcing is 29%. The direct costs of information technology documentation services include wages, benefits, and project expenses. The average gross profit for information technology documentation is 31%. The direct costs of training include trainer salaries, benefits and travel as well as courseware. The average gross profit on training is 58%. The direct costs of our technology services are minimal and include hosting fees and software expenses. The average gross profit on technology is 95%.

The Year Ended December 31, 2000

                  For the year ended December 31, 2000, we derived 65% of our revenue in the United States as compared to 39% in the year ended December 31, 1999. Our primary source of revenue was outsourcing and managed services, representing 51% of total revenue. Recruitment services represented 31%, technical training 16% and technology sales 2% of our total revenue.

Acquisitions

                  In April 1998, we acquired all the issued and outstanding capital stock of Systemsearch Services Inc. and Systems PS Inc. from John R. Wilson for aggregate consideration $98,000 and 130,914 shares of our common stock. Systems PS Inc. is inactive but holds certain assets utilized by Systemsearch Consulting Services Inc. in its operations. The acquisition was effective as of January 2, 1997. Declan A. French, our President and Chairman of the Board, participated in the management of Systemsearch Consulting Services Inc. We shared data and operating information systems with Systemsearch Consulting Services Inc. during the year ended December 31, 1997. Accordingly, our Consolidated Financial Statements incorporate the operations of Systemsearch Consulting Services Inc. since January 1, 1997.

                  On May 19, 1998, we completed the acquisition of all the issued and outstanding shares of capital stock of International Career Specialists Ltd. for $326,000 in cash and 130,914 shares of our common stock to John A. Irwin, who was not affiliated with us prior to this acquisition. In connection with the acquisition, International Career Specialists Ltd. made a distribution to Mr. Irwin of certain of its assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Declan A. French and some of our other officers participated in the management of International Career Specialists Ltd. during the year ended December 31, 1998. Accordingly, our Consolidated Financial Statements incorporate the operation of International Career Specialists Ltd. since January 1, 1998.

                  In November 1998, we completed the acquisition of certain assets of Southport Consulting, Inc. from Michael Carrazza, one of our former directors, for an aggregate of $250,000 in cash and shares of our common stock. In February 2001, Mr. Carrazza instituted an action against us in the Supreme Court of the State of New York alleging breach of contract and unjust enrichment. Mr. Carrazza is seeking $250,000 in damages specifically claiming that we failed to deliver cash and/or stock under the asset purchase agreement. The action is currently in the discovery phase.


                  In September 1999, we completed the acquisition of all the issued and outstanding capital stock of Cad Cam, Inc., an Ohio corporation, for an aggregate of $2,000,000 in cash, $2,500,000 pursuant to a promissory note and $1,500,000 of our common stock to Roger W. Walters, Cad Cam, Inc.'s former president. As part of the transaction, Mr. Walters was elected to serve as one of our directors. Mr. Walters was not affiliated with us prior to the acquisition. On March 14, 2001, Mr. Walter resigned from the Board of Directors effective March 30, 2001.

                  On January 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Object Arts Inc., an Ontario corporation, in consideration of: (i) the issuance of $900,000 of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund of an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our acquisition of Object Arts Inc.; and (iii) the issuance of $1,100,000 of our common stock to the existing shareholders of Object Arts Inc. As part of the transaction, we entered into employment agreements with Marilyn Sinclair and Lars Laakes, former officers of Object Arts, Inc. Such employment agreements were for a term of three years commencing on January 1, 2000, the effective date of the acquisition, with annual salaries of $82,000 and $75,000 per year, respectively. Neither Ms. Sinclair nor Mr. Laakes were affiliated with us prior to the acquisition. On March 9, 2001, Ms. Sinclair resigned as an officer of Thinkpath. On April 9, 2001 Ms. Sinclair resigned from our Board of Directors.

                  On March 6, 2000, we completed the acquisition of 80% of E-Wink, Inc., a Delaware corporation, in consideration of: i) 300,000 shares of our common stock valued at $975,000; and ii) warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $3.25 per share for a period of five years valued at $1,458,700. E-Wink was formed to match providers of venture capital, bridge loans and private placement capital with members of the brokerage community.

                  On April 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Micro Tech Professionals, Inc., a Massachusetts corporation, in consideration for up to an aggregate of $4,500,000 in a combination of cash, notes payable and shares of our common stock, subject to the achievement of specific performance criteria. On April 25, 2000, we paid to Denise Dunne-Fushi, the sole shareholder of Micro Tech Professionals, Inc., $2,500,000, which was paid in accordance with the following schedule: (i) $1,250,000 in cash; (ii) the issuance of a $750,000 principal amount unsecured promissory note; and (iii) the issuance of 133,333 shares of our common stock. As part of the transaction, we entered into an employment agreement with Mrs. Dunne-Fushi, the former President of Micro Tech Professionals, Inc. Such employment agreement was for a term of one year commencing on April 25, 2000, with an annual salary of $125,000 and a bonus of $25,000. Mrs. Dunne-Fushi was not affiliated with us prior to the acquisition. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as the President of Micro Tech Professionals, Inc. on a month-to-month basis under the same terms described above.

                  On November 15, 2000, we consummated a business combination with TidalBeach Inc., a Web development company incorporated in the Province of Ontario. In consideration for the business combination, we issued 250,000 shares of our common stock to its two shareholders. As part of the transaction, we entered into an employment agreement with Michael Reid, the former President of TidalBeach Inc. Such employment agreement is for a term of 2 years commencing on November 15, 2000 with an annual salary of $123,000.

                  The acquisitions of Systemsearch Consulting Services Inc., International Career Specialists, Cad Cam, Inc., and Micro Tech Professionals, Inc. were accounted for using the purchase method of accounting, which requires that the purchase price be allocated to the assets of the acquired entity based on fair market value. In connection with the acquisitions of Systemsearch Consulting Services Inc., International Career Specialists Ltd. and all of the issued and outstanding stock of Cad Cam, Inc., Micro Tech Professionals, Inc., and E-Wink, Inc. we recorded $449,000, $851,000, $5,520,000, $3,010,000, and
$2,430,000 respectively, in goodwill, which is being amortized over 30 years in accordance with generally accepted accounting principles as applied in the United States. At December 31, 2000, we wrote-off goodwill related to E-Wink, Inc. and International Career Services Ltd as these entities have ceased to operate and therefore the goodwill has been determined to have no value.

                  The combinations of Object Arts Inc. and TidalBeach Inc. were accounted for using the pooling of interests method of accounting. In connection with the combination of Object Arts Inc., we issued 527,260 shares of our common stock for all of the outstanding common stock of the combined company. In connection with the combination of TidalBeach Inc., we issued 250,000 shares of our common stock for all of the outstanding common stock of the combined company. Accordingly, the consolidated financial statements for the period ending December 31, 1999 have been retroactively restated to reflect the combinations.

Results of Operations


The Three and Six Months Ended June 30, 2001 Compared to the Three and Six Months ended June 30, 2000


The following table presents certain of our financial data as a percentage of our revenue based on information derived from our revised financial statements:


                                                         Three months ended June 30,        Six months ended June 30,
                                                               2001             2000             2001            2000
                                                               ----             ----             ----            ----

Sales                                                          100%             100%             100%            100%
Cost of Sales                                                   66%              61%              65%             60%
Gross Profit                                                    34%              39%              35%             40%
Expenses                                                        48%              38%              43%             38%
Income (loss) before Income Taxes                              -14%               2%              -8%              2%
Net income (loss)                                              -16%               2%             -10%              2%


                  Revenue. Revenue for the three months ended June 30, 2001 decreased by $2,185,000 or 18%, to $10,015,000, as compared to $12,200,000 for the three months ended June 30, 2000. The decrease is primarily attributable to the decline in revenue of our technical publications and engineering services, information technology documentation and training divisions, of 9%, 5% and 8% respectively. This decline is attributable to the postponement or cancellation of contract start dates, as well as the general downturn in the economy.

                  Revenue for the six months ended June 30, 2001 decreased by $1,320,000 or 6%, to $20,720,000, as compared to $22,040,000 for the six months ended June 30, 2000. The decrease is primarily attributable to the decline in revenue of our technical publications and engineering services, and training divisions, of 12% and 7% respectively. This decline is attributable to the postponement or cancellation of contract start dates, as well as the general downturn in the economy.

                  Cost of Sales. The cost of sales for the three months ended June 30, 2001 decreased by $780,000, or 11%, to $6,600,000, as compared to $7,380,000 for the three months ended June 30, 2000. This decrease was a direct result of the decline in revenue. As a percentage of revenue, the cost of sales was 66% compared to 61% for the three months ended June 30, 2000. The cost of sales increased as a result of the increase in information technology contract sales, from which we derive a lower margin.

                  The cost of sales for the six months ended June 30, 2001 increased by $160,000, or 1%, to $13,480,000, as compared to $13,320,000 for the six months ended June 30, 2000. This increase, despite the decline in sales, was a direct result of the increase in contract sales, from which we derive a lower margin. As a percentage of revenue, the cost of sales was 65% compared to 60% for the six months ended June 30, 2000.

                  Gross Profit. Gross profit for the three months ended June 30, 2001 decreased by $1,400,000, or 29%, to $3,420,000, as compared to $4,820,000 for the three months ended June 30, 2000. This decrease was attributable to the decrease in revenue discussed above during the three months ended June 30, 2001. As a percentage of revenue, gross profit decreased from 39% to 34% for the three months ended June 30, 2001.

                  Gross profit for the six months ended June 30, 2001 decreased by $1,480,000, or 17%, to $7,240,000, as compared to $8,720,000 for the six months ended June 30, 2000. This decrease was attributable to the decrease in revenue and the increase in cost of sales during the six months ended June 30, 2001. As a percentage of revenue, gross profit decreased from 40% to 35% for the six months ended June 30, 2001.

                  Expenses. Expenses for the three months ended June 30, 2001 increased by $200,000 or 5% to $4,840,000 compared to $4,620,000 for the three months ended June 30, 2000. Administrative expenses increased $690,000 or

43% to $2,290,000 compared to $1,600,000 for the three months ended June 30, 2000. This increase is a result of increased corporate and technology overheads. Selling expenses for the three months ended June 30, 2001 decreased by $660,000 or 30% to $1,620,000 from $2,280,000 for the three months ended June 30, 2000. This decrease is attributable to the decrease in revenue. For the three months ended June 30, 2001, interest charges decreased by $50,000 or 17% to $250,000 from $300,000 for the three months ended June 30, 2000, primarily due to a reduction of long-term debt. For the three months ended June 30, 2001, depreciation and amortization expenses increased $130,000 or 30% to $560,000 from $430,000 for the three months ended June 30, 2000. This increase is primarily attributable to the increase in capital assets and the acquisition of other assets. For the three months ended June 30, 2001, restructuring charges related to the termination of personnel and the closure of non-productive branch offices were $170,000 compared to zero for the three months ended June 30, 2000.

                  Expenses for the six months ended June 30, 2001 increased by $610,000 or 7% to $8,950,000 compared to $8,340,000 for the six months ended June 30, 2000. Administrative expenses decreased $240,000 or 7% to $3,040,000 compared to $3,280,000 for the six months ended June 30, 2000. Selling expenses for the six months ended June 30, 2001 decreased by $530,000 or 14% to $3,260,000 from $3,790,000 for the six months ended June 30, 2000. This decrease is attributable to the decrease in revenue. Financing costs increased $570,000 for the six months ended June 30, 2001 to $570,000 compared to $0 for the six months ended June 30, 2000 and relate primarily to the series C preferred share placement that occurred in April 2001. For the six months ended June 30, 2001, interest charges decreased by $60,000 or 11% to $490,000 from $550,000 for the six months ended June 30, 2000, primarily due to a reduction of long-term debt. For the six months ended June 30, 2001, depreciation and amortization expenses increased $410,000 or 58% to $1,120,000 from $710,000 for the six months ended June 30, 2000. This increase is primarily attributable to the increase in capital assets and the acquisition of other assets. For the six months ended June 30, 2001, restructuring charges related to the termination of personnel and the closure of non-productive branch offices were $450,000 compared to $0 for the six months ended June 30, 2000.

                  Net Income (Loss) Before Income Tax. Net income before income tax for the three months ended June 30, 2001 decreased by $1,620,000, to a net loss of $1,420,000 as compared to net income before income tax of $200,000 for the three months ended June 30, 2000.

                  Net income before income tax for the six months ended June 30, 2001 decreased by $2,090,000, to a net loss of $1,710,000 as compared to net income before income tax of $380,000 for the six months ended June 30, 2000.


The Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         The following table presents certain of our financial data as a percentage of our revenue based on information derived from our revised financial statements for the years ended December 31, 1999 and 2000.



                                                        Year ended December 31,
                                                         2000*            1999*
                                                         -----            -----

Sales                                                     100%             100%
Cost of Sales                                              59%              61%
Gross Profit                                               41%              39%
Expenses                                                   63%              40%
Income (loss) before Income Taxes                         -22%             0.3%
Net loss                                                  -19%           -0.02%

*Restated


                  Revenue. Revenue for the year ended December 31, 2000 increased by $17,300,000 or 64%, to $44,330,000, as compared to $27,030,000 for the year ended December 31, 1999. The increase is primarily attributable to the acquisition of Cad Cam Inc., effective September 16, 1999, which had sales of $18,800,000, Object Arts Inc., effective January 1, 2000, which had sales of $6,500,000 and Micro Tech Professionals Inc., which had sales of $6,200,000.

                  Cost of Sales. The costs of sales for the year ended December 31, 2000 increased by $9,820,000, or 60%, to $26,180,000, as compared to
$16,360,000 for the year ended December 31, 1999. This increase was due to the increased volume of outsourcing.

                  Gross Profit. Gross profit for the year ended December 31, 2000 increased by $7,470,000, or 70%, to $18,140,000, as compared to $10,670,000 for the year ended December 31, 1999. This increase was attributable to the aforementioned increase in revenue during the year ended December 31, 2000.

                  Expenses. Expenses for the year ended December 31, 2000 increased by $17,160,000 or 158% to $28,000,000 compared to $10,840,000 for the year ended December 31, 1999. Administrative expenses increased $3,610,000 or 66% to $9,040,000 compared to $5,430,000 for the year ended December 31, 1999. This increase was primarily attributable to the increase in corporate expenses to support the increasing number of locations and volume of transactions. Selling expenses increased $3,340,000 or 77% to $7,670,000 from $4,330,000 for the year ended December 31, 1999. This increase is directly attributable to the increase in revenue.

                  For the year ended December 31, 2000, interest charges increased by $450,000 or 136% to $780,000 from $330,000 for the year ended December 31, 1999, primarily due to the increase in bank indebtedness, capital leases and long-term debt.

                  For the year ended December 31, 2000, costs related to acquisitions and financing activities were $4,590,000 compared to $0 for the year ended December 31, 1999.

                  For the year ended December 31, 2000, depreciation and amortization expense increased $1,370,000 or 183% to $2,120,000 from $750,000 for the year ended December 31, 1999. This increase is primarily attributable to the increase in capital assets and the acquisition of other assets.

                  For the year ended December 31, 2000, goodwill was written down by $3,100,000 compared to zero for the year ended December 31, 1999. The impairments are for the investments in E-Wink Inc. and International Career Specialists. These two entities have ceased to operate and therefore the goodwill has been determined to have no value.

                  For the year ended December 31, 2000, restructuring charges related to the termination of personnel and the closure of non-productive branch offices were $690,000 compared to zero for the year ended December 31, 1999.

                  Net Income (Loss) Before Income Tax. Net income before income tax for the year ended December 31, 2000 decreased by $9,670,000, to a net loss of $9,590,000 as compared to net income before income tax of $80,000 for the year ended December 31, 1999.


Liquidity and Capital Resources


The Six Months Ended June, 2001 Compared to the Six Months Ended June, 2000

                  Our primary sources of cash are a credit facility of $7,000,000 with Bank One and proceeds from the sale of equity securities. At June 30, 2001, we had $4,084,000 outstanding on our Bank One credit facility. For the six months ended June 30, 2001, we raised $1,500,000 from the issuance of common and preferred stock.

                  At June 30, 2001, we had negative cash or cash equivalents and a working capital deficiency of $2,450,000. At June 31, 2001, we had cash flow from operations of $500,000. At June 30, 2000, we had cash and cash equivalents of 1,160,000 and a working capital deficiency of $190,000. At June 30, 2000, we had a cash flow deficiency from operations of $1,310,000, due primarily to expenditures in short-term investments.

                  At June 30, 2001, we had cash flow from financing activities of $240,000 attributable primarily to proceeds from long-term debt of $225,000, the issuance of common stock of $400,000, the issuance of preferred stock of $1,100,000 and the repayment of debt of $1,500,000. At June 30, 2000, we had cash flow from financing activities of $3,280,000, attributable primarily to an increase in bank indebtedness of $1,150,000 and proceeds from the issuance of common stock of $120,000 and preferred stock of $1,580,000.

                  At June 30, 2001, we had a cash flow deficit from investing activities of $700,000 attributable primarily to the purchase of capital assets of $210,000 increase in long-term investments of $290,000 and long-term receivables of $190,000. At June 30, 2000, we had a cash flow deficit from investing activities of $2,810,000 attributable primarily to the purchase of capital assets of $810,000, other assets of $210,000 and cash payment for subsidiaries of $1,790,000.

                  At June 30, 2001, we were in breach of the loan covenants governing our credit line facility with Bank One. As a result, the bank has enforced a restriction on principal repayment of all subordinated loans and notes payable. The parties affected by this restriction include the Business Development Bank of Canada, Roger Walters and Denise Dunne to whom we owe approximately $450,000, $1,200,000, and $1,900,000 respectively.

                  At June 30, 2001, we were also in breach of the working capital covenants governing our operating loans with the Business Development Bank of Canada. The bank has agreed to a temporary deferment of principal payments until January 2002. We are current in our interest obligations to the Business Development Bank of Canada.

                  As a result of Bank One's restriction on subordinated debt payments, we are currently in breach of our payment schedule to Roger Walters. We have restructured our note payable to Roger Walters, so that 1,200,000 shares will be issued in lieu of $450,000 cash reducing the balance of the note to $750,000. The balance will be paid over 3 years beginning January 1, 2003. We are current in our interest obligations to Roger Walters.

                  As a result of Bank One's restriction on subordinated debt payments, we are in breach of our payment schedule to Denise Dunne. We are currently in the process of restructuring our note payable to Denise Dunne. We hope to reduce the cash amount owing and extend the payment terms. We are current in our interest obligations to Denise Dunne.

                  During the last few months, we have initiated substantial changes in operational procedures in an effort to return to profitability and to improve our cash flow and financial condition. We have continued to coordinate our sales efforts to maximize organic and cross-selling initiatives. In addition, we have continued our cost cutting initiatives including the termination of personnel and closure of non-productive offices and business lines. We have also successfully restructured some of our long-term debt obligations in addition to postponing significant obligations.

                  In June 2001, we retained Banc One Capital Markets to represent us in certain investment banking opportunities. We are exploring several opportunities, including joint ventures, strategic partnerships, spin-offs of subsidiaries, and the potential sale or downsizing of other smaller business units.

                  We believe, despite our recent losses and negative working capital, that we have developed a business plan that if successfully implemented could substantially improve our operational results and financial condition.


The Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999


                  At December 31, 2000, we had negative cash or cash equivalents and a working capital deficiency of $3,090,000. During the year ended December 31, 2000, we had a cash flow deficiency from operations of $3,500,000, due primarily to expenditures on research and development of Njoyn, and restructuring costs associated with the closure of branch offices.

                  At December 31, 1999, we had cash and cash equivalents of $1,900,000 and a working capital deficiency of $1,380,000. During the year ended December 31, 1999, we had a cash flow deficiency from operations of $1,530,000, due primarily to an increase in accounts receivable of $2,840,000, which was partially offset by an increase in accounts payable of $930,000.

                  For the year ended December 31, 2000, we had cash flow from financing activities of $6,020,000, attributable primarily to share capital issue of $5,530,000, an increase in long-term debt of $1,110,000 and an increase in bank indebtedness of $630,000. For the year ended December 31, 1999, we had cash flow from financing activities of $7,460,000, attributable primarily to proceeds of $5,400,000 from the sale of share capital and an increase in bank indebtedness of $2,360,000.

                  On September 13, 2000, we entered into an engagement agreement with Burlington Capital Markets Inc.. In the aggregate, Burlington received 425,000 shares of our common stock and $10,000 pursuant to the agreement.


                  On April 16, 2000, we issued: (i) 1,500 shares of Series B 8% Percent Cumulative Convertible Preferred Stock, no par value per share; and (ii) warrants to purchase up to an aggregate of 300,000 shares of our common stock, in consideration $1,500,000 pursuant to a private placement offering. Each share of Series B 8% Cumulative Convertible Preferred Stock has a stated value of $1,000 per share.

                  The shares of Series B 8% Percent Cumulative Convertible Preferred Stock are convertible into shares of our common stock at the option of the holders at any time after issuance unless redeemed prior to such conversion. The 300,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at the exercise price of $3.71 per share. As of the date hereof, all of the shares of Series B 8% Cumulative Convertible Preferred Stock have been converted into shares of our common stock.

                  In addition, on April 16, 2000 we issued (i) 2,500 shares of Series A 8% Cumulative Convertible Preferred Stock and (ii) 50,000 warrants to purchase common stock in a private placement offering. The 50,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share.


                  On July 7, 2000, upon the exercise of a put option granted to us in the December 1999 private placement offering of our Series A 8% Cumulative Convertible Preferred Stock, we issued an aggregate of; (a) 5,000 additional shares of our Series A 8% Cumulative Convertible Preferred Stock, and (b) warrants to purchase an aggregate of up to 225,000 shares of our common stock in consideration for $500,000. The 225,000 warrants issued upon our exercise of the option are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.575 per share. As of the date hereof, all of such shares of Series A 8% Cumulative Convertible Preferred Stock have been converted into shares of our common stock.

                  On July 27, 2000, we entered into an agreement with Bank One for an operating line of $7,000,000 payable on demand and secured by our assets. Effective July 27, 2000, we canceled our operating lines with Toronto Dominion Bank and Provident Bank. At December 31, 2000, there was $5,000,000 outstanding on this line. At December 31, 2000, we had a total of $540,000 due to the Business Development Bank of Canada pursuant to six separate loans

                  On August 22, 2000, we completed a private placement offering of units, each unit consisting of 1 share of our common stock and a callable warrant to purchase 1/2 of 1 share of our common stock. A total of 1,063,851 shares of our common stock was issued together with 560,627 warrants to purchase shares of our common stock exercisable until August 22, 2005, in consideration for $2,681,600. The purchase price per unit ranged from $1.9692 to $2.8125. In addition, we issued warrants to purchase up to 280,693 shares of our common stock to the placement agent, certain financial advisors and the placement agent's counsel in connection with the private placement offering. These warrants are exercisable until August 22, 2005 at an exercise price of $2.4614 per share.

                  During the year ended December 31, 2000, we had a cash flow deficit from investing activities of $3,720,000, attributable primarily to the acquisition of Micro Tech Professionals, Inc. During the year ended December 31, 1999, we had a cash flow deficit from investing activities of $4,070,000, attributable primarily to the aforementioned acquisition of Cad Cam Inc.


Year 2000 Compliance

                  We have developed and implemented a Year 2000 compliance program to address internal systems, suppliers, processes and procedures, as well as the internally developed Njoyn solution. All phases and actions of this program were successfully completed as planned. Remediation measures, where required, were successfully implemented and tested. The total cost of the compliance program was not material. Although we believe that we have taken the appropriate steps to assess, implement and test Year 2000 compliance, it is not possible to ascertain whether the efforts of customers, suppliers or other third parties, will have a material adverse effect on our business, results of operations and financial condition.

Fluctuations in Quarterly Results

                  Our quarterly operating results have in the past and, may in the future, fluctuate significantly, depending on factors such as the demand for our services; our ability to attract and retain employees, information technology and engineering professionals, and customers; the timing and significance of new services and products introduced by us and our competitors; the level of services provided and prices charged by us and our competitors; unexpected changes in operating expenses; and general economic factors. Our operating expenses are based on anticipated revenue levels in the short term, are relatively fixed, and are incurred throughout the quarter. Accordingly, there may be significant variations in our quarterly operating results.

Management of Growth

                  Our business has grown rapidly in the last five years. The growth of our business and expansion of our customer base and service offerings has placed a significant strain on management and operations. Our recent expansion by acquisitions has resulted in substantial growth in the number of our employees, the scope of our operating and financial systems and the geographic area of our operations, resulting in increased responsibility for both existing and new management personnel. Our future operating results will depend on the ability of management to continue to implement and improve our operational and financial control systems, and to expand, train and manage our employee base. In addition, our failure to generate or raise sufficient capital to fund continued growth may result in the delay or abandonment of some or all future expansion plans or expenditures or a reduction in the scope of some or all of our present operations, which could materially adversely effect our business, results of operations and financial condition.


                                    BUSINESS

Overview

                  We are a global provider of information technology and engineering project outsourcing, recruitment and staffing, technical training and consulting and ASP-based skills management technology. Our customers include financial services companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, Bell Canada, Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Electric, General Motors, CIBC, Xerox Corporation, EDS, America Express and Universal Industrial Corp. (ESI).

                  We were incorporated under the laws of the Province of Ontario, Canada in 1994.

Outsourcing

                  Many companies do not have the staff necessary to complete a large project in-house and, due to time, cost and/or infrastructure restraints, are not interested in hiring new employees or training existing employees for such projects. In response to this trend, we offer specialized project outsourcing and management services in the areas of technical documentation, Web development, design engineering, and Computer Aided Design (CAD) services. Management anticipates that outsourcing will account for more than 60% of our total revenues by 2002.

Recruitment

                  We offer full-service recruitment services, including permanent placement, contract placement, and executive search in the IT and engineering fields. We have particular expertise in recruiting for Web-based and e-commerce applications, Customer Relationship Management (CRM) technologies, technical documentation and technical training. We can and do find candidates from the entire spectrum of responsibility levels -- from newly graduated junior technicians to senior technical executives.

                  Our careful evaluation process tests candidates on their technical proficiency, soft skills, fit with company culture, and attitude towards finding a new position. We guarantee that all potential hires are interviewed and reference checked and that no resume is ever forwarded to a client without the candidate's prior permission and knowledge.

Training

                  Out training division offers an array of technical training and certification options, including classroom training with an instructor, one-on-one mentoring in the workplace, and Internet-based learning modules. We are a Microsoft Certified Technical Education Center and also offer a variety of Web certification programs including Java, Linux, and Microsoft end-user training.

                  Instructor-Led Classroom Training In state-of-the-art facilities, we schedule over 80 public enrollment courses. We use vendor-certified curricula and vendor-certified trainers to ensure the highest quality learning experience.

     Private Group Classes

                  For groups of IT professionals that require training on a particular topic, we can customize a course to fit a specific IT environment and hold the course at a site of the client's choosing. We have successfully completed private training in the United States, Canada, Hong Kong, the Philippines, the United Kingdom and other international locations for high-profile clients such as Goldman Sachs.

     Mentoring

                  Our highly skilled instructors provide on-site, on-the-job technical advice and tutoring. Management believes that this "mentoring" program is an effective way to add expert skills on a short-term basis to enhance the performance of IT personnel and to implement computer technologies.

Technology

         Njoyn

                  Based on our corporate experience in the recruitment industry, we have developed an Internet-based recruiting solution called Njoyn. Njoyn is a complete application that manages and streamlines every aspect of the hiring process yet is delivered over the Web on a subscription basis.

                  Through a simple and easily accessible interface, companies utilizing Njoyn can broadcast job openings, sort and rank incoming candidates, manage agency relationships, communicate in real-time with all stakeholders in the hiring process, schedule and track interviews and generate statistical reports to monitor Return on Investment (ROI). Njoyn is delivered through an ASP (Application Service Provider) model. Development of the application is already completed, and Njoyn is currently being used by several of our clients.

         SecondWave

                  SecondWave is Web marketing and site maintenance software that we acquired through our acquisition of TidalBeach. SecondWave allows companies to create, manage and automate their own dynamic, adaptive Web sites. The application is designed to build on-line communities and foster relationships by continuously learning from each visitor's behavior and targeting his or her interests with customized content and communications.

                  The software allows people with very little programming knowledge to maintain multiple Web sites, in any language. It assists in automating e-mail mailings, the building and maintenance of news groups, the implementation of real-time messaging, the creation of polls and surveys, and the building of on-line communities.

Industry Background

                  In the last few years, access to talent has become a mission critical issue for nearly every company.

                  The size of the United States' economy has doubled in the past 30 years. Technology has played a key role in this growth as economies around the world are making the transition to becoming knowledge and service-based economies. Through this transition, McKinsey & Company predicts that the need for talent will increase faster than GDP growth.

                  Technology's continued rise in importance and an increasingly competitive and global marketplace have put considerable pressure on companies to quickly acquire skilled talent, improve the productivity of existing staff, and ensure staff retention. CIBC World Markets estimates that United States companies alone spend $160 billion every year to hire, train, manage and retain employees.


                  In the area of engineering, at least 20 million technical jobs will be added to the United States work force by 2008 yet 40% of United States high school students lack the fundamental mathematics skills required to complete college engineering degrees, according to a report by MathSoft Education and the American Society for Engineering Education. This points to a serious shortage of engineering professionals in coming years.

                  Accordingly, United States staffing industry revenues are expected to reach nearly $160 billion in 2001, says Staffing Industry Analysts.


                  Compounding the skills shortage problem is the high level of turnover in the IT industries. On average, IT professionals change jobs once every two years. Such turnover will cost United States employers about $7.6 billion in 2002, according to IDC. As a result, retention of staff has come to rival recruitment in importance.


                  Training and its subsequent promise of professional growth and development is one of the tools that employers use to keep their employees. Research by retention experts Beverly Kaye and Sharon Jordan-Evans shows that career growth, learning and development top the list of reasons why employees stay with a company.

                  IDC estimates the value of the corporate training market at $62.5 billion and predicts a compound annual growth rate (CAGR) of 7% between 1999 and 2003. The e-learning market is expected to grow from $1.0 million in 1999 to $11.4 billion in 2003, a CAGR of 83%.

                  Furthermore, as competition increases and companies are compelled to focus on core competencies, outsourcing is a popular option for reducing research, infrastructure, and support costs. The Gartner Group estimates that 60% of all companies will outsource some or all of their IT infrastructure by 2001. Worldwide spending on outsourcing is expected to top $151 billion in 2003, with information technology comprising the fastest-growing segment of this market.

Business Strategy

                  We work to improve the technical resource performance of large and high-growth corporations by offering a complete array of IT and engineering solutions including outsourcing, recruiting, training and technology services.


         Our business objective is to increase gross revenue by 22% by 2002. We aim to increase market share in each of our service markets by effectively cross-selling our services and emphasizing to clients the advantages of a flexible, one-stop service provider.


                  The primary components of our strategy to achieve this objective are as follows:

Further penetrate existing client base, especially Fortune 500

                  We work with many large corporations, many of them Fortune 500 companies. With each new acquisition we have made over the last two years, we have acquired further access to blue chip clients. Many of these clients currently use only one of our service lines. We have therefore identified tremendous opportunities to further penetrate our existing client base by cross-selling other services to these clients, and by increasing or improving our delivery of the services they currently use.

Pursue more national and international accounts

         In 2000, we created a national sales team, focused on large national and international clients. Building on previous successes, we are aggressively targeting multi-year, multi-million dollar contracts, most of which focus on our outsourcing division.

Emphasize cross-selling amongst service lines

         Management believes that we occupy a unique position in the marketplace in that we are able to offer a complete range of services to address IT and engineering resource requirements. For example, a client could come to us with a requirement for an intranet. Working collaboratively, our various divisions could tailor a solution that develops a custom software application (technology division), builds the intranet for the client (outsourcing division), hires a new project manager to manage the intranet in the client environment after the implementation (recruitment division), and trains the client's staff on maintenance and support issues (training division).

         Management believes that there are significant benefits to be had from emphasizing cross-selling amongst our various divisions, and that such a strategy will help us increase revenue. In 2000, we created a management committee comprised of executive officers and key employees from each of the service areas, with a mandate to encourage collaboration throughout Thinkpath and to help each service area build on one another's strengths.

Outmaneuver the competition with technology

         We have established an extensive technology strategy and infrastructure that we believe provide us with a competitive advantage over less technologically advanced competitors. The primary components of this strategy and infrastructure are described below.

Back office infrastructure

         We have invested heavily in the creation and support of an integrated technological infrastructure that links all offices and employees and promotes uniformity in certain functions. From an accounting program that provides for real-time financial reporting across dispersed branch offices to our intranet to Njoyn, each of our employees has access to the tools and information that help them to be productive. This infrastructure helps us integrate our acquisitions more easily and cost-effectively than would otherwise be possible.

Njoyn Software

         To date, we have spent approximately $2 million on research and development related to Njoyn. Njoyn is currently being used by several companies including Amicus (a retail division of CIBC), GT Group Telecom, and Microsoft Canada. Njoyn is also used internally at all of our offices to manage the recruitment portion of our business.

         In March 2001, we entered into a partnership with Ryerson Polytechnic University. Under the terms of the partnership, Njoyn will be used to manage student placements for the internship program at Ryerson's School of Business Management, the largest undergraduate business school in the Province of Ontario. Ryerson offers internship opportunities with such companies as CIBC, Bank of Montreal, Deloitte & Touche, KPMG, PricewaterhouseCoopers, Ernst & Young, Imperial Oil, and Compaq.

         Our strategy with the Ryerson implementation is to gain exposure to the school's corporate internship partners, who must use Njoyn to submit their internship opportunities and evaluate students. It is our belief that such exposure will create more market awareness of Njoyn and that the positive experience these companies will have with the software will result in sales opportunities.

  Furthermore, Njoyn will also be used by the students who represent future candidates for our recruiting division. We are thus developing early corporate awareness amongst this key group.

         We plan to pursue similar partnerships with other educational institutions, although there is no assurance that such partnerships can or will be secured.

     The Njoyn hiring cycle

         The following is a description of a typical hiring cycle with respect to the use of Njoyn:

- - A recruiter accesses Njoyn on his Web browser and enters a job description, specifying the skills and qualities he is looking for in a candidate. He then selects from a number of broadcast options including job boards such as Monster, our Web site, intranet or internal referral programs, and any recruitment agencies he works with. One click posts the job to all selected sources.

- - The skills profiles of prospective candidates are mapped against the job requirements the recruiter specified and assigned a percentage match, allowing the recruiter to quickly identify top applicants. Declined candidates are automatically e-mailed and their files are stored for future reference.

- - Once the top candidates have been identified, the interviewing process begins. All interview scheduling, interview notes, and candidate and internal communications are managed by Njoyn's workflow system. - - Throughout the process, Njoyn frees recruiters from the least productive aspects of their role, letting them focus on people, not paperwork. The result is increased recruiting speed and a lower cost to hire.

     Njoyn2


         In July 2001 we released Njoyn2, a revised and updated version of the Njoyn software containing significant technological advancements. We have begun the process of filing for several technology patents with respect to such technological advancements. We are continuing to add new features to Njoyn2 and believe that the advanced product will move us to the forefront of the industry and provide us with an increased competitive advantage in the marketplace.

Marketing and Promotion


                  Our marketing and brand strategy is to position ourselves as a leading provider of IT and engineering services, emphasizing our flexible service options, the depth of our expertise, and the global delivery capabilities of our North American offices.

     This positioning will be achieved through a variety of means, including:


- Strong and easy-to-access sales and marketing support at the branch level;
- Investment in awareness and branding campaigns;
- Exploration and establishment of various business partnerships and alliances; and
- Ongoing development of sales support tools and collateral.

Target Markets

                  Our target clients are large and high-growth corporations throughout North America and Europe. Some of our current clients include Lucent, General Motors, Bank of Montreal, CIBC, General Electric, FedEx, EDS Canada, Microsoft and more. This existing client base can be penetrated much further. We will therefore focus on maximizing the value from our current client relationships, while also looking at capturing new opportunities.

Collateral and Sales Support

                  As we acquire new companies, new collateral such as company forms, stationery, promotional materials, and marketing kits, must necessarily be produced to more accurately reflect our expanded service offerings. In 2001, we intend to commence a complete evaluation and refinement of our collateral program.

                  We also contemplate exploring initiatives to promote and support sales at the branch level through, among other things, direct client contact, local advertising campaigns, and participation in live events (career fairs, trade shows).

Internet Marketing

                  A key component of our promotion strategy is to focus on our Internet presence. In January 2001, we launched a Web portal that offers participants a full range of information and interactive services. Our goal is to further develop this presence into an on-line community of clients, career candidates, and investors who will interact amongst themselves and be supported by our employees.

         Other components of our Internet strategy include:

- A comprehensive assault on listings in Internet search engines;
- The use of selected Internet search engines as an advertising tool
- The selective use of banner advertising and newsletter sponsorships;
- Customer and competitive intelligence;
- Web-based customer services, support and communication;
- The use of opt-in broadcast email as part of various direct mail campaigns;
- The creation of moderated email forums and chat rooms;
- The continuation of existing email newsletters and development of further newsletters; and
- Live and archived Web casts.

Loyalty Programs

                  Based on our detailed market and client research, we intend to segment our client-base and develop carefully targeted loyalty programs to encourage strong relationships. We contemplate developing programs for both corporate clients and career candidates. These programs will largely be administered and offered through our Web portal.

Customers

         Our clients are large and high-growth corporations from a wide variety of industries across North America and Europe. These customers include Fortune 500 companies and other high-profile companies. We believe that our high profile customer base provides us credibility when pursuing other customers.

The following is a partial listing of our clients:

Bank of Montreal
Bell Canada
Boeing
Chase Manhattan Bank
CIBC
City of New York
Cummins
DMR Group
ESI Fiscal
Federal Express
Ford Motor Co.

General Electric
General Motors
Goldman Sachs
Hewlett-Packard
Polaroid
Merrill Lynch
Microsoft
Toronto Stock Exchange


Competition

                  The information technology and engineering staffing industry is highly competitive and fragmented and is characterized by low barriers to entry. We compete for potential clients with other providers of information technology staffing services, systems integrators, providers of outsourcing services, computer consultants, employment listing services and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition and a larger base of information technology professionals and clients than we do, all of which factors may provide these competitors with a competitive advantage. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than we can. Because there are relatively low barriers to entry, we expect that competition will increase in the future. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, prospects, financial condition and results of operations. Further, we cannot assure you that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material, adverse effect on our business, prospects, financial condition and results of operations. We believe that the principal factors relevant to competition in the information technology, staffing and engineering services industry are the recruitment and retention of highly qualified information technology and engineering professionals, rapid and accurate response to client requirements and, to a lesser extent, price. We believe that we compete favorably with respect to these factors.

                  We believe that our competitive advantage lies not only in our use of technology, but also in the accessibility of this technology to all of our employees. The building and maintenance of our database of over 50,000 has been a combined effort of all our employees. We also have Internet access and membership to 12 local, national and international databases for information technology professionals.

Employees and Consultants

Employees


         Our staff as of the date of this prospectus, consists of 116 full-time employees, including 64 recruiters, 23 account managers/salespeople and 29 administrative employees. Our staff at December 31, 2000 consisted of 180 full-time employees, including 80 recruiters, 50 account managers/salespeople and 50 administrative employees. Our staff at June 30, 2001 consisted of 136 full-time employees, including 69 recruiters, 30 account managers/salespeople and 37 administrative employees. We are not party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees.


Consultants


         We enter into consulting agreements with the information technology and engineering professionals at hourly rates negotiated with each information technology professional based on each such individual's technical and other skills. The agreements provide that the information technology and engineering professional is responsible for taxes and all other expenses and that the information technology professional is not our employee for tax or other legal purposes. As of the date of this prospectus, approximately 400 contract workers were placed by us who are performing services for our customers. At December 31, 2000 and June 30, 2001, there were approximately 390 and 413 contract workers, respectively, placed by us who were performing services for our customers.

Property


         We maintain our headquarters in 24,924 square foot offices located at 55 University Avenue in Toronto, Ontario, Canada. We have leased such facility for a term of ten years terminating in December, 2007. We pay annual base rent of $750,908. We lease additional offices at the following locations:


Location                     Square Feet     Lease Expiration       Current Rent Per Annum
--------                     -------------   -------------------    ----------------------
Etobicoke, Ontario               1,610               4/13/03               $22,300
New York, New York               1,214              10/31/01               $47,353
Dayton, Ohio                     8,426              10/31/01               $83,000
Indianapolis, Indiana            2,025              12/31/01               $30,881
Columbus, Ohio                   1,000              01/31/02               $19,200
Cincinnati, Ohio                 2,256              09/30/01               $22,560
Tampa, Florida                     930              03/31/02               $12,741
Detroit, Michigan               15,328              08/13/02              $149,316
Charleston, South
Carolina                           900              12/31/01               $15,120
Atlanta, Georgia                 5,824              06/30/02               $78,360
Boston, Massachusetts            4,500              10/31/02              $119,280
New York, New York              12,265              08/31/06              $220,000
Toronto, Ontario                24,924              12/31/07              $750,908
Mississauga, Ontario             2,000              12/31/02               $35,264



 Legal Proceedings


         Michael Carrazza, as assignee of Southport Consulting Co., instituted an action against us in the Supreme Court of the State of New York, County of New York, Index No. 600553/01, alleging breach of contract and unjust enrichment. Mr. Carrazza is seeking $250,000 in damages. Specifically, Mr. Carrazza claims that we failed to deliver cash or stock to Mr. Carrazza under the asset purchase agreement pursuant to which we acquired the assets of Southport Consulting Co. We have filed a counterclaim against Mr. Carrazza, seeking $162,000.00 in damages, plus punitive damages and attorneys' fees, on the ground that Mr. Carrazza, as then president and sole shareholder of Southport Consulting Co., fraudulently induced us into executing the asset purchase agreement by misrepresenting the value of the assets being purchased. As of the date hereof, Mr. Carrazza has filed a motion seeking summary judgment and other relief, which we are opposing vigorously.

           Norbert Mika, a former employee of Thinkpath Training Inc. (formerly Object Arts Inc.), instituted an action against us in the Ontario Superior Court of Justice, City of Kitchener, Regional Municipality of Waterloo, Ontario, Court File No.C-745/01, alleging wrongful dismissal. Specifically, Mr. Mika claims that we terminated him without cause and he is seeking $195,000 in damages, plus punitive damages and attorneys' fees. We have filed a statement of defense, and as of the date hereof, discovery has commenced, and we intend to defend ourselves and prosecute our claim vigorously.

         Glenn Cressman, a former employee of Thinkpath Training Inc. (formerly Object Arts Inc.), instituted an action against us in the Ontario Superior Court of Justice, City of London, Ontario, Court File No. 37208, alleging wrongful dismissal. Specifically, Mr. Cressman claims that we terminated him without cause and he is seeking $100,000 in damages, plus punitive damages and attorneys' fees. We have filed a statement of defense, and as of the date hereof, discovery has commenced, and we intend to defend ourselves and prosecute our claim vigorously.

         John James Silver, a former employee, commenced an action against us in the Supreme Court of the State of New York, County of New York, Index No. 1113642/01, alleging breach of contract, quantum meruit, and account stated. Mr. Silver is seeking $81,147 in damages. Specifically, Mr. Silver alleges that we have breached an employment agreement with him, claiming that we owe him damages representing unpaid salary, vacation time, a car allowance, severance pay and stock options. Mr. Silver also claims that we owe him damages for allegedly having defaulted on payment for certain services that he performed. We are in the process of answering Mr. Silver's complaint, which was recently filed, and will defend this action vigorously.

         We are not party to any other litigation, pending or otherwise.

Recent Events

         On June 6, 2001, we changed our corporate name from Thinkpath.com Inc. to Thinkpath Inc. in order to more accurately reflect our expanded suite of services.


         On July 20, 2001, we received a Nasdaq Staff Determination letter indicating that we are not in compliance with the bid price requirements for continued listing, as set forth in Nasdaq's Marketplace Rule 4310 (c)(8)(B). On September 27, 2001, Nasdaq announced a moratorium on the minimum bid and public float requirements for continued listing on the exchange until January 2, 2002. Our common stock will continue to be listed on the Nasdaq SmallCap Market during this period.

         As a result of the September 11, 2001 terrorist attack our branch office located in the World Trade Center in New York City was destroyed and our branch office located at 195 Broadway was damaged and closed for a period of four weeks. We are currently unable to provide a reliable estimate of the effect of the destruction and closure of our offices on our operating results and financial condition.


                    BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

       Our officers and directors, and further information concerning them, are as follows as at the date of this prospectus:



Name                     Age      Position
----                     ---      --------
Declan A. French          55      Chairman of the Board of Directors and Chief Executive Officer
Laurie Bradley            46      President
Tony French               28      Executive Vice President
Kelly Hankinson           31      Chief Financial Officer, Secretary, Treasurer and Director
John Dunne                56      Director
Arthur S. Marcus          35      Director
Ronan McGrath             52      Director
Joel Schoenfeld           50      Director
Robert Escobio            46      Director



          Each director is elected for a period of one year at out annual meeting of shareholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Directors may be re-elected annual without limitation. Officers are appointed by, and serve at the discretion of, our Board of Directors.

                  Our Bylaws provide that the authorized number of directors shall be as set by our Board of Directors, but shall not be less than one. Strasbourger Pearson Tulcin Wolff Incorporated, the managing underwriter for our June 8, 1999 initial public offering, shall have the right, at its option, to designate one director or observer to our Board of Directors until June 1, 2002. In addition, with respect to our August 2000 private placement offering, our Board of Directors is required to nominate a director designee of KSH Investment Group, Inc., the placement agent, who is reasonably acceptable to our Board of Directors. We have paid our directors fees for service on the Board of Directors by the issuance of options under our 1998 Stock Option Plan and 2000 Stock Option Plan.

                  Set forth below is a biographical description of each of our directors based on information supplied by each of them:

         Declan A. French has served as our Chairman of the Board of Directors and Chief Executive Officer since our inception in February 1994. Prior to founding Thinkpath, Mr. French was President and Chief Executive Officer of TEC Partners Ltd., an information technology recruiting firm in Toronto, Canada. Mr. French has a diploma in Psychology and Philosophy from the University of St. Thomas in Rome, Italy.

         Laurie Bradley has served as our President since February 2001. Ms. Bradley is responsible for all of our sales initiatives and the integration of our acquisitions. From 1998 to January 2001, Ms. Bradley served as the President of the e-business division of Century Business Services Inc., a North American accounting and outsourcing firm. From 1988 to 1998, Ms. Bradley served as the Vice President of Adecco, the world's largest staffing company.

         Tony French has served as our Executive Vice President since September 1999. In his capacity of Executive Vice President, Mr. French is responsible for overseeing our recruitment services division. Prior to becoming Executive Vice President, Mr. French served as our Vice President of Sales, since our inception in 1994. Mr. French is the son of Declan A. French, our Chairman of the Board of Directors and Chief Executive Officer.


         Kelly Hankinson has served as our Chief Financial Officer since May 2000, on our Board of Directors since June 2000 and as our Secretary and Treasurer since March 2001. Ms. Hankinson served as our Vice President, Finance and Administration and Group Controller from February 1994 to May 2000. Ms. Hankinson has a Masters Degree and a Bachelors Degree from York University.


         John Dunne has served on our Board of Directors since June 1998. Mr. Dunne has been Chairman and Chief Executive Officer of the Great Atlantic & Pacific Company of Canada, Ltd. since August 1997, where he also served as President and Chief Operating Officer from September 1996 until August 1997. From November 1995 until September 1996, Mr. Dunne was Chairman and Chief Executive Officer of Food Basics Ltd.

         Arthur S. Marcus has served on our Board of Directors since April 2000. Mr. Marcus is a partner at the New York law firm of Gersten, Savage & Kaplowitz, LLP, our United States securities counsel. Mr. Marcus joined Gersten, Savage & Kaplowitz, LLP in 1991 and became a partner in 1996. Mr. Marcus specializes in the practice of United States Securities Law and has been involved in approximately 50 initial public offerings and numerous mergers and acquisitions. Mr. Marcus received a Juris Doctorate from Benjamin N. Cardozo School of Law in 1989.

         Ronan McGrath has served on our Board of Directors since June 2000. Mr. McGrath has served as the Chief Information Technology Officer of Rogers Communications Inc. and the President of Rogers Shares Services Inc., since their inceptions in 1996. Mr. McGrath was the Chief Information Technology Officer of Canadian National Railways from 1992 to 1996 and was a Senior Manager of Arthur Andersen from 1977 to 1979. Mr. McGrath was awarded the Canadian Chief Information Technology Officer of the Year Award in 1995. Mr. McGrath currently serves on Compaq Computer's Board of Advisers and is a member of the Board of Directors of The Information Technology Association of Canada.

                  Joel Schoenfeld has served on our Board of Directors since April 2001. Mr. Schoenfeld has served as an Executive Vice President and General Counsel of BMG Entertainment (BMG), the entertainment division of Bertelsmann AG, since 1989, with responsibility for all legal and business affairs of BMG worldwide. In his capacity as Executive Vice President and General Counsel, Mr. Schoenfeld is responsible for negotiating and analyzing new and existing business ventures and territorial expansion on a global level; international intellectual policy issues; international antitrust and competition legal matters; and privacy and database protection compliance. Mr. Schoenfeld has focused on policy matters impacting the entertainment business, and particularly e-commerce. In recognition of this, he was appointed 1 of 12 Commissioners on the Industry Advisory Commission to the World Intellectual Property Organization. Mr. Schoenfeld is a member of the Executive Board and Central Board of Directors of the IFPI, the international trade federation for the worldwide music business. He was elected Chairman of the IFPI Council in 1999, a position he still holds. Mr. Schoenfeld served as General Counsel and Executive Vice President at the RIAA (the trade association of U.S. record producing companies), where he worked for 12 years prior to joining BMG, and then served on RIAA's Board of Directors for the next 10 years.

         Robert Escobio has served on our Board of Directors since May 2001. Mr. Escobio is the President and Chief Executive Officer of Capital Investment Services, Inc., an investment brokerage firm based in Florida. In these roles, Mr. Escobio is responsible for all aspects of a "broker/dealer" including financial, compliance, sales and operational procedures. Mr. Escobio is also a Portfolio Manager for many prominent individuals and works with various international institutions, brokers, and dealers. Prior to being employed by Capital Investment Services, Inc, Mr. Escobio served as the Executive Vice President and International Director for Brill Securities Inc. where he managed portfolios for numerous high net-worth customers and performed institutional trading. Mr. Escobio also had numerous managerial roles in companies such as Cardinal Capital Management, Smith Barney, Prudential Securities and Dean Witter. Mr. Escobio holds an MBA and a BSBA in Finance and Management.

Committees of the Board of Directors

                  In July 1998, our Board of Directors formalized the creation of a Compensation Committee, which is currently comprised of John Dunne, Arthur
S. Marcus and Ronan McGrath. The Compensation Committee has: (i) full power and authority to interpret the provisions of, and supervise the administration of, our 1998 Stock Option Plan, 2000 Stock Option Plan and 2001 Stock Option Plan, as well as any stock option plans adopted in the future; and (ii) the authority to review all compensation matters relating to us. The Compensation Committee has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees. It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of the shares of our common stock will be used in order to make an employee's compensation consistent with shareholders' gains.

         It is expected that salaries will be set competitively relative to the information technology and engineering services and consulting industry and that individual experience and performance will be considered in setting such salaries.

                  In July 1998, our Board of Directors also formalized the creation of an Audit Committee, which currently consists of Kelly Hankinson, Joel Schoenfeld and John Dunne. The Audit Committee is charged with reviewing the following matters and advising and consulting with our entire Board of Directors with respect to: (i) the preparation of our annual financial statements in collaboration with our chartered accountants; (ii) annual review of our financial statements and annual reports; and (iii) all contracts between us and our officers, directors and other of our affiliates. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of our entire Board of Directors relating to the foregoing or other matters; however, our senior management, recognizing their own fiduciary duty to us and our shareholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.


                  We have established an Executive committee, comprised of certain of our executive officers and key employees, which allows for the exchange of information on industry trends and promotes "best practices" among our business units. Currently, the Executive Committee consists of Declan A. French, Laurie Bradley, Tony French, Michael Reid, Kelly Hankinson, Denise Dunne-Fushi and Robert Trick.


Indemnification of Officers and Directors

         Our Bylaws provide that we shall indemnify, to the fullest extent permitted by Canadian law, our directors and officers (and former officers and directors). Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been our officer or director if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to our best interests, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted, our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses, incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, we will, unless our counsel opines that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

Executive Compensation

         The following table sets forth certain information regarding compensation paid by Thinkpath during each of the last three fiscal years to our Chief Executive Officer and to each of our executive officers who earned in excess of $100,000 during the year ended December 31, 2000:

Summary Compensation Table




Name and                                                        Restricted
Principal                               Annual                     Stock                               Other
Position                    Year        Salary        Bonus        Awards         Options/SARs     Compensation
--------                    ----        ------        -----       -------         --------------   -------------
Declan A. French,           2000       $100,000        -0-          -0-             29,000         1,200,000(1)
Chief Executive Officer     1999        106,342        -0-          -0-            100,000               -0-
and Chairman of the Board   1998        106,342        -0-          -0-              -0-                 -0-


John A. Irwin,              2000        100,000        -0-          -0-              4,000           $80,000(2)
Former                      1999        102,000        -0-          -0-              4,000            94,149(2)
President-International     1998        130,580        -0-          -0-              -0-              35,888(2)
Career Specialists Inc.

John R. Wilson,             2000         80,000        -0-          -0-              4,000           $80,000(3)
President-Systemsearch      1999         81,600        -0-          -0-             24,000            76,915(3)
Consulting Services         1998         90,000        -0-          -0-              -0-              77,282(3)


Roger W. Walters,           2000        200,000        -0-          -0-            104,000               -0-
Former Executive Vice       1999        200,000(4)     -0-          -0-              4,000               -0-
President - US              1998          -0-          -0-          -0-              -0-                 -0-
Operations,
President-Cad Cam, Inc.

Thomas E. Shoup,            2000        175,000(5)     -0-          -0-              4,000               -0-
Former President and        1999         43,759(6)     -0-          -0-              4,000               -0-
Chief Operating Officer     1998          -0-          -0-          -0-              -0-                 -0-



(1) This reflects 1,200,000 shares of common stock issued to Mr. French in lieu of cash bonuses payable for the fiscal years of 1999 and 2000 pursuant to his employment agreement with us.
(2) This reflects commissions paid pursuant to Mr. Irwin's employment agreement with us.
(3) This reflects commissions paid pursuant to Mr. Wilson's employment agreement with us.
(4) This reflects the salary paid to Mr. Walters as of the date of our acquisition of Cad Cam, Inc
(5) This reflects the salary paid to Mr. Shoup through December 22, 2000, the effective date of Mr. Shoup's resignation as an officer of Thinkpath.
(6) This reflects the salary paid to Mr. Shoup as of the date of our acquisition of Cad Cam, Inc.


 Employment Agreements

         We have entered into an employment agreement with Declan A. French whereby he will serve as our Chairman of the Board and Chief Executive Officer for a period of 2 years commencing on June 1, 1999. Mr. French shall be paid a base salary of $98,000 and a bonus equal to (i) 2% of our gross profit, plus
(ii) for each fiscal year, 1% of the increase in revenue from the prior fiscal year. Mr. French's right to receive the latter portion of the bonus continues for 1 year beyond the termination of the employment agreement. In February 2001, we issued 1,200,000 shares of our common stock as payment in full for the bonuses due to Mr. French for the fiscal years of 1999 and 2000 pursuant to the terms of his employment agreement with us. The Board of Thinkpath and Mr. French are currently in the process of negotiating the terms of the renewal of his employment agreement. Mr. French continues to serve as our Chairman and Chief Executive Officer.

         On May 19, 1998, in connection with the acquisition of International Career Specialists Ltd., we entered into an employment agreement with John A. Irwin whereby he served as President of International Career Specialists

Ltd. The employment agreement was for a term of 3 years commencing on January 1, 1998, the effective date of the acquisition of International Career Specialists Ltd. Mr. Irwin received a salary of $130,000 plus a quarterly bonus of 2% of all permanent placement service revenue and 2% of the gross profit all contract services revenue. Mr. Irwin's contract was not renewed and he is no longer in our employ.

         In February 1998, in connection with the acquisition of Systemsearch Consulting Services Inc., we entered into a 3-year employment agreement with John R. Wilson whereby he served as President of Systemsearch Consulting Services Inc. at annual salary of $120,000. The agreement was effective as of January 2, 1997. Mr. Wilson received a commission of 10% of the permanent placement revenue of Systemsearch Consulting Services Inc. In addition, he received $0.65 for every hour of contract services provided by information technology professionals placed by Systemsearch Consulting Services Inc., provided that the gross margin on such hour exceeded $6.50. Pursuant to the agreement, Mr. Wilson had control of the day-to-day management of Systemsearch Consulting Services Inc. Mr. Wilson's contract was not renewed, though he continues to be employed by us on a month-to-month basis. Mr. Wilson currently receives an annual salary of $67,000 plus 10% of personal gross profit and 10% of monthly office gross profit in excess of $47,000.


         In September 1999, in connection with the acquisition of Cad Cam, Inc., Roger W. Walters was elected to our Board of Directors. On March 14, 2001, Mr. Walters resigned from the Board of Directors effective March 30, 2001.


         On January 1, 2000, in connection with the acquisition of Object Arts Inc., we entered into an employment agreement with Marilyn Sinclair whereby she was to serve as our Vice President and as President of Object Arts Inc. The employment agreement was for a term of 3 years commencing on January 1, 2000 with an annual salary of $82,000. The agreement was terminated on March 9, 2001, the effective date of Ms. Sinclair's resignation from Thinkpath. Ms. Sinclair resigned from the Board of Directors effective April 4, 2001.


         On April 1, 2000, in connection with the acquisition of Micro Tech Professionals, Inc., we entered into an employment agreement with Denise Dunne-Fushi pursuant to which she served as our Vice-President and as President of Micro Tech Professionals, Inc. The employment agreement was for a term of 1 year commencing on April 25, 2000, with an annual salary of $125,000 and a bonus of $25,000. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as President of Micro Tech Professionals, Inc. on a month-to-month basis under the terms described above.

         On November 15, 2000, in connection with the business combination with TidalBeach Inc., we entered into an employment agreement with Michael Reid pursuant to which Mr. Reid will serve as our Chief Information Officer and as the President of TidalBeach Inc. The employment agreement is for a term of 2 years commencing on November 15, 2000, with an annual salary of $123,000.


         On January 29, 2001, we entered into an employment agreement with Laurie Bradley whereby she will serve as our President. Ms. Bradley shall be paid an annual salary of $130,000 and a performance bonus. The employment agreement is for an indeterminate period of time.

         On March 1, 2001, we entered into an employment agreement with Tony French whereby he will serve as our Executive Vice President. Mr. French shall be paid an annual salary of $100,000 and a performance bonus. The employment agreement is for an indeterminate period of time. In the event Mr. French is terminated for any reason, including but not limited to, the acquisition of Thinkpath, Mr. French shall be entitled to a severance payment equal to 1 year's salary. Mr. French is the son of Declan A. French.

                  On March 1, 2001, we entered into an employment agreement with Kelly Hankinson whereby she will serve as our Chief Financial Officer, Secretary and Treasurer. Ms. Hankinson shall be paid an annual salary of $100,000. The employment agreement is for an indeterminate period of time. In the event Ms. Hankinson is terminated for any reason, including but not limited to, the acquisition of Thinkpath, Ms. Hankinson shall be entitled to a severance payment equal to 1 year's salary.

         No other officer has an employment agreement with us.

Compensation of Directors

         There are no standard arrangements for the payment of any fees to our directors for acting in such capacity. Our directors have been issued warrants and/or options for services rendered in this capacity. Directors are reimbursed for expenses for attending meetings.

         The Board of Directors and our shareholders have adopted a 1998 Stock Option Plan, 2000 Stock Option Plan and 2001 Stock Option Plan, pursuant to which options have been granted or will be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to us.

         Options, Warrants or Rights Issued to Directors and/or Officers On August 19, 1999, Declan A. French was issued an option to purchase 100,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Chairman of the Board and Chief Executive Officer. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, Tony French was issued an option to purchase 50,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as an employee. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, John R. Wilson was issued an option to purchase 20,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as President of Systemsearch Consulting Services Inc. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, Kelly Hankinson was issued an option to purchase 25,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in her capacity as Vice President, Finance and Administration and Group Controller. The option is immediately exercisable and expires on August 19, 2004.

         On August 19, 1999, Arthur S. Marcus was issued an option to purchase 2,500 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for legal services rendered. The option is immediately exercisable and expires on August 19, 2004.

         On January 1, 2000, Roger W. Walters, a former officer and director of Thinkpath, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $3.25 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was not exercised.

         On March 22, 2000, Declan A. French was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Chairman of the Board and Chief Executive Officer. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, Thomas E. Shoup, our former President and Chief Operating Officer, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. and in consideration for services rendered to us in his capacity as President and Chief Operating Officer. The option was to vest at a rate of 1,333 shares of common stock per year and was to be fully vested on March 22, 2003. The option was to expire on March 22, 2005. The option terminated on December 22, 2000, the effective date of Mr. Shoup's resignation as an officer of Thinkpath.

         On March 22, 2000, Tony French was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Executive Vice President. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, Kelly Hankinson was issued an option to purchase 3,500 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in her capacity as Vice President, Finance and Administration and Group Controller. The option shall vest at a rate of 1,167 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, Roger W. Walters, a former officer and director of Thinkpath, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as Executive Vice President of US Operations and as a director. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, John R. Wilson was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as President of Systemsearch Consulting Services Inc. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, John A. Irwin, a former officer of Thinkpath, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as President of International Career Specialists Ltd. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, William J. Neil, a former director of Thinkpath, was issued an option to purchase 10,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as a director. The option shall vest at a rate of 3,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, John Dunne was issued an option to purchase 10,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 3,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 22, 2000, James Reddy, a former director of Thinkpath, was issued an option to purchase 10,000 shares of our common stock at an exercise price of $3.19 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 3,333 shares of common stock per year and shall be fully vested on March 22, 2003. The option expires on March 22, 2005.

         On March 31, 2000, Roger W. Walters, a former officer and director of Thinkpath, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $2.75 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was never exercised.

         On May 9, 2000, Marilyn Sinclair, a former officer and director of ours, was issued an option to purchase 4,000 shares of our common stock at an exercise price of $3.25 per share. The option was issued in consideration for services rendered to us in her capacity as Vice President and President of Object Arts Inc. The option shall vest at a rate of 1,333 shares of common stock per year and shall be fully vested on May 9, 2003.
The option expires on May 9, 2005

         On June 30, 2000, Roger W. Walters, a former officer and director of ours, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $3.00 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was never exercised.

         On September 30, 2000, Roger W. Walters, a former officer and director of ours, was issued an option to purchase 25,000 shares of our common stock at an exercise price of $2.12 per share. The option was issued in connection with our acquisition of Cad Cam, Inc. The option was immediately exercisable and expired on December 31, 2000. Such option was never exercised.

         On December 26, 2000, Declan A. French was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as Chairman of the Board. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005

         On December 26, 2000, Kelly Hankinson was issued an option to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in her capacity as director. The option expires on December 26, 2005.

         On December 26, 2000, John Dunne was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Arthur S. Marcus was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Ronan McGrath was issued an option to purchase 25,000 shares of our common stock at an exercise price of $0.70 per share. The option was issued in consideration for services rendered to us in his capacity as director. The option shall vest at a rate of 8,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.

         On December 26, 2000, Michael Reid was issued an option to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share. The option shall vest at a rate of 33,333 shares of common stock per year and shall be fully vested on December 26, 2003. The option expires on December 26, 2005.


         On May 29, 2001, Joel Schoenfeld was issued an option to purchase 50,000 shares of our common stock at an exercise price of $0.50 per share. The option was issued in consideration for services rendered to us in his capacity as an advisor to the Board of Directors. The option shall vest at a rate of 16,666 shares of common stock per year and shall be fully vested on December 26, 2004. The option expires on May 29, 2006.


         On March 14, 2001, we repriced 100,000 options belonging to Roger W. Walters to $1.00 per share in consideration of debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with our purchase of Cad Cam, Inc. The options shall be exercisable during the period April 1, 2001 to April 4, 2004.

         The table below shows the options granted to our past and present named officers and the percentage of the total options issued to such persons during the fiscal year 2000:



Officer and/or Director    Expiration Date         Options      Percent    Exercise Price
-----------------------    ---------------         -------      -------    --------------
Declan A. French           March 22, 2005           4,000                     $3.19
                           December 26, 2005       25,000        6.7%         $0.70
John A. Irwin              March 22, 2005           4,000        0.09%        $3.19
John R. Wilson             March 22, 2005           4,000        0.09%        $3.19
Roger W. Walters           December 31, 2000       25,000(1)                  $3.25
                           March 22, 2003           4,000                     $3.19
                           December 31, 2000       25,000(1)                  $2.75
                           December 31, 2000       25,000(1)                  $3.00
                           December 31, 2000       25,000(1)     23.9%        $2.12
Thomas E. Shoup            March 22, 2005           4,000        0.09%        $3.19


(1) The exercise price of such options was repriced by Thinkpath to $1.00 per share in consideration for the forgiveness of $75,000 in debt and the restructuring of debt totaling $250,000 pursuant to notes payable to Mr. Walters in connection with our acquisition of Cad Cam, Inc. In addition, the term of the options was extended to April 4, 2004.

Consulting Agreements


         In May 1998, we entered into a consulting agreement with Robert M. Rubin, one of our former directors, pursuant to which Mr. Rubin assists us in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin has been granted an option to purchase 200,000 shares of our common stock at a purchase price of $2.10 per share. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the shares of our common stock issuable upon exercise of the options for a period of two years after exercise without our consent. As of the date of this prospectus, we have issued 18,508 shares of our common stock upon Mr. Rubin's exercise of the option.

         On September 13, 2000, we entered into an engagement agreement with Burlington Capital Markets Inc. We agreed to sell Burlington Capital Markets an aggregate of 250,000 shares of our common stock at a cash purchase price of $.01 per share. We further agreed to issue warrants to purchase an aggregate of 400,000 shares of our common stock according to the following schedule: (i) 100,000 shares at an exercise price of $5.00 per share, exercisable at any time after October 13, 2000; (ii) 100,000 shares at an exercise price of $7.00 per share, exercisable at any time after November 13, 2000; (iii) 100,000 shares at an exercise price of $9.00 per share, exercisable at any time after December 13, 2000, and (iv) 100,000 shares at an exercise price of $11.00 per share, exercisable at any time after February 13, 2001. Such warrants were exercisable in whole or in part 5 years from the respective vesting date and contained a cashless exercise provision and registration rights. Compensation was to be paid to Burlington at a monthly fee of $10,000 for a minimum of six months. The agreement with Burlington was subsequently terminated and no warrants were issued. In the aggregate, Burlington received 425,000 shares of our common stock and $10,000 pursuant to the agreement. The additional 175,000 shares constituted compensation to Burlington Capital Markets Inc. as a settlement on the termination of the agreement.

         On December 14, 2000, we entered into a consulting agreement with Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, pursuant to which Tsunami and International Consulting Group are to provide financial consulting services to us with respect to financing, and mergers and acquisitions and related matters. In consideration for the services to be rendered, we: (a) issued 160,000 shares of our common stock to the consultants as an advance fee, (b) agreed to pay a fee of 10% of the consideration received by us upon the successful completion of any transaction contemplated by the consulting agreement; and (c) agreed to issue warrants to purchase our common stock in an amount equal to 2% of the equity sold and/or issued by us in any transactions contemplated by the consulting agreement.

         As a result of an oral agreement between us and Del Mar Consulting Group entered into in December 2000, on January 24, 2001, we executed a written agreement pursuant to which Del Mar Consulting Group shall provide investors' communications and public relations services. Pursuant to the agreement, we issued a non-refundable retainer of 400,000 shares common stock to Del Mar and are required to pay $4,000 per month for on-going consulting services. In addition, we issued Del Mar warrants to purchase 400,000 shares of our common stock at $1.00 per share and 100,000 shares at $2.00 per share which collectively expire January 24, 2005 and are exercisable commencing August 1, 2001. As the agreement to issue the non-refundable retainer was reached in December 2000, the 400,000 shares with a value of $268,000 has been included in the shares issued for services rendered and has been included in acquisition costs and financing expenses for December 31, 2000. The value of the warrants of $216,348 has been included in paid in capital in January 2001 and the expense is being reflected over the six-month period ending August 1, 2001. In April 2001, the warrants were cancelled and new warrants were issued which are exercisable commencing April 2001 and the balance are exercisable commencing August 1, 2001. The value of the change in the warrants of $29,702 has been included in the paid in capital in April 2001.


                  On January 30, 2001, we issued an additional 20,000 shares of our common stock to International Consulting Group for financial consulting services rendered pursuant to the December 14, 2000 consulting agreement between Tsunami Trading Corp. d/b/a Tsunami Financial Communications, International Consulting Group and us.


         On April 1, 2001, we entered into an agreement with Dailyfinancial.com, Inc., a New York corporation, pursuant to which Dailyfinancial will provide services with respect to investor communications and public relations. Dailyfinancial acts a liaison between us and our shareholders, brokers, broker-dealers and other investment professionals. In lieu of fees, we issued Dailyfinancial 90,000 shares of our common stock for services to be rendered for the period between April 1, 2001 to September 30, 2001.


Stock Option Plans

The 1998 Stock Option Plan

         The 1998 Stock Option Plan is administered by our Compensation Committee or our Board of Directors, which determines among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price. As of the date of this prospectus, we have issued options to purchase 435,000 shares of our common stock underlying the 1998 Stock Option Plan to certain of our directors, employees and consultants.

                  The 1998 Stock Option Plan is effective for a period for ten years, expiring in 2008. Options to acquire 435,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 1998 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 1998 Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of Directors provided that, pursuant to the terms of the underwriting agreement between us and our underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

                  If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant ninety days to exercise the option, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 1998 Stock Option Plan, subject to applicable securities regulation. The 1998 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 1998 Stock Option Plan may not be increased without the consent of our shareholders.

         The 2000 Stock Option Plan The 2000 Stock Option Plan is administered by our Compensation Committee or our Board of Directors, which determines among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price. As of the date of this prospectus, we have issued options to purchase 435,000 shares of our common stock underlying the 2000 Stock Option Plan to certain of our directors, employees and consultants.

                  The 2000 Stock Option Plan is effective for a period for ten years, expiring in 2010. Options to acquire 435,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 2000 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 2000 Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of Directors provided that, pursuant to the terms of the underwriting agreement between us and our underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

         If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant ninety (90) days to exercise the option, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 2000 Stock Option Plan, subject to applicable securities regulation. The 2000 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 2000 Stock Option Plan may not be increased without the consent of our shareholders.

The 2001 Stock Option Plan

                  The 2001 Stock Option Plan is administered by our Compensation Committee or our Board of Directors, which determines among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price. As of the date of this prospectus, we have issued options to purchase 335,000 shares of our common stock underlying the 2001 Stock Option Plan to certain of our directors, employees and consultants.

                  The 2001 Stock Option Plan is effective for a period for ten years, expiring in 2011. Options to acquire 1,000,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 2001 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 2001 Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of Directors provided that, pursuant to the terms of the underwriting agreement between us and our underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

                  If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant ninety days to exercise the option, except for termination for cause which results in immediate termination of the option. Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 2001 Stock Option Plan, subject to applicable securities regulation. The 2001 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 2001 Stock Option Plan may not be increased without the consent of our shareholders.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

                  In April 1998, we acquired all the issued and outstanding capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc. from John R. Wilson for aggregate consideration of $98,000 and 174,551 shares of our common stock. The acquisition was effective as of January 2, 1997. Systems PS Inc. is currently inactive but holds certain assets utilized by Systemsearch Consulting Services Inc. in its operations. Mr. Wilson was not affiliated with us prior to the acquisition.

                  On May 19, 1998, we completed the acquisition of all the issued and outstanding capital stock of International Career Specialists Ltd. for $326,000 in cash and 130,914 shares of our common stock to John A. Irwin, a former officer of Thinkpath. In connection with the acquisition, International Career Specialists Ltd. made a distribution to Mr. Irwin of certain of its assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Mr. Irwin was not affiliated with us prior to the acquisition.

                  In October 1997, in consideration for certain business consulting services, including identifying, structuring and effecting the acquisitions of Systemsearch Consulting Services Inc. and International Career Specialists Ltd., we issued 113,459 shares of our common stock to Globe Capital Corporation, which is controlled by Lloyd MacLean, our former Chief Financial Officer and a former director.


                  In May 1998, we entered into a consulting agreement with Robert M. Rubin, one of our former directors, pursuant to which Mr. Rubin will assist us in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin received an option to purchase 200,000 shares of our common stock at a purchase price of $2.10 per share. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the shares of our common stock issuable upon exercise of the option for a period of 2 years after exercise without our consent. As of the date of this prospectus we have issued 18,508 shares of common stock upon Mr. Rubin's exercise of the option.


                  In November 1998, we purchased certain assets of Southport Consulting, Inc. from Michael Carrazza, one of our former directors, for an aggregate of $300,000 in cash and 40,000 shares of our common stock. In February 2001, Mr. Carrazza instituted an action against us in the Supreme Court of the State of New York alleging breach of contract and unjust enrichment. Mr. Carrazza is seeking $250,000 in damages specifically claiming that we failed to deliver cash and/or stock under the asset purchase agreement.


                  In September, 1999, we completed the acquisition of all the issued and outstanding capital stock of Cad Cam, Inc. for $2,000,000 in cash, $2,500,000 pursuant to a promissory note and the issuance of $1,500,000 worth of shares of our common stock to Roger W. Walters, Cad Cam, Inc.'s former president. As part of the transaction, Mr. Walters was elected to serve on our Board of Directors. Mr. Rogers was not affiliated with us prior to the acquisition. On March 14, 2001, Mr. Walters resigned from the Board of Directors effective March 30, 2001. On January 1, 2000, the share purchase agreement by and among Thinkpath, Cad Cam, Inc., and Roger W. Walters was amended. Pursuant to the amendment, the parties agreed that $1,000,000 of the $2,000,000 cash payment to be made to Mr. Walters was to be paid in 4 equal quarterly payments of $250,000 commencing on January 1, 2000. In consideration for accepting the cash payment in installments, we issued Mr. Walters options to purchase an aggregate of 100,000 shares of our common stock at exercise prices ranging from $2.12 to $3.25 per share, which options expired on December 31, 2000. On March 14, 2001, we repriced such options belonging to Roger W. Walters to an exercise price of $1.00 per share in consideration of debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with our purchase of Cad Cam, Inc. In addition, the term of such options was extended to April 4, 2004.

                  On January 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Object Arts Inc., an Ontario corporation, in consideration of: (i) the issuance of $900,000 of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our acquisition of Object Arts Inc.; and (iii) the issuance of $1,100,000 of our common stock to the existing shareholders of Object Arts Inc. As part of the transaction, we entered into employment agreements with Marilyn Sinclair and Lars Laakes, former officers of Object Arts Inc. Such employment agreements were for a term of 3 years commencing on January 1, 2000, the effective date of the acquisition, with annual salaries of $82,000 and $75,000, respectively. Neither Ms. Sinclair nor Mr. Laakes was affiliated with us prior to the acquisition. On March 9, 2001 Ms. Sinclair resigned as an officer of Thinkpath. On April 9, 2001, Ms. Sinclair resigned from our Board of Directors.

                  On April 1, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Micro Tech Professionals, Inc., a Massachusetts corporation, in consideration of an aggregate of up to $4,500,000 in a combination of cash, notes payable and shares of our common stock, subject to specific performance criteria to be met. On April 25, 2000, we paid to Denise Dunne-Fushi, the sole shareholder of Micro Tech Professionals, Inc., $2,500,000 of the aggregate of $4,500,000, which was paid in accordance with the following schedule: (i) $1,250,000 in cash; (ii) the issuance of a $750,000 principal amount unsecured promissory note; and (iii) the issuance of 133,333 shares of our common stock. As part of the transaction, we entered into an employment agreement with Denise Dunne-Fushi, the former President of Micro Tech Professionals, Inc. Such employment agreement was for a term of 1 year commencing on April 25, 2000, with an annual salary of $125,000 and a bonus of $25,000. Mrs. Dunne-Fushi was not affiliated with us prior to the acquisition. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as President of Micro Tech Professionals, Inc. on a month-to-month basis under the terms described above.

                  On November 15, 2000, we consummated a business combination with TidalBeach Inc., an Ontario-based Web development company. In consideration for the business combination, we issued 250,000 shares of our common stock to the two shareholders of TidalBeach Inc. As part of the transaction, we entered into an employment agreement with Michael Reid, the former President of TidalBeach Inc. Such employment agreement is for a term of 2 years commencing on November 15, 2000 with an annual salary of $123,000.


                  Effective December 26, 2000, shares and options were issued to the following: Declan A. French, Tony French, Michael Reid, Kelly Hankinson, and Globe Capital Corporation. These issuances were made pursuant to contracts and/or as bonuses with regards to the various acquisitions throughout the course of the fiscal year 2000. The amounts issued were as follows: 1,200,000 shares to Declan A. French; 50,000 shares to Tony French; 100,000 options priced at $0.70 to Michael Reid; and 50,000 shares and 100,000 options priced at $0.70 to Kelly Hankinson; and 500,000 shares to Globe Capital Corporation.

                  During the fiscal year ended December 31, 2000 we paid to Gersten, Savage & Kaplowitz, LLP, our United States legal counsel, approximately $100,000 and issued 30,632 shares of common stock in consideration for legal services rendered. Arthur S. Marcus, one of our directors, is a partner of Gersten, Savage & Kaplowitz, LLP.

                  While we were private, we lacked sufficient independent directors to ratify many of the foregoing transactions. However, we believe that the foregoing transactions were on terms no less favorable to us than could have been obtained from unaffiliated third parties. Management believes that all transactions consummated since we became public and all future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates have been and will be on terms no less favorable than could be obtained from unaffiliated third parties. In the event that we enter into future affiliated transactions, independent directors who do not have an interest in the transactions and who have access, at our expense, to our counsel or independent legal counsel, will approve such transactions.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth, as of October 10, 2001, the names and ownership of our common stock beneficially owned, directly or indirectly, by:
(i) each person who is a director or executive officer of Thinkpath; (ii) all directors and executive officers of Thinkpath as a group; and (iii) all holders of 5% or more of the outstanding shares of the common stock of Thinkpath:


Name and Address of                            Amount and Nature of       Percentage of Shares
Beneficial Owner (1)                       Beneficial Ownership (2)                Outstanding
Declan A. French                                     2,338,459  (3)                      15.3%
Laurie Bradley                                                - - -                      - - -
Tony French                                             70,133  (4)                          *
Kelly Hankinson                                        180,167  (5)                       1.2%
John Dunne                                              41,424  (6)                          *
Arthur S. Marcus                                        30,500  (7)                          *
Ronan McGrath                                           25,500  (8)                          *
Joel Schoenfeld                                         25,000  (9)                          *
Robert Escobio                                         200,000 (10)                       1.3%
Roger W. Walters                                     1,395,398 (11)                       9.1%
KSH Strategic Investment Fund I,
L.P.                                                 1,844,673 (12)                      11.7%
All Directors and Officers as a
Group (9 persons) (3 - 10)                           2,910,717                           18.8%



 * Less than 1%.

(1) Except as set forth above, the address of each individual is 55 University Avenue, Suite 505, Toronto, Ontario M5J 2H7.


(2) Based upon information furnished to us by the directors and executive officers or obtained from our stock transfer books. We have been informed that these persons hold the sole voting and dispositive power with respect to the common stock except as noted herein. For purposes of computing "beneficial ownership" and the percentage of outstanding common stock held by each person or group of persons named above as of October 10, 2001, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person

(3) Includes 523,263 shares of common stock owned by Christine French, the wife of Declan A. French and 101,333 shares of common stock issuable upon the exercise of options granted to Declan A. French that are currently exercisable or exercisable within the next 60 days. Also includes 1,200,000 shares of common stock issued to Declan A. French as a bonus pursuant to his employment agreement.

(4) Includes 126,167 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.


(5) Includes 1,133 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(6) Includes 1,333 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(7) Includes 27,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days. Excludes 30,362 shares of common stock issued in the name of Gersten, Savage & Kaplowitz, LLP, our United States legal counsel, of which Mr. Marcus is a partner.

(8) Consists of 25,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(9) Consists of 25,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(10) Includes 200,000 shares of common stock issued in the name of Aquila Airways Inc., a corporation in which Mr. Escobio's wife is a stockholder.

(11) Includes 100,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

(12) Includes 315,000 shares of common stock issuable upon options that are currently exercisable or exercisable within the next 60 days and 250,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable or exercisable within the next 60 days.

                            DESCRIPTION OF SECURITIES

         Our total authorized capital stock consists of 30,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. The following descriptions contain all material terms and features of our securities and are qualified in all respects by reference to our Articles of Organization and Bylaws.

Common Stock


         We are authorized to issue up to 30,000,000 shares of common stock, no par value per share, 15,181,601 shares of which were outstanding as of October 10, 2001, not including the shares of common stock to be issued upon the conversion of the outstanding shares of Series C 7% Convertible Preferred Stock and the exercise of all outstanding warrants and options. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the conversion of the outstanding shares of Series C 7% Convertible Preferred Stock and the exercise of outstanding warrants and options will be, validly authorized and issued, fully paid, and non-assessable.


         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Thinkpath, holders of the common stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.

                  Pursuant to the Business Corporations Act, Ontario, a shareholder of an Ontario corporation has the right to have the corporation pay the shareholder the fair market value for such shareholder's shares of the corporation in the event such shareholder dissents from certain actions taken by the corporation, such as amalgamation or the sale of all or substantially all of the assets of the corporation and such shareholder follows the procedures set forth in the Business Corporations Act, Ontario.

Preferred Stock

                  Our Articles of Organization authorize the issuance of up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock.

Series A 8% Convertible Preferred Stock

                  There were 17,500 shares of Series A 8% Convertible Preferred Stock authorized and issued, none of which remains outstanding.

Series B 8% Convertible Preferred Stock

         There were 1,500 shares of Series B 8% Convertible Preferred Stock authorized and issued, none of which remains outstanding.


Series C 7% Convertible Preferred Stock

         Pursuant to a share purchase agreement dated April 18, 2001 (Series C Preferred Stock Purchase Agreement) as amended on June 6, 2001, we issued an aggregate of 1,230 shares of Series C 7% Cumulative Convertible Preferred Stock (Series C Preferred Stock). As of the date of this prospectus, there are 1,110 shares of Series C Preferred Stock outstanding. The issuance of the Series C Preferred Stock was made pursuant to Section 4(2) of the Securities Act and each of the investors was a sophisticated, accredited investor who took the shares for investment purposes. There was no underwriter involved in the transaction.

         Each share of our Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C

Preferred Stock are convertible into shares of our common stock at the option of the holder of the Series C Preferred Stock at any time after issuance until we force the conversion of shares of Series C Preferred Stock. We are required to convert all shares of Series C Preferred Stock that remain outstanding after April 18, 2003.

         Pursuant to the registration requirements under the Series C Preferred Stock Purchase Agreement, we filed a registration statement on June 7, 2001 (Registration Statement) registering 200% of the shares of common stock issuable upon the conversion of all the shares of Series C Preferred Stock issued and to be issued and 100% of the shares of common stock issuable upon exercise of the common stock purchase warrants issued and to be issued.

         Pursuant to the terms of the original Series C Stock Purchase Agreement, we were obligated to issue to the investors an aggregate of 500 shares of Series C Preferred Stock and common stock purchase warrants in consideration for an additional $500,000. Such issuance was to take place upon the effective date of the Registration Statement and the satisfaction or waiver of the following conditions: (a) that each investor had delivered immediately available funds; (b) that all representations and warranties by the parties shall have remained true and correct and (c) that all permits and qualifications required by any state shall have been obtained.

         On June 6, 2001 the Series C Preferred Stock Purchase Agreement was amended (Amended Series C Preferred Stock Purchase Agreement) to restructure the terms of the issuance of the additional 500 shares of Series C Preferred Stock. Pursuant to the Amended Series C Preferred Stock Purchase Agreement, we issued 125 shares of the 500 shares of Series C Preferred Stock to one investor in consideration for $125,000. Pursuant to the Amended Series C Preferred Stock Purchase Agreement we are obligated to issue the remaining 375 shares of Series C Preferred Stock to the investors.

         The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of our funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of our common stock, or other class of stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when, as and if declared. We have the option to pay such dividends in shares of our common stock to be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.

         The number of shares of our common stock into which the Series C Preferred Stock shall be convertible into is that number of shares of common stock equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the "Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of our common stock during the period of 60 consecutive trading days immediately prior to the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date. The Conversion Price is subject to the following limitations: (a) for the 120 calendar days following April 18, 2001, the Conversion Price shall not be less than $.375 per share; (b) during the period commencing on the 121st calendar following April 18, 2001 and ending on the 180th calendar following April 18, 2001, the Conversion Price of 50% of each of the holders' shares of Series C Preferred Stock shall not be less than $.375; and (c) on any day after the 180th calendar following April 18, 2001, there shall be no floor on the Conversion Price.

         At any time prior to October 24, 2001 we may, in our sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends.


Common Stock Purchase Warrants


                  There are outstanding warrants to purchase an aggregate of 3,076,711 shares of our common stock. 475,000 of the warrants are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.24 per share, 250,000 of the warrants are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share, 500,000 of the warrants are exercisable at any time and in any amount until March 15, 2005 at a purchase price of $3.25 per share, 100,000 of the warrants are exercisable at any time and in any amount until June 1, 2004 at a purchase price of $3.25 per share, 225,000 of the warrants are exercisable at any time and in any amount until July 6, 2005, 532,534 of the warrants are exercisable at any time and in any amount until August 22, 2005 at a purchase price of $2.4614 per share, 230,693 of the warrants are exercisable at any time and in any amount until August 22, 2005 at a purchase price of $1.00 per share, 100,000 of the warrants are exercisable at any time and in any amount until January 20, 2006 at $1.50 per share, and 663,484 of the warrants are exercisable at any time and in any amount until April 18, 2006 at a purchase price of $.5445 per share. We may call any unexercised portion of 963,239 of the 2,293,777 warrants and require their exercise as follows if our common stock, as reported on the Nasdaq SmallCap Market, closes above the bid price indicated for any 10 consecutive business days: (i) 1/3 of such unexercised warrants at $6.00 per share, (ii) 1/3 of such unexercised warrants at $7.50 per share; and (iii) 1/3 of such unexercised warrants at $9.00 per share.


                  Warrant-holders are not entitled, by virtue of being warrant-holders, to receive dividends or to vote at or receive notice of any meeting of shareholders or to exercise any other rights whatsoever as shareholders. In order to receive one share of our common stock a warrant-holder must surrender one warrant, accompanied by payment of the aggregate exercise price of the warrants to be exercised, which payment may be made, at the warrant-holder's election, in cash or by delivery of a cashiers or certified check or any combination of the foregoing. Upon receipt of duly executed warrants and payment of the exercise price, we will issue and cause to be delivered to warrant-holders certificates representing the number of shares of common stock so purchased.

      CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

United States

                  The following describes the principal United States federal income tax consequences of the purchase, ownership and disposition of our shares of common stock by a shareholder who is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income tax. This summary is based on the United States Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986 and does not address the tax treatment of a beneficial owner that owns 10% or more of shares of our common stock. It is for general guidance only and does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, or United States persons whose functional currency (as defined in Section 985 of the United States Internal Revenue Code of 1986) is not the United States dollar. Persons considering the purchase of these securities should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a United States shareholder should consult his or her or its tax advisor with regard to the application of the United States federal income tax laws to his, her or its situation.

                  A United States shareholder generally will realize, to the extent of our current and accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the shares of our common stock equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by the United States shareholder (with the value of such dividends computed before any reduction for any Canadian withholding tax). United States shareholders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the United States Internal Revenue Code of 1986, a United States shareholder may elect to claim Canadian tax withheld or paid with respect to dividends on the shares of our common stock as a foreign credit against the United States federal income tax liability of such holder. Dividends on the shares of our common stock generally will constitute "passive income" or, in the case of certain United States shareholders, "financial services income," for United States foreign tax credit purposes. United States shareholders who do not elect to claim any foreign tax credits may claim a deduction for Canadian income tax withheld. Dividends paid on the shares of our common stock will not be eligible for the dividends received deduction available in certain cases to United States corporations.

                  Upon a sale or exchange of a share of our common stock, a United States shareholder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such share of common stock.

                  Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will either be long-term or short-term depending upon the period of time the shares of our common stock are sold or exchanged, as the case may be, were held.

                  This summary is of general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made.

Canada

         The following is a summary of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of shares of our common stock purchased pursuant to this prospectus by a United States shareholder who, for the purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, as applicable and at all relevant times, (i) is resident in the United States and not resident in Canada, (ii) holds shares of our common stock as capital property, (iii) does not have a "permanent establishment" or "fixed base" in Canada, and (iv) deals at arm's length with us. Special rules, which are not discussed in this summary, may apply to "financial institutions" and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

                  This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder and the Canada-United States Income Tax Convention, all specific proposals to amend the Income Tax Act (Canada) or the regulations thereunder announced by the Canadian Minister of Finance prior to the date of this prospectus and the current published administrative practices of Revenue Canada. This summary does not otherwise take into account or anticipate any changes in law or administrative practice nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the federal income tax consequences described herein. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular purchaser of the shares of common stock.

Dividends

                  Under the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, dividends paid or credited, or deemed to be paid or credited, on the shares of our common stock to a United States shareholder who owns less than 10% of our voting shares will be subject to Canadian withholding tax at the rate of 15% of the gross amount of such dividends or deemed dividends.

         Under the Canada-United States Income Tax Convention, dividends paid or credited to certain religious, scientific, charitable and similar tax exempt organizations and certain pension organizations that are resident, and exempt from tax, in the United States and that have complied with certain administrative procedures are exempt from this Canadian withholding tax.

Disposition of Shares of Common Stock

         A capital gain realized by a United States shareholder on a disposition or deemed disposition of shares of our common stock will not be subject to tax under the Income Tax Act (Canada) unless such shares of our common stock constitute taxable Canadian property within the meaning of the Income Tax Act (Canada) at the time of the disposition or deemed disposition. In general, the shares of our common stock will not be "taxable Canadian property" to a United States shareholder unless they are not listed on a prescribed stock exchange (which includes the Nasdaq SmallCap Market) or at any time within the five year period immediately preceding the disposition the United States shareholder, persons with whom the United States shareholder did not deal at arm's length, or the United States shareholder together with such persons owned or had an interest in or a right to acquire more than

25% of any class or series of our shares. A deemed disposition of shares of our common stock will arise on the death of a United States shareholder.

         If the shares of our common stock are taxable Canadian property to a United States shareholder, any capital gain realized on a disposition or deemed disposition of such shares of our common stock will generally be exempt from tax under the Income Tax Act (Canada) by virtue of the Canada-United States Income Tax Convention if the value of the shares of our common stock at the time of the disposition or deemed disposition is not derived principally from real property situated in Canada. We are of the view that the shares of our common stock do not now derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of shares of our common stock must be made at the time of the disposition or deemed disposition. This summary is of general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made.

                              INVESTMENT CANADA ACT

         The Investment Canada Act, a Federal Canadian statute, regulates the acquisition of control of existing Canadian businesses by any non-Canadian (as that term is defined in the Investment Canada Act).

         We are currently a Canadian (as that term is defined in the Investment Canada Act). If a non-Canadian seeks to acquire control of us, such acquisition will be subject to the Investment Canada Act. In general, any transaction that is subject to the Investment Canada Act is a reviewable transaction if the book value of our assets, as set out in its most recent financial statements, exceeds the applicable threshold. If the potential acquiror is a WTO Investor, acquiring control of us would only be reviewable if the book value of our assets exceeded CDN$209 million. (This number is the threshold amount for 2001 and this amount is increased each year by a factor equal to the increase in the rate of Canadian inflation for the previous year). A WTO Investor is defined in the Investment Canada Act as an investor ultimately controlled by nationals of World Trade Organization member states, such as the United States of America.

         If the book value of our assets exceeds the applicable threshold for review, the potential acquiror must file an application for review and obtain the approval of the Minister of Industry before acquiring control of us. In deciding whether to approve the reviewable transaction, the Minister considers whether the investment "is likely to be of net benefit to Canada". This determination is made on the basis of economic and policy criteria set out in the Investment Canada Act.

         The approval process begins with an initial review period of 45 days from the date the completed application is received. However, the Minister of Industry has authority to extend the review period unilaterally for 30 more days. Any further extensions require the potential acquiror's consent.

                         SHARES ELIGIBLE FOR FUTURE SALE


         We cannot assure you as to the effect, if any, that future sales of common stock will have on the market price of our common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants and/or options or the conversion of the outstanding shares of Series C 7% Convertible Preferred Stock, 7,290,335 are "restricted securities" as the term is defined in Rule 144 under the Securities Act and under certain circumstances may be sold without registration pursuant to that rule. Subject to the compliance with the notice and manner of sale requirements of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three-month period, shares equal to the greater of 1% of the number of the then outstanding shares of common stock, or if the common stock is quoted on the Nasdaq System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144 with the United States Securities and Exchange Commission. As of October 10, 2001, 1,337,867 shares of the common stock held by beneficial owners are eligible for sale pursuant to Rule 144. We are unable to predict the effect of any sales made under Rule 144 and Rule 144k may have on the market price of our common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely affect the then prevailing market for our common stock and could impair our ability to raise capital through the sale of our equity securities.

                            SELLING SECURITY HOLDERS

         The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give effect to the sale of the shares offered in this prospectus.


                              Position, Office or                                                     Percentage of
                              Affiliation with       Beneficial                                       Common Stock
Name of Selling Security      Thinkpath During the   Ownership of Common      Shares of Common        Beneficially Owned
Holder                        Past Three Years       Stock Prior to Sale(1)   Stock to be Sold(1)     After the Offering(2)
------                        ----------------       ----------------------   -------------------     ---------------------
Alpha Capital AG              None                   1,814,408(3)             3,397,603(4)(5)         0.0%
Stonestreet L.P.              None                   1,774,878(6)             3,139,163(7)(8)         0.0%
Andrew Reckless               None                   257,168                  257,168                 0.0%
Paul T. Mannion               None                   257,168                  257,168                 0.0%
Gersten, Savage &
Kaplowitz, LLP                Legal Counsel          30,362                   30,362                  0.0%
Arthur S. Marcus              Director and Partner
                              of Legal Counsel       30,500                   30,500(9)               *
Christopher J. Kelly          Employee of Legal
                              Counsel                12,500                   12,500(10)              0.0%
Denise Dunne-Fushi            Employee               450,000                  133,333                 2.1%
KSH Investment Group, Inc.    Former Placement
                              Agent and Current
                              Financial Consultant   150,000                  150,000                 0.0%
Dailyfinancial.com, Inc.      Consultant             90,000                   90,000                  0.0%
Burlington Capital
Markets, Inc.                 Consultant             425,000                  425,000                 0.0%
Del Mar Consulting Group      Consultant             693,883(11)              600,000                 *
Robert B. Prag                Consultant             23,622                   23,622                  0.0%
Roger W. Walters              Former Director and
                              Former Officer         1,395,398                1,125,398               1.8%
Chris Killarney               Former Employee        105,000                  105,000                 0.0%
Michael Reid                  Employee               125,000                  125,000                 0.0%
Bernadette Reid               None                   125,000                  125,000                 0.0%
International Consulting
Group                         Consultant             140,000                  140,000                 0.0%


* Less than 1%

(1) The number of shares of common stock shown as beneficially owned and offered by the selling security holders represents the number of shares that we have initially agreed to register the number of shares of common stock offered by the selling security holders hereby and included in the registration statement of which this prospectus is a part also includes; (a) such number of additional shares of our common stock as may be issued upon (i) the conversion of the 1,110 issued and outstanding shares of Series C 7% Convertible Preferred Stock, (ii) the exercise of warrants to purchase an aggregate of 723,436 shares of our common stock that were issued in the April 2001 private placement offering, (iii) the conversion of the 375 shares of Series C 7% Convertible Preferred Stock that we are obligated to issue upon the effective date of this registration statement, (iv) the exercise of 377,771 warrants to purchase shares of our common stock which warrants we are obligated to issue upon the effective date of this registration statement, and (b) an aggregate of (i) 25,500 shares of our common stock issuable upon the exercise of option exercisable at $3.25 per share, (ii) 2,500 shares of our common stock issuable upon the exercise of options exercisable at $3.19 per share, and (iii) 35,000 shares of common stock issuable upon the exercise of options exercisable at $.70 per share. Accordingly, the actual number of shares of our common stock issued or issuable upon the conversion of the shares of Series C 7% Convertible Preferred Stock and the exercise of warrants is subject to adjustment depending upon factors which cannot be predicted at this time, including, among others, the future market prices of our common stock. Accordingly, the number of shares set forth for each selling security holder may exceed the actual number of shares of common stock the such selling security holder could beneficially own at any given time through such selling security holder's ownership of the shares of Series C 7% Convertible Preferred Stock and the warrants. The above numbers assume that the selling security holders will convert all of the shares of Series C 7% Convertible Preferred Stock and exercise all of the outstanding warrants and options held by them.


(2) Assumes all of the shares of common stock offered are sold.

(3) Assumes the conversion of all of such shareholders' portion of the shares of Series C 7% Convertible Preferred Stock issued and to be issued and assumes the exercise of all of the warrants issued and to be issued, however, pursuant to the share purchase agreement, such shareholder may not own more than 9.9% of our common stock at any one time.

(4) Includes 956,755 shares of our common stock issuable upon the conversion of shares of the Series C 7% Convertible Preferred Stock we are obligated to issue upon the effective date of this registration statement.

(5) Includes 251,847 shares of our common stock issuable upon the exercise of the common stock purchase warrants we are obligated to issue upon the effective date of this registration statement.

(6) Assumes the conversion of all of such shareholders' portion of the shares of Series C 7% Convertible Preferred Stock issued and to be issued and assumes the exercise of all of the warrants issued and to be issued, however, pursuant to the share purchase agreement, such shareholder may not own more than 9.9% of our common stock at any one time.

(7) Includes 478,378 shares of our common stock issuable upon the conversion of shares of the Series C 7% Convertible Preferred Stock we are obligated to issue upon the effective date of this registration statement.

(8) Includes 125,924 shares of our common stock issuable upon the exercise of the common stock purchase warrants we are obligated to issue upon the effective date of this registration statement.

(9) Includes (i) 2,500 shares of our common stock issuable upon the exercise of options exercisable at $3.19 per share, and (ii) 25,000 shares of our common stock issuable upon the exercise of options exercisable at $.70 per share.

(10) Includes (i) 2,500 shares of our common stock issuable upon the exercise of options exercisable at $3.25 per share, and (ii) 10,000 shares of our common stock issuable upon the exercise of options exercisable at $.70 per share.

(11) Includes 200,000 shares of Common Stock issuable upon the exercise of options exercisable at $.55 per share.

         In recognition of the fact that the selling security holders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement in effect until the shares of common stock are no longer required to be registered for the sale thereof by the selling security holders. As per the United States Securities rules and regulations, certain of the selling security holders may not use the shares of our common stock sold under this registration statement to cover short positions taken since this registration statement was filed.

                              PLAN OF DISTRIBUTION

         Our shares of common stock offered hereby by the selling security holders may be sold from time to time by such selling security holders, or by pledgees, donees, transferees and other successors in interest thereto. These pledgees, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus. Our shares of common stock may be sold:

- on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or

-        in privately negotiated transactions.

         Our shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell the common stock short, and in these instances, this prospectus may be delivered in connection with the short sale and the shares of common stock offered hereby may be used to cover the short sale.

         Transactions involving brokers or dealers may include, without limitation, the following:

-        ordinary brokerage transactions,

-        transactions in which the broker or dealer solicits purchasers,

- block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

- purchases by a broker or dealer as a principal and resale by such broker or dealer for its own account.

        In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling security holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in the transaction, or both.

         Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. One of the selling security holders (Burlington Capital Markets, Inc.) whose shares are being registered herein has agreed not to sell more than 50,000 shares in any single month unless the stock price exceeds $3.00 per share for ten consecutive trading days. Del Mar Consulting Group has agreed not to sell any shares until December 31, 2001.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering, including the validity of the issuance of the shares of common stock offered hereby, will be passed upon for us by Gersten, Savage & Kaplowitz, LLP, New York, New York.

                                     EXPERTS


         Our financial statements for the years ended December 31, 1999 and 2000, appearing in this prospectus and registration statement have been audited by Schwartz Levitsky Feldman, llp, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Our financial statements for the three and six months ended June 30, 2001 and June 30, 2000, appearing in this prospectus and registration statement have been prepared by us and have been reviewed by Schwartz, Levitsky, Feldman, llp.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the information requirements of the Exchange Act of 1934, and, in accordance therewith will have been filing reports, proxy statements and other information with the United States Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the United States Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the United States Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the United States Securities and Exchange Commission's Web site (http://www.sec.gov). Further information on public reference rooms available at the United States Securities and Exchange Commission is available by contacting the United States Securities and Exchange Commission at 1-(800) SEC-0330. The Nasdaq Stock Market maintains a Web site at (http://www.nasdaq.com) whereby information regarding Thinkpath may be obtained.

                                 THINKPATH INC.

                 REVISED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                               AS OF JUNE 30, 2001

                                   (UNAUDITED)

                        (AMOUNTS EXPRESSED IN US DOLLARS)









                                      F-1

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
REVISED INTERIM CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2001 AND DECEMBER 31, 2000
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

                                                        2001             2000
                                                        ----             ----

                                                         $                 $
                                     ASSETS
CURRENT ASSETS

    Accounts receivable                               6,954,557        7,857,999
    Inventory                                            62,967           93,670
    Income taxes receivable                             331,948          358,436
    Prepaid expenses                                    389,474          335,930
                                                     ----------        ---------

                                                      7,738,946        8,646,035

CAPITAL ASSETS                                        3,341,973        3,596,759

GOODWILL                                              8,424,854        8,585,290

INVESTMENT IN NON-RELATED COMPANIES                   1,502,565        1,318,091

LONG-TERM RECEIVABLE                                    273,530           83,450

OTHER ASSETS                                          1,374,671        1,812,889

DEFERRED INCOME TAXES                                   436,103        1,643,426
                                                     ----------        ---------


                                                     23,092,642       25,685,940
                                                     ==========       ==========





                                      F-2
--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
REVISED INTERIM CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2001 AND DECEMBER 31, 2000
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

                                                         2001           2000
                                                         ----           ----
                                                          $               $
                                   LIABILITIES
CURRENT LIABILITIES


    Bank indebtedness                                  4,083,542      5,061,410
    Accounts payable                                   3,998,054      3,822,984
    Deferred revenue                                     177,425        219,308
    Current portion of long-term debt                    412,384        946,131
    Current portion of notes payable                   1,519,515      1,683,333
                                                      ----------     ----------

                                                      10,190,920     11,733,166

LONG-TERM DEBT                                           883,474        760,313

NOTES PAYABLE                                          1,639,456      1,641,667

CAPITAL STOCK PAYABLE                                    751,788        751,788
                                                      ----------     ----------


                                                      13,465,638     14,886,934
                                                      ----------     ----------


                              STOCKHOLDERS' EQUITY

CAPITAL STOCK (Note 5)                                25,605,830     23,759,415

DEFICIT                                              (15,080,923)   (12,306,862)

ACCUMULATED OTHER COMPREHENSIVE LOSS                    (897,903)      (653,547)
                                                      ----------     ----------

                                                       9,627,004     10,799,006
                                                      ----------     ----------

                                                      23,092,642     25,685,940
                                                      ==========     ==========






          The accompanying notes are an integral part of these revised interim consolidated financial statements.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
REVISED INTERIM CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

                                                               (RESTATED)                          (RESTATED)
                                          3 MONTHS ENDED     3 MONTHS ENDED   6 MONTHS ENDED     6 MONTHS ENDED
                                           JUNE 30, 2001      JUNE 30, 2000    JUNE 30, 2001      JUNE 30, 2000
                                          --------------     --------------   --------------     --------------
                                                 $                  $                $                 $
REVENUE                                      10,015,284        12,196,894        20,717,885        22,037,865

COST OF SERVICES                              6,598,474         7,378,442        13,476,901        13,320,779
                                             ----------        ----------        ----------        ----------

GROSS PROFIT                                  3,416,810         4,818,452         7,240,984         8,717,086
                                             ----------        ----------        ----------        ----------

EXPENSES
  Administrative                              2,285,805         1,606,423         3,039,695         3,277,860
  Selling                                     1,619,886         2,279,282         3,263,646         3,791,066
  Financing expenses                            (51,111)             --             573,525              --
  Interest Charges                              246,937           303,573           492,986           552,001
  Depreciation and amortization                 560,986           432,498         1,123,706           714,162
  Restructuring costs                           173,311              --             452,764              --
                                             ----------        ----------        ----------        ----------
                                              4,835,814         4,621,776         8,946,322         8,335,089
                                             ----------        ----------        ----------        ----------
 NET INCOME (LOSS) BEFORE
  INCOME TAXES                               (1,419,004)          196,676        (1,705,338)          381,997

  Income taxes                                  200,030           (36,291)          403,992            42,031
                                             ----------        ----------        ----------        ----------

NET INCOME (LOSS)                            (1,619,034)          232,967        (2,109,330)          339,966
                                             ==========        ==========        ==========        ==========

WEIGHTED AVERAGE NUMBER OF
  COMMON STOCK OUTSTANDING
  BASIC AND FULLY DILUTED                    14,713,383         4,449,048        13,869,253         4,278,762
                                             ==========        ==========        ==========        ==========

INCOME (LOSS) PER WEIGHTED
  AVERAGE COMMON STOCK
  AFTER PREFERRED DIVIDENDS
  BASIC AND FULLY DILUTED                         (0.11)            (0.05)            (0.15)             0.08
                                             ==========        ==========        ==========        ==========



          The accompanying notes are an integral part of these revised interim consolidated financial statements.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
REVISED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND JUNE 30, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

                                                                                                                        ACCUMULATED
                                   COMMON STOCK                                 CAPITAL                                    OTHER
                                     NUMBER OF    PREFERRED STOCK NUMBER OF      STOCK        RETAINED   COMPREHENSIVE COMPREHENSIVE
                                      SHARES                SHARES              AMOUNTS       EARNINGS   INCOME (LOSS) INCOME (LOSS)
                                                     A         B        C
Balance as at December 31, 2000       11,915,138     1,050      750     -      23,759,415    (12,306,862)                 (653,547)

Net loss for the period                  -           -         -        -          -            (490,296)     (490,296)
                                                                                                            ----------

Other comprehensive loss, net of tax:
   Foreign currency translation          -           -         -        -          -             -            (589,297)
   Adjustment to market value            -           -         -        -          -             -              (1,735)
                                                                                                            ----------
 Other comprehensive loss                                                                                     (591,032)   (591,032)
                                                                                                            ----------
Comprehensive loss                                                                                          (1,081,328)
                                                                                                            ==========
Issuance of common stock for cash
                                         525,000     -         -        -         400,000        -

Common stock and warrants
issued in consideration of
services                                  30,632     -         -        -         246,980        -

Dividend on preferred stock              -           -         -        -         226,500       (226,500)

Conversion of preferred stock to
common stock                           1,875,839   (1,050)    (750)     -          -             -

                                      ---------- ------    -------     -----   ----------    -----------                ----------
Balance as of March 31, 2001          14,346,609     -         -        -      24,632,895    (13,023,658)               (1,244,579)

Net loss for the period                  -           -         -        -          -          (1,619,034)   (1,619,034)
                                                                                                            ----------

Other comprehensive income (loss),
 net of tax:
   Foreign currency translation          -           -         -        -          -             -             345,732
   Adjustment to market value            -           -         -        -          -             -                 944
                                                                                                            ----------
 Other comprehensive income                                                                                    346,676     346,676
                                                                                                            ----------
Comprehensive loss                                                                                          (1,272,358)
                                                                                                            ==========
Issuance of preferred stock              -           -         -       1,230    1,230,000        -

Common stock and warrants issued, and
repriced in consideration of
services                                 150,000     -         -        -         107,702        -

Dividend on preferred stock              -           -         -        -         141,140       (154,138)

Conversion of preferred stock to
common stock                             266,774     -         -       (120)       -             -

Beneficial conversion on
Issuance of preferred stock              -           -         -        -         284,093       (284,093)

Allowance for deferred taxes recoverable
On issue expenses                                                                (790,000)
                                      ---------- ------    -------     -----   ----------    -----------                ----------
Balance as of June 30, 2001           14,763,383     -         -       1,110   25,605,830    (15,080,923)                 (897,903)
                                      ---------- ------    -------     -----   ----------    -----------                ----------


          The accompanying notes are an integral part of these revised interim consolidated financial statements.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
REVISED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE SIX MONTHS ENDED JUNE 30
(AMOUNTS EXPRESSED IN US DOLLARS)
(UNAUDITED)

                                                                                           RESTATED
                                                                               2001          2000
                                                                               ----          ----
                                                                                $             $
Cashflows from operating activities
     Net income (loss)                                                     (2,109,330)      339,966
                                                                            ---------     ---------

     Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
          Amortization                                                      1,123,705       774,162
          Decrease (increase) in accounts receivable                          840,226    (1,471,182)
          Decrease (increase) in prepaid expenses                             (50,568)      (96,550)
          Increase (decrease) in accounts payable                             167,969     1,032,538
          Increase in income taxes payable (receivable)                          --        (167,204)
          Decrease (increase) in short term investments                          --      (1,608,429)
          Decrease (increase) in deferred income taxes                        397,362       (41,485)
          Decrease (increase) in inventory                                     30,472       (70,567)
          Increase (decrease) in deferred revenue                             (44,685)         --
          Common stock and warrants issued for services                       354,682          --
          Long-term investment received for services                         (205,242)         --
                                                                            ---------     ---------
     Total adjustments                                                      2,613,921    (1,648,717)
                                                                            ---------     ---------
     Net cash used in operating activities                                    504,591    (1,308,751)
                                                                            ---------     ---------

Cash flows from investing activities
     Purchase of capital assets                                              (214,691)     (805,254)
     Purchase of other assets                                                (294,202)     (212,650)
     Increase in long-term receivable                                        (188,626)         --
     Cash payment for subsidiaries                                               --      (1,788,950)
                                                                            ---------     ---------
     Net cash used in investing activities                                   (697,519)   (2,806,854)
                                                                            ---------     ---------

Cash flows from financing activities
     Repayment of notes payable                                              (192,164)      496,068
     Repayment of long-term debt                                             (475,845)      (70,373)
     Cash received from long-term debt                                        225,000          --
     Proceeds from issuance of common stock                                   400,000       124,420
     Proceeds from issuance of preferred stock                              1,100,000     1,580,833
     Increase (decrease) in bank indebtedness                                (812,515)    1,152,381
                                                                            ---------     ---------
     Net cash provided by financing activities                                244,476     3,283,329
                                                                            ---------     ---------
Effect of foreign currency exchange rate changes                              (51,548)       83,775
                                                                            ---------     ---------
Net increase (decrease) in cash and cash equivalents                             --        (748,501)
Cash and cash equivalents
     -Beginning of period                                                        --       1,904,588
                                                                            ---------     ---------
     -End of period                                                              --       1,156,087
                                                                            ---------     =========

SUPPLEMENTAL CASH ITEMS:
     Interest paid                                                            300,434       410,881
                                                                            =========     =========
     Income taxes paid                                                          3,992        42,031
                                                                            =========     =========

SUPPLEMENTAL NON-CASH ITEM:
     Preferred stock dividend                                                 664,731        29,600
                                                                            =========     =========



          The accompanying notes are an integral part of these revised interim consolidated financial statements.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
NOTES TO REVISED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A) PRINCIPAL BUSINESS ACTIVITIES
        Thinkpath Inc. is an information technology and engineering services company which, along with its subsidiaries Systemsearch Consulting Services Inc., Cad Cam Inc., Cad Cam of Michigan Inc., Cad Cam Integrated Manufacturing Services Inc. and Cad Cam Technical Services Inc., Thinkpath Training Inc., Microtech Professionals Inc., Njoyn Software Inc., and TidalBeach Development Inc., provides outsourcing, recruiting, training and technology services to enhance the resource performance of clients.

     B) BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION
        The accompanying consolidated interim financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated interim financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

        In the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation have been included in the consolidated interim financial statements. The consolidated interim financial statements are based in part on estimates and have not been audited by independent accountants. Independent accountants will audit the annual consolidated financial statements.

        The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries. The earnings of the subsidiaries are included from the date of acquisition for acquisitions accounted for using the purchase method. For subsidiaries accounted for by the pooling of interest method their earnings have been included for all periods reported. All significant inter-company accounts and transactions have been eliminated.

     C) NET INCOME (LOSS) AND FULLY DILUTED NET INCOME (LOSS) PER
        WEIGHTED AVERAGE COMMON STOCK

        Net income (Loss) per common stock is computed by dividing net income
        (loss) for the year by the weighted average number of common stock outstanding during the year.

        Fully diluted net income (loss) per common stock is computed by dividing net income for the year by the weighted average number of common stock outstanding during the year, assuming that all convertible preferred stock, stock options and warrants were converted or exercised. Stock conversions stock options and warrants, which are anti-dilutive, are not included in the calculation of fully diluted net income (loss) per weighted average common stock.

     D) REVENUE RECOGNITION
        1) The company provides the services of engineering and information technology staff on a project basis. The services provided are defined by guidelines to be accomplished by milestone and revenue is recognized upon the accomplishment of the relevant milestone. As services are rendered, the costs incurred are reflected as Work in Progress. Revenue is recognized upon the persuasive evidence of an agreement, delivery has occurred, the fee is fixed or determinable and collection is probable.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
NOTES TO REVISED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)


        2) The company provides the services of information technology consultants on a contract basis and revenue is recognized as services are performed.

        3) The company places engineering and information technology professionals on a permanent basis and revenue is recognized upon candidates' acceptance of employment. If the company receives non-refundable upfront fees for "retained searches", the revenue is recognized upon candidates' acceptance of employment.

        4) The company provides advanced training and certification in a variety of technologies and revenue is recognized on delivery.

        5) The company licenses software in the form of a Human Capital Management System called Njoyn. The revenue associated with providing this software is allocated to an initial set up fee, customization and training as agreed and an ongoing monthly per user fee. The allocation of revenue to the various elements is based on the company's determination of the fair value of the elements if they had been sold separately. The set-up fee and customization revenue is recognized upon delivery of access to the software with customization completed in accordance with milestones determined by the contract. Revenue for the training is recorded as the services are rendered and the ongoing monthly fee is recorded each calendar month. There is no additional fee for hosting.

            The company signs contracts for the customization or development of SecondWave in accordance with specifications of its clients. The project plan defines milestones to be accomplished and the costs associated. These amounts are billed as they are accomplished and revenue is recognized as the milestones are reached. The work in progress for costs incurred beyond the last accomplished milestone is reflected at the period end. To date these amounts have not been material and have not been set up at the period ends. The contracts do not include any post-contract customer support. Additional customer support services are provided at standard daily rates, as services are required.


2.  INVESTMENT IN NON-RELATED COMPANIES

           Investment in non-related companies are represented by the following:

                Conexys                                 $667,511
                Digital Cement                           507,865
                Lifelogix                                121,947
                Tillyard Management                      130,242
                SCM Dialtone                              75,000
                                                      ----------
                Total                                 $1,502,565
                                                      ==========



           During the three months ended June 30, 2001, the company acquired an interest worth $130,242 in Tillyard Management Inc., a property management company, in consideration of a real estate management software system developed by Thinkpath Inc. This investment has been accounted for using the cost method.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
NOTES TO REVISED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)



          The company also acquired an interest worth $75,000 in SCM Dialtone, a real time supply chain management (SCM) service provider, in consideration of placement and consulting services rendered. This investment has been accounted for using the cost method.

3. LONG-TERM DEBT

          At June 30, 2001, the Company continued to be in breach of the Bank One loan covenants and accordingly the Bank continues to charge higher interest rates and enforce its restriction on the Company's repayment of certain subordinated loans and notes payable. In compliance with this restriction, the Business Development Bank of Canada has agreed to a principal repayment deferral of its subordinated loans.

4. NOTES PAYABLE

          In compliance with Bank One's restriction, the Company is making interest only payments on its notes payable to the vendors of Cad Cam Inc. and Micro Tech Professiionals Inc.

5. CAPITAL STOCK

   a)  Authorized

      30,000,000   Common stock, no par value
       1,000,000   Preferred stock, issuable in series,
                   rights to be determined by the Board of Directors

   b)  Issued

       During the three months ended June 30, 2001, the Company issued 150,000 shares of its common stock in consideration of $78,000 cash received.

       On June 6, 2001, the Company amended its Articles of Organization to increase its authorized common stock from 15,000,000 to 30,000,000.

   c)  Preferred Stock

       Pursuant to a share purchase agreement dated April 18, 2001, the Company issued 1,105 shares of Series C 7% Cumulative Convertible Preferred Stock (Series C Preferred Stock). Each share of Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of the Company's common stock at the option of the holders, at any time after issuance until such shares of Series C Preferred Stock are manditorily converted or redeemed by the Company, under certain conditions. The Company is required to register 200% of the shares of common stock issuable upon the conversion of the 1,105 shares of Series C Preferred Stock. In addition, upon the effective date of such registration statement, the Company is obligated to issue to the holders of Series C Preferred Stock an aggregate of 500 shares of Series C Preferred Stock in consideration for $500,000, under certain conditions.

       The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of the Company's funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of the Company's common stock, or other class of stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when as and if declared. The Company has the option to pay such dividends in shares of the Company's common stock to be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH.COM INC.
NOTES TO REVISED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

       The number of shares of the Company's common stock into which the Series C Preferred stock shall be convertible into that number of shares of common stock equal to (i) the sum of (A) the stated value per share and
       (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price". The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of the Company's common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date ($.4798 with respect to the 1,105 shares of Series C 7% Preferred Stock issued and outstanding). The Conversion Price is subject to certain floor and time limitations. At any time prior to October 24, 2001, the Company may, in its sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends.

       During the three months ended June 30, 2001, the Company issued 266,774 common stock on the conversion of 120 Series C preferred stock. The Company paid dividends of $154,138 on the conversions. The proceeds received on the issue of Class C preferred shares have been allocated between the value of detachable warrants issued and the preferred shares outstanding on the basis of their relative fair values. Paid in capital has been credited by the value of the warrants and retained earnings charged for the amount of preferred dividends effectively paid. The conversion benefit existing at the time of issue of the preferred Class C shares has been computed and this amount has been credited to paid in capital for the Class C preferred shares and charged to retained earnings as dividends on the Class C preferred shares.

    d) Warrants

       During the three months ended June 30, 2001, the Company issued 723,436 warrants to the Series C Preferred Stock investors of which 663,484 have a strike price of $0.54 and expire on April 18, 2005. The balance of 59,952 have a strike price of $0.63 and expire on June 8, 2005.

       Following verbal agreements in December 2000, on January 24, 2001, the company signed an agreement with The Del Mar Consulting Group, a California corporation, to represent us in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals. The company issued a non-refundable retainer of 400,000 shares to Del Mar and are required to pay $4,000 per month for on-going consulting services. In addition, Del Mar has a warrant to purchase 400,000 shares of common stock at $1.00 per share and 100,000 shares at $2.00 which expires January 24, 2005 and which are exercisable commencing August 1, 2001. As the agreement to issue the non- refundable retainer was reached in December 2000, the 400,000 shares with a value of $268,000 has been included in the shares issued for services rendered and has been included in Acquisition costs and financing expenses for December 31, 2000. The commitment to issue the non-refundable deposit was effected in December 2000. The value of the warrants of $216,348 has been included in paid in capital in January 2001 and the expense is being reflected over the six month period ending August 1, 2001. In April 2001, the warrants were cancelled and new warrants were issued which are exercisable at $0.55. 200,000 of the warrants are exercisable commencing April 2001 and the balance are exercisable commencing August 1, 2001. The value of the change in the warrants of $29,702 has been included in the paid in capital in April 2001 and the additional expense is being amortized in the period to August 1, 2001.

6. RESTRUCTURING COSTS

       During the three months ended June 30, 2001, the Company recorded a restructuring charge of $173,311 for a year to date total of $452,764 as a result of certain of the Company's actions to better align its cost structure with expected revenue growth rates. The restructuring charge includes severance paid to employees of the London training office and the staff involved with software development for Njoyn. The support and marketing team for Njoyn continue to operate.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
NOTES TO REVISED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

7. OTHER COMPREHENSIVE INCOME (LOSS)

   Comprehensive income (loss) for the three months ended June 30, 2001:

                                                         Before Tax      Tax (Expense)      Net-of-Tax
                                                           Amount         or Benefit          Amount
                                                           ------         ----------          ------
     Foreign currency translation adjustments                345,732                -           345,732

     Adjustment to market value                                1,349             (405)              944
                                                         -----------      -----------       -----------

     Other comprehensive income (loss)                       347,081             (405)          346,676
                                                         ===========      ===========       ===========

   Comprehensive income (loss) for the three months ended March 31, 2001:

                                                         Before Tax      Tax (Expense)      Net-of-Tax
                                                           Amount         or Benefit          Amount
                                                           ------         ----------          ------
     Foreign currency translation adjustments               (589,297)               -          (589,297)

     Adjustment to market value                               (2,479)             744            (1,735)
                                                         -----------      -----------       -----------

     Other comprehensive loss                               (291,776)             744          (591,032)
                                                         ===========      ===========       ===========

   The foreign currency translation adjustments are not currently adjusted for income taxes since the company is situated in Canada and the adjustments relate to the translation of the financial statements from Canadian dollars into United States dollars done only for the convenience of the reader.

8. SEGMENTED INFORMATION

a) Sales by Geographic Area

                                           Three Months            Three Months            Six Months            Six Months
                                       Ended June 30, 2001     Ended June 30, 2000    Ended June 30, 2001     Ended June 30, 2000
                                       -------------------     -------------------    -------------------     -------------------
                                                $                       $                        $                       $
                            Canada          3,443,590               4,062,336                8,627,421               7,970,538
          United States of America          6,571,694               8,134,558               12,090,464              14,067,327
                                           ----------              ----------               ----------              ----------
                                           10,015,284              12,196,894               20,717,885              22,037,865
                                           ==========              ==========               ==========              ==========

          b) Net Income (Loss) by Geographic Area

                                          Three Months            Three Months               Six Months              Six Months
                                       Ended June 30, 2001     Ended June 30, 2000      Ended June 30, 2001     Ended June 30, 2000
                                       -------------------     -------------------      -------------------     -------------------
                                              $                         $                       $                       $
                             Canada      (1,194,448)                (489,364)              (1,906,989)               (568,328)
           United States of America        (424,586)                 722,331                 (202,341)                908,294
                                            -------                  -------               -----------              ----------
                                         (1,619,034)                 232,967               (2,109,330)                339,966
                                         ==========                  =======               ===========              ==========

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
NOTES TO REVISED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

8. SEGMENTED INFORMATION (cont'd)


           c)   Identifiable Assets by Geographic Area

                                                 June 30,             December 31,
                                                     2001                   2000
                                                     ----                   ----
                                                   $                       $
                                  Canada        6,933,549               8,979,711
                United States of America       16,159,093              16,706,229
                                               ----------              ----------
                                               23,092,642              25,685,940
                                               ==========              ==========


           d)   Revenue and Gross Profit by Operating Segment

                                                 Three Months          Three Months            Six Months             Six Months
                                             Ended June 30, 2001   Ended June 30, 2000     Ended June 30, 2001   Ended June 30, 2000
                                             -------------------   -------------------     -------------------   -------------------
                                                       $                    $                      $                       $
                Revenue
                           IT Recruitment           4,537,653            2,967,343              8,979,438               6,221,836
                Tech Pubs and Engineering           3,239,012            4,988,221              7,020,485              10,133,863
                         IT Documentation             932,395            1,738,046              2,219,169               1,738,046
                                 Training           1,101,826            2,393,275              2,020,046               3,720,195
                               Technology             204,398              110,010                478,747                 223,925
                                                   ----------           ----------             ----------              ----------
                                                   10,015,284           12,196,894             20,717,885              22,037,865
                                                   ==========           ==========             ==========              ==========
               Gross Profit
                           IT Recruitment           1,345,573            1,169,916              2,591,961               3,404,882
                Tech Pubs and Engineering             957,049            1,772,011              2,017,011               3,291,931
                         IT Documentation             285,398              928,954              1,001,944                 928,954
                                 Training             634,292              866,572              1,174,663                 931,692
                               Technology             194,498               80,999                455,405                 159,627
                                                   ----------           ----------             ----------              ----------
                                                    3,416,810            4,818,452              7,240,984               8,717,086
                                                   ==========           ==========             ==========              ==========

    e) Revenues from Major Customers

       The consolidated entity had the following revenues from major Customers:

       No single customer consisted of more than 10% of the revenues.

    f) Purchases from Major Suppliers

       There were no significant purchases from major suppliers.

9. CONTINGENCIES

   a) The vendor of Southport Consulting Co. is seeking damages for the consideration of $250,000 on the acquisition which was funded by shares of the company. The vendor contends that the shares received do not satisfy the purchase price. No provision has been recorded in the accounts for possible losses. Should any expenditure be incurred by the company for the resolution of this lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.

   b) Three former employees are alleging wrongful dismissal for the termination of their employment. No provision has been recorded in the accounts for possible losses. Should any expenditure be incurred by the company for the resolution of these lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.

   c) The Company is party to various lawsuits arising from the normal course of business and its restructuring activities. In management's opinion, the litigation will not materially affect the company's financial position, results of operations or cash flows. No material provision has been recorded in the accounts for possible losses or gains. Should any expenditure be incurred by the Company for the resolution of these lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

THINKPATH INC.
NOTES TO REVISED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2001
(AMOUNTS EXPRESSED IN US DOLLARS)
(Unaudited)

10.  SUBSEQUENT EVENTS

     a) The Company has restructured its note payable to Roger Walters in September 2001, so that 1,200,000 shares will be issued in lieu of $450,000 cash reducing the balance of the note to $750,000. The balance will be paid over 3 years beginning January 1, 2003. The Company is current in its interest obligations to Roger Walters.

     b) As a result of Bank One's restriction on subordinated debt payments, the Company is in breach of its payment schedule to Denise Dunne. The Company is in negotiations to restructure its note payable to Denise Dunne. The Company hopes to reduce the cash amount owing and extend the payment terms. The Company is current in its interest obligations to Denise Dunne.

     c) On July 20, 2001, the Company received a Nasdaq Staff Determination indicating that the company is not in compliance with the bid price requirements for continued listing, as set forth in Nasdaq's Marketplace Rule 4310 (c)(8)(B). . On September 27, 2001, Nasdaq announced a moratorium on the minimum bid and public float requirements for continued listing on the exchange until January 2, 2002. The Company's stock will continue to be listed on Nasdaq during this period.

     d) During July 2001, 22,125 shares were issued for the options exercised by the Business Development Bank of Canada.

     e) On September 11, 2001, the Company's branch office located in the World Trade Centre was destroyed and its branch office at 195 Broadway was damaged and closed for a period of four weeks. The company cannot yet provide a reliable estimate of the effect of this destruction and closure on its operating results and financial condition.

11.  MANAGEMENT'S INTENTIONS

     Management has initiated substantial changes in operational procedures in an effort to return the company to profitability and to improve its cashflow and financial condition. Management has continued to coordinate its sales efforts to maximize organic and cross-selling initiatives. In addition, Management has continued its cost cutting initiatives including the termination of personnel and closure of non-productive offices and business lines. Management has successfully restructured some of its long-term debt obligations in addition to postponing significant obligations. The Company is currently making interest payments only on all long-term debt and notes payable. The Company has the continued support of its primary lenders, Bank One and the Business Development Bank of Canada. Effective June 2001, the Company retained Banc One Capital Markets to assist in maximizing shareholder value. Management believes that despite the recent losses and negative working capital, it has developed a business plan that if successfully implemented, can substantially improve operational results and its financial condition.

12.  RESTATEMENT

     The financial statements as at December 31, 2000 have been restated to reflect the beneficial conversion on the issuance of preferred shares in the amount of $805,698 The financial statements as at March 31, 2001 have been restated to include warrants issued to Del Mar valued at $216,348 and the amortization of that expense reflected in financing costs in the amount of $72,116 The financial statements as of June 30, 2001 reflects an additional $29,702 for the re-pricing of the warrants for Del Mar in April 2001 and the amortization of the financing costs in the amount of $132,926. The un-amortized balance of $41,008 which will be amortized in the 3rd quarter of 2001 has been included in Prepaid expenses. The financial statements for March 31, 2001 and June 30, 2001 reflect additional allowances against the deferred income tax asset in the amounts of $200,000 and $990,000 respectively. Of these amounts $790,000 has been reflected as a reduction of paid in capital as the issue expenses were reduced by the estimated future tax benefit available on claiming the issue expenses as a Canadian income tax expense.

--------------------------------------------------------------------------------
Copyright 2001 10-K Wizard Technology, LLC

                                 THINKPATH INC.

                          (FORMERLY THINKPATH.COM INC.)

                    REVISED CONSOLIDATED FINANCIAL STATEMENTS

                  AS OF DECEMBER 31, 2000 AND DECEMBER 31, 1999

                         TOGETHER WITH AUDITORS' REPORT

                        (AMOUNTS EXPRESSED IN US DOLLARS)

REPORT OF INDEPENDENT AUDITORS




TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF THINKPATH INC.



We have audited the accompanying revised consolidated balance sheets of Thinkpath Inc. (formerly Thinkpath.com Inc.), (incorporated in Canada) as of December 31, 2000 and 1999 and the related revised consolidated statements of income, cash flows and changes in stockholders' equity for the years ended December 31, 2000 and 1999. These revised consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these revised consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the revised consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the revised consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall revised consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these revised consolidated financial statements referred to above present fairly, in all material respects, the revised consolidated financial position of Thinkpath Inc. (formerly Thinkpath.com Inc.) as of December 31, 2000 and 1999 and the revised consolidated results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles in the United States of America.

Since the accompanying financial statements have not been prepared and audited in accordance with generally accepted accounting principles and standards in Canada, they may not satisfy the reporting requirements of Canadian statutes and regulations.


Schwartz Levitsky Feldman LLP
Chartered Accountants

Toronto, Ontario
March 30, 2001, except for Notes 1, 2, 14 and 22 which is as of October 5, 2001

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
REVISED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)

                                                                      (Restated)
                                                        2000             1999
                                                     ----------       ---------

                                                          $                $
                                     ASSETS
CURRENT ASSETS

    Cash                                                   --          1,904,588
    Short-term investments                                 --            383,146
    Accounts receivable                               7,857,999        5,945,659
    Inventory                                            93,670           50,004
    Income taxes receivable                             358,436           47,807
    Prepaid expenses                                    335,930          435,022
                                                     ----------        ---------

                                                      8,646,035        8,766,226

CAPITAL ASSETS                                        3,596,759        3,516,785

GOODWILL                                              8,585,290        6,735,436

INVESTMENT IN NON-RELATED COMPANIES                   1,318,091             --

DUE FROM RELATED PARTY                                     --            211,313

LONG-TERM RECEIVABLE                                     83,450             --

OTHER ASSETS                                          1,812,889        1,316,111

DEFERRED INCOME TAXES                                 1,643,426             --
                                                     ----------        ---------

                                                     25,685,940       20,545,871
                                                     ==========       ==========





APPROVED ON BEHALF OF THE BOARD




Declan A. French                                     Kelly L. Hankinson
Chairman and CEO                                     Secretary/Treasurer and CFO

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
REVISED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)
                                                                      (Restated)
                                                        2000             1999
                                                      ----------     ----------

                                                          $              $
                                   LIABILITIES
CURRENT LIABILITIES

    Bank indebtedness                                  5,061,410      4,435,199
    Accounts payable                                   3,822,984      3,201,186
    Income taxes payable                                    --          159,830
    Deferred revenue                                     219,308           --
    Current portion of long-term debt                    946,131      1,051,275
    Current portion of notes payable                   1,683,333      1,300,000
                                                      ----------     ----------

                                                      11,733,166     10,147,490

DEFERRED INCOME TAXES                                       --           99,472

LONG-TERM DEBT                                           760,313        562,126

NOTES PAYABLE                                          1,641,667      1,150,000

LIABILITIES PAYABLE IN COMMON STOCK                      751,788      1,000,000
                                                      ----------     ----------

                                                      14,886,934     12,959,088
                                                      ----------     ----------

CONTINGENCIES AND COMMITMENTS (Note 21)


                              STOCKHOLDERS' EQUITY

CAPITAL STOCK (Note 14)                               23,759,415      7,870,874

DEFICIT                                              (12,306,862)      (261,950)

ACCUMULATED OTHER COMPREHENSIVE LOSS, NET OF TAX        (653,547)       (22,141)
                                                      ----------     ----------

                                                      10,799,006      7,586,783
                                                      ----------     ----------

                                                      25,685,940     20,545,871
                                                      ==========     ==========




          The accompanying notes are an integral part of these revised consolidated financial statements.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
REVISED CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)
                                                                      (Restated)
                                                         2000           1999
                                                     -----------    -----------

                                                          $              $

REVENUE                                               44,325,780     27,032,435

COST OF CONTRACT SERVICES                             26,182,828     16,362,475
                                                     -----------    -----------

GROSS PROFIT                                          18,142,952     10,669,960

    Other Income                                         259,532            --
                                                     -----------    -----------

                                                      18,402,484     10,669,960
                                                     -----------    -----------
EXPENSES

    Administrative                                     9,037,960      5,433,709
    Selling                                            7,672,616      4,330,410
    Interest                                             776,637        330,040
    Acquisition costs and financing expenses           4,585,493            --
    Depreciation and amortization                      2,119,396        746,743
    Writedown of goodwill                              3,113,268            --
    Restructuring costs (note 16)                        685,103            --
                                                     -----------    -----------

                                                      27,990,473     10,840,902
                                                     -----------    -----------


LOSS  BEFORE UNDERNOTED ITEM AND INCOMES TAXES        (9,587,989)      (170,942)

    Gain on investments                                      --         252,708
                                                     -----------    -----------

LOSS BEFORE INCOME TAXES                              (9,587,989)        81,766

    Income taxes (recovery)                           (1,189,672)        87,089
                                                     -----------    -----------

NET LOSS                                              (8,398,317)        (5,323)

PREFERRED SHARE DIVIDENDS AND CUMULATUVE
    EFFECT ADJUSTMENT FOR PREFERRED SHARE
    DIVIDENDS                                         (3,646,595)      (138,000)
                                                     -----------    -----------

NET LOSS AFTER PREFERRED SHARE DIVIDENDS             (12,044,912)      (143,323)
                                                     ===========    ===========
WEIGHTED AVERAGE NUMBER OF COMMON
    STOCK OUTSTANDING - BASIC & FULLY DILUTED          5,296,442      3,194,018
                                                     ===========    ===========
LOSS PER WEIGHTED AVERAGE COMMON STOCK
    DIVIDENDS - BASIC & FULLY DILUTED (NOTE 24)            (1.59)         (0.00)
LOSS PER WEIGHTED AVERAGE COMMON STOCK AFTER PREFERRED
    DIVIDENDS - BASIC & FULLY DILUTED (NOTE 24)            (2.27)         (0.04)
                                                     ===========    ===========

          The accompanying notes are an integral part of these revised consolidated financial statements.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
REVISED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)



                                  COMMON           PREFERRED                                                     ACCUMULATED
                                  STOCK              STOCK            CAPITAL                                      OTHER
                                NUMBER OF          NUMBER OF           STOCK      RETAINED      COMPREHENSIVE   COMPREHENSIVE
                                 SHARES             SHARES            AMOUNTS     EARNINGS      INCOME(LOSS)     INCOME(LOSS)
                               -----------   -------------------    ----------   -----------   --------------   --------------
                                                 A         B             $              $               $              $
Balance as of
December 31, 1998
     (Restated)                  2,495,135       --         --       1,792,944      (118,627)                   (139,026)


Net income for the year               --         --         --            --          (5,323)        (5,323)        --

Foreign currency translation          --         --         --            --            --          116,885      116,885

Issuance of common stock         1,370,767       --         --       4,787,788          --             --           --

Issuance of preferred stock           --       15,000       --       1,152,142          --             --           --

Dividends on preferred stock          --         --         --         138,000      (138,000)          --           --
                               -----------   --------    -------    ----------   -----------    -----------    ---------
Balance as of
    December 31, 1999
      (Restated)                 3,865,902     15,000       --       7,870,874      (261,950)       111,562      (22,141)
                                                                                                ===========
Cumulative effect adjustment          --         --         --       1,091,606    (1,091,606)          --           --

Net loss for the year                 --         --         --            --      (8,398,317)    (8,398,317)        --

Foreign currency translation          --         --         --            --            --         (707,954)    (707,954)

Adjustment to market value            --         --         --            --            --           76,548       76,548

Issuance of preferred
     stock                            --        7,500      1,500     2,287,980          --             --           --

Issuance of common stock         2,821,782       --         --       5,394,766          --             --           --

Common stock and warrants
    issued in consideration
    of services
    and investment               3,533,111       --         --       4,618,988          --             --           --
Dividends on preferred
    stock from beneficial
    conversion benefit                --         --         --       2,495,201    (2,554,989)          --           --
Conversion of preferred
    stock to common stock        1,694,343    (21,450)      (750)         --            --             --           --
                               -----------   --------    -------    ----------   -----------    -----------    ---------
Balance as of
 December 31, 2000              11,915,138      1,050        750    23,759,415   (12,306,862)    (9,029,723)    (653,547)
                               ===========   ========    =======    ==========   ===========    ===========    =========



          The accompanying notes are an integral part of these revised consolidated financial statements.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
REVISED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
(AMOUNTS EXPRESSED IN US DOLLARS)

                                                                      (Restated)
                                                          2000           1999
                                                       ----------      --------

                                                           $               $
Cash flows from operating activities:

    Net loss                                           (8,398,317)       (5,323)
                                                       ----------      --------
    Adjustments to reconcile net loss
      to net cash (used in)
       provided by operating activities:
       Amortization                                     2,119,396       746,743
       Gain on investment                                    --        (237,578)
       Write down of goodwill                           3,113,268          --
       Liabilities payable in Common stock payable         67,000          --
       Decrease (increase) in accounts receivable        (142,862)   (2,841,510)
       Decrease (increase) in prepaid expenses             99,092      (225,549)
       Increase in accounts payable                      (451,729)      925,060
       Increase in income taxes payable (receivable)     (470,459)       32,969
       Increase in deferred income taxes               (1,742,898)       72,333
       Increase in inventory                              (43,666)         --
       Increase in deferred revenue                       219,308          --
       Common stock and warrants issued for services    3,050,288          --
       Long term investment received for services        (932,927)         --
                                                       ----------      --------
    Total adjustments                                   4,883,811    (1,527,532)
                                                       ----------      --------
    Net cash used in operating activities              (3,514,506)   (1,532,855)
                                                       ----------      --------
Cash flows from investing activities:
    Purchase of capital assets                         (1,108,814)     (907,074)
    Purchase of other assets                           (1,229,266)     (942,087)
    Cash payment for subsidiaries                      (1,300,000)   (1,985,732)
    Acquisition of shares in non-related company             --        (236,819)
    Increase in long-term receivable                      (83,450)         --
                                                       ----------      --------
    Net cash used in investing activities              (3,721,530)   (4,071,712)
                                                       ----------      --------
Cash flows from financing activities:
    Cash (paid) on notes payable                       (1,053,174)      (65,569)
    Cash (paid) on long-term debt                        (187,281)     (241,495)
    Cash received on long-term debt                     1,106,536          --
    Proceeds from issuance of common stock              3,237,866     4,281,804
    Proceeds from issuance of preferred stock           2,287,980     1,119,186
    Increase in bank indebtedness                         626,211     2,364,010
                                                       ----------      --------
    Net cash provided by financing activities           6,018,138     7,457,936
                                                       ----------      --------

Effect of foreign currency exchange rate changes         (686,690)       51,219
                                                       ----------      --------

Net increase (decrease) in cash and cash equivalents (1,904,588) 1,904,588 Cash and cash equivalents
    Beginning of year                                   1,904,588          --
                                                       ----------      --------
    End of year                                              --       1,904,588
                                                       ==========     =========

Interest paid                                             776,637       325,952
                                                       ==========     =========

Income taxes paid                                         435,089          --
                                                       ==========     =========
See Note 19 for Supplemental Cash Flow Information

          The accompanying notes are an integral part of these revised consolidated financial statements.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


1. MANAGEMENT'S INTENTIONS


   Management has initiated substantial changes in operational procedures in an effort to return the company to profitability and to improve its cashflow and financial condition. The company has continued to coordinate its sales efforts to maximize organic and cross-selling initiatives. In addition, Management has continued its cost cutting initiatives including the termination of personnel and closure of non- productive offices and business lines. Management has successfully restructured some of its long-term debt obligations in addition to postponing significant obligations. The Company is currently making interest payments only on all long-term debt and notes payable. The Company has the continued support of its primary lenders, Bank One and the Business Development Bank of Canada. Effective June 2001, the Company retained Banc One Capital Markets to assist in maximizing shareholder value. Management believes that despite the recent losses and negative working capital, it has developed a business plan that if successfully implemented, can substantially improve operational results and its financial condition.


2.  RESTATEMENT

    The financial statements as at December 31, 2000 have been restated as follows;

    a) to reflect the repricing of options in consideration of a reduction in the balance of the note payable which was fully recorded in December 31, 2000. Previously $100,000 representing the value of the repricing of the options and extension of the option term was reflected in the first quarter of 2001.

    b) The value of 300,000 warrants issued as part of the Class B preferred share issue have been segregated from the proceeds received on the sale of the Class B shares in the amount of $ 805,698. This amount increases the benefit of the conversion of the Class B shares to common shares and has therefore increased the preferred share dividends from $2,840,897 to $3,646,595., including the cumulative effect adjustment required to reflect the beneficial conversion to common shares of the preferred shares issued prior to January 1, 2000.

    c) The investment in E-Wink, Inc. has been reflected as a purchase transaction and the results of the subsidiary included in these financial statements. The subsidiary has ceased operating and therefore all of the goodwill arising on this transaction has been written off as at December 31, 2000. Previously, the write down of the goodwill and other operating costs for E-Wink were recorded in Other Expenses as the Write down of investment in E-Wink.

    d) Liabilities which are to be settled through the issuance of common stock have been reclassified as liabilities. Paid in capital previously reported has been reduced by the amounts of $ 751,788 and $1,000,000 as of December 31, 2000 and 1999 respectively.

    The restatement of the above items has resulted in the increase in the basic loss per share of $0.02 from $1.57 to $1.59. The basic loss per common share after preferred share dividends has increased by $0.17, from $2.10 to $2.27.

    As a result of the above noted restatements, notes 4, 9, 14, and 15 of the financial statements have been revised.

    Certain of the other notes to the financial statements have been expanded to provide additional information and clarification for the reader of the financial statements. These changes to the notes to the financial statements have no balance sheet or income statement effect.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a) Change of Name

       The company changed its name from IT Staffing Ltd. to Thinkpath.com Inc. on February 24, 2000. On June 6, 2001, the company changed its name from Thinkpath.com Inc. to Thinkpath Inc.

    b) Principal Business Activities

       Thinkpath Inc. is an information technology and engineering services company which, along with its subsidiaries Systemsearch Consulting Services Inc International Career Specialists Ltd., Cad Cam Inc., Cad Cam of Michigan Inc., Cad Cam Integrated Manufacturing Services Inc. and Cad Cam Technical Services Inc., ObjectArts Inc., Microtech Professionals Inc., Njoyn Software Inc., and TidalBeach Development Inc., provides outsourcing, recruiting, training and technology services to enhance the resource performance of clients.

    c) Basis of consolidated financial statement presentation

       The consolidated financial statements include the accounts of the company and its controlled subsidiaries. The earnings of the subsidiaries are included from the date of acquisition for acquisitions accounted for using the purchase method. For subsidiaries accounted for by the pooling of interest method their earnings have been included for all periods reported. All significant inter-company accounts and transactions have been eliminated.

    d) Cash and Cash Equivalents

       Cash and cash equivalents include cash on hand, amounts to banks, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

    e) Other Financial Instruments

       The carrying amount of the company's other financial instruments approximate fair value because of the short maturity of these instruments or the current nature of interest rates borne by these instruments.

    f) Long-Term Financial Instruments

       The fair value of each of the company's long-term financial assets and debt instruments is based on the amount of future cash flows associated with each instrument discounted using an estimate of what the company's current borrowing rate for similar instruments of comparable maturity would be.

    g) Capital Assets

       Property and equipment are recorded at cost and are amortized over the estimated useful lives of the assets principally using the declining balance method.

       The company's policy is to record leases, which transfer substantially all benefits and risks incidental to ownership of property, as acquisition of assets and to record the occurrences of corresponding obligations as long-term liabilities. Obligations under capital leases are reduced by rental payments net of imputed interest.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

    h) Net Income (Loss) and Fully Diluted Net Income (Loss) Per Weighted Average Common Stock

       Net income (Loss) per common stock is computed by dividing net income
       (loss) for the year by the weighted average number of common stock outstanding during the year.

       Fully diluted net income (loss) per common stock is computed by dividing net income for the year by the weighted average number of common stock outstanding during the year, assuming that all convertible preferred stock, stock options and warrants as described in note 14 were converted or exercised. Stock conversions stock options and warrants which are anti-dilutive are not included in the calculation of fully diluted net income (loss) per weighted average common stock.

    i) Inventory

       Inventory is valued at the lower of cost and the net realizable value.

    j) Revenue

       1) The company provides the services of engineering and information technology staff on a project basis. The services provided are defined by guidelines to be accomplished by milestone and revenue is recognized upon the accomplishment of the relevant milestone. As services are rendered, the costs incurred are reflected as Work in Progress. Revenue is recognized upon the persuasive evidence of an agreement, delivery has occurred, the fee is fixed or determinable and collection is probable.

       2) The company provides the services of information technology consultants on a contract basis and revenue is recognized as services are performed.

       3) The company places engineering and information technology professionals on a permanent basis and revenue is recognized upon candidates' acceptance of employment. If the company receives non-refundable upfront fees for "retained searches", the revenue is recognized upon candidates' acceptance of employment.

       4) The company provides advanced training and certification in a variety of technologies and revenue is recognized on delivery.

       5) The company licenses software in the form of a Human Capital Management System called Njoyn. The revenue associated with providing this software consists of an initial set up fee, customization and training as agreed and an ongoing monthly per user fee. The allocation of revenue to the various elements is based on the company's determination of the fair value of the elements if they had been sold separately. The set-up fee and customization revenue is recognized upon delivery of access to the software with customization completed in accordance with milestones determined by the contract. Revenue for the training is recorded as the services are rendered and the ongoing monthly fee is recorded each calendar month. There is no additional fee for hosting. The company signs contracts for the customization or development of SecondWave in accordance with specifications of its clients. The project plan defines milestones to be accomplished and the costs associated. These amounts billed as they are accomplished and revenue is recognized as the milestones are reached. The work in progress for costs incurred beyond the last accomplished milestone is reflected at the period end. To date these amounts have not been material and have not been set up at the period ends. The contracts do not include any post-contract customer support. Additional customer support services are provided at standard daily rates, as services are required.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

    j) Revenue (cont'd)

       In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The effects, if any, of applying this guidance must be adopted by SEC registrants no later than December 31, 2000 and must be reported as a cumulative effect adjustment as of January 1, 2000, resulting from a change in accounting principle. Restatement of previously reported results of the earlier quarters of fiscal 2000, if necessary, is also required. The adoption of SAB 101 did not have a material effect on the Company's financial statements.

    k) Goodwill

       Goodwill representing the cost in excess of the fair value of net assets acquired is being amortized on a straight-line basis over a thirty-year period. The company calculates the recoverability of goodwill on a quarterly basis by reference to estimated undiscounted future cash flows.

    l) Income Taxes

       The company accounts for income tax under the provision of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statement or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

       Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets may be reduced, if deemed necessary based on a judgmental assessment of available evidence, by a valuation allowance for the amount of any tax benefits which are more likely, based on current circumstances, not expected to be realized

    m) Foreign Currency

       Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in financial expenses.

    n) Use of Estimates
       The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become known.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

    o) Long-Lived Assets
       On January 1, 1996, the company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 requires that long-lived assets be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management used its best estimate of the undiscounted cash flows to evaluate the carrying amount and have reflected the impairment.

    p) Comprehensive Income
       In 1999, the company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income". This standard requires companies to disclose comprehensive income in their financial statements. In addition to items included in net income, comprehensive income includes items currently charged or credited directly to stockholders' equity, such as the changes in unrealised appreciation (depreciation) of securities and foreign currency translation adjustments.

    q) Accounting for Stock-Based Compensation
       In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduces the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize stock-based compensation expenses to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules continued in Accounting Principles Board Option No. 25, Accounting for stock issued to employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 31, 1995. The company has adopted the disclosure provisions of SFAS No. 123.

    r) Computer software costs

       The company accounts for the cost of developing computer software for internal use, which may be sold as a separate product, as a research and development expense until the technological feasibility of the product has been established. At the end of each year the company compares the unamortized capital costs represented by Deferred development costs in Other Assets to the net realizable value of the product to determine if a reduction in carrying value is warranted.

       The company has developed computer software for internal use which is reflected in deferred development costs for which the company has commenced marketing in 2001.

    s) Long-term investments

       The company accounts for investments in which the company holds an interest of at least 20% and the company has significant influence under the equity method. For investments in which the company does not have significant influence or holds less than 20% of the stock, the company reflects the investment at cost. For securities with a market value, the company reflects the fluctuation in market value in comprehensive income.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

    t) Recent Pronouncements

       In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was amended by SFAS No. 138 and became effective on January 1, 2001. This statement requires that an entity recognizes all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The adoption of this standard will not have a material impact on the consolidated financial statements of the company.

       In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. It is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not believe that this statement will materially impact its results of operations.

    u) Advertising Costs
       Advertising costs are expensed as incurred. Advertising expense was $444,816 in 2000, and $357,348 in 1999.


4.  ACQUISITIONS

    Systemsearch Consulting Services Inc. was acquired on January 2, 1997 for $391,313. This amount was paid by the issuance of common stock and a cash payment of $97,828. The purchase has been reflected as follows:

           Consideration                              $ 391,313
           Assumption of net liabilities                 57,321
                                                      ---------

           Goodwill                                   $ 448,634
                                                      =========

    International Career Specialists Ltd. was acquired on January 1, 1998 for $652,188. This amount was paid by the issuance of common stock and a cash payment of $326,094. The purchase was reflected as follows:

           Consideration                              $ 652,188
           Assumption of net liabilities                198,409
                                                      ---------

           Goodwill                                   $ 850,597
                                                      =========

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


4.  ACQUISITIONS (cont'd)

    The assets of Southport Consulting Company, a New Jersey corporation, were acquired by Thinkpath Inc. in a transaction effective October 31, 1998. The consideration for the acquisition was as follows:

           Cash                                       $  50,000
           Shares                                       200,000
                                                      ---------

                                                      $ 250,000
                                                      =========

           The assets acquired are valued as follows:

           Software                                   $ 130,000
           Office furniture and equipment                20,000
           Other assets                                 100,000
                                                      ---------

                                                      $ 250,000
                                                      =========


    Cad Cam Inc. and its subsidiaries Cad Cam of Michigan Inc., Cad Cam Technical Services Inc., and Cad Cam Integrated Systems Inc. was acquired during 1999 for $6,000,000. This amount was paid as follows: $2,000,000 paid in cash and $500,000 in common stock on the date of closing. The balance consists of three notes payable totaling $2,500,000 (note 13a) and $1,000,000 in the form of common stock to be issued with the final note payable (note 14c). The documents were executed at the end of September 1999 and the operations consolidated with the company from October 1, 1999.

           The assets acquired are valued as follows:

           Current assets                             $ 2,468,029
           Fixed assets                                 2,267,539
           Other assets                                   817,004
           Liabilities assumed                         (5,071,430)
           Consideration                               (6,000,000)
                                                      -----------

           Goodwill                                   $ 5,518,858
                                                      ===========

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


4. ACQUISITIONS (cont'd)

   MicroTech Professionals Inc., a company which provides technical documentation for the information technology sector, was acquired effective April 1, 2000 for $4,500,000.The amount will be paid in two installments, based on certain revenue requirements to be met by MicroTech Professionals Inc. The requirements have been met. First Instalment: 133,333 common stock issued on closing, $1,250,000 cash paid on closing, $750,000 by a three year promissory note bearing interest at 1/2% above prime paid semi-annually issued on closing. Second Instalment: $625,000 in common stock, $875,000 cash, $500,000 by a three-year promissory note bearing interest at 1/2% above prime paid semi-annually. The acquisition was accounted for by the purchase method and the operations have been included in the consolidated operations from April 1, 2000. Goodwill is being amortized over a period of thirty years commencing April 1, 2000.Refer to note 26(a) for supplemental information.

   The net acquired assets are valued as follows:

           Current assets                             $ 1,769,478
           Other assets                                   850,000
           Fixed assets                                   104,851
           Liabilities assumed                         (1,073,527)

           Consideration including
           acquisition costs                           (4,660,000)
                                                       -----------

           Goodwill                                   $ 3,009,198
                                                       ===========

   On March 6, 2000, Thinkpath Inc. completed the acquisition of 80% of E-Wink, Inc., a Delaware corporation, in consideration of: i) 300,000 shares of our common stock valued at $975,000; and ii) warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $3.25 per share for a period of five years valued at $1,458,700. E-Wink was formed to match providers of venture capital, bridge loans and private placement capital with members of the brokerage community. The full purchase price of $2,433,700 has been allocated to goodwill. On December 31, 2000,the company has written off the goodwill related to its investment in E-Wink, Inc..


5. POOLING OF INTEREST

    Effective January 1, 2000. Thinkpath Inc. entered into a merger and acquisition agreement with a technical training provider, ObjectArts Inc. and its subsidiary ObjectArts (US) Inc. ObjectArts (US) Inc., was merged with IT Staffing New York Ltd., an inactive subsidiary of Thinkpath Inc. In exchange for all of the outstanding shares of ObjectsArts Inc., the company issued 527,260 common stock. The merger was accounted for as a pooling of interests and the results of ObjectArts Inc. and ObjectArts (US) Inc. have been included for all periods presented.

    On November 15, 2000, Thinkpath Inc. combined with TidalBeach Inc., a software developer, and in exchange for all of the outstanding shares of TidalBeach Inc., issued 250,000 common stock. The combination has been accounted for as a pooling of interests and the results of TidalBeach Inc. have been included for all periods presented. Refer to note 26(b) for supplemental information concerning TidalBeach Inc.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


6.  INVESTMENT IN NON-RELATED COMPANIES

    The investment in non-related companies is represented by the following:

          Conexys               $667,511
          Digital Cement         507,865
          LifeLogix              142,715
                                --------
          Total               $1,318,091

    In the prior year, $383,146 of the Conexys investment was included as a short-term investment as the company had intended to sell these shares on the open market. This investment is now currently being reflected in long-term investments as the company has opted to hold on to these shares. During the course of the year, the company acquired additional shares of Conexys worth approximately $282,347 in consideration of services rendered.

    The investment in Conexys has been reflected at fair market value as the shares trade on the Bermuda Stock Exchange. The increase to fair market value has been reflected in comprehensive income.

    The company acquired 1,125,000 shares of Digital Cement, representing approximately 4% of that company's shares in consideration of the co-licensing of SecondWave, software developed by TidalBeach Inc., a wholly-owned subsidiary of Thinkpath Inc. The value of these shares is approximately $507,865.

    The company acquired a twenty percent interest in LifeLogix in consideration of the source code for Secondwave, the software which supports LifeLogix's human stress and emotions management systems. The value of these shares is approximately $142,715. This investment has been accounted for on the cost basis as the company does not have significant influence over LifeLogix.

    The acquisition of additional shares of Conexys and the acquisition of shares of Digital Cement and the investment in LifeLogix were reflected at the estimated fair market value of the shares received which represents the more determinable value in the exchange. Revenue includes $932,927 arising from these transactions.


7.  ACCOUNTS RECEIVABLE
                                                 2000             1999
                                                  $                $

    Accounts receivable                       8,316,832        6,578,621
    Less: Allowance for doubtful accounts      (458,833)        (632,962)
                                              ---------        ---------
                                              7,857,999        5,945,659
                                              =========        =========

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


8. CAPITAL ASSETS
                                                 2000                    1999
                              -----------------------------------    ---------
                                           Accumulated
                                 COST     AMORTIZATION     NET          NET
                                   $           $            $            $

Furniture and equipment         843,654      402,922      440,732      273,367
Computer equipment
     and software             6,355,154    3,416,723    2,938,431    2,908,028
Leasehold improvements          432,698      215,102      217,596      335,390
                              ---------    ---------    ---------    ---------

                              7,631,506    4,034,747    3,596,759    3,516,785
                              =========    =========    =========    =========

Assets under capital lease      800,927      264,233      536,694      384,726
                              =========    =========    =========    =========


   Amortization for the year amounted to $1,067,029 ($439,620 in 1999). Amortization includes amortization of assets under capital lease of $136,487 ($120,434 in 1999).


9. GOODWILL

   Goodwill is the excess of cost over the value of assets acquired over liabilities assumed in the purchase of the following companies:

                                                      2000                        1999
                                     --------------------------------------    ----------
                                                   Accumulated
                                        COST      AMORTIZATION      NET            NET
                                          $            $             $              $
System Search Consulting Services       448,634        59,816       388,818       426,860
International Career Specialists        850,597       850,597          --         839,286
Cad Cam Inc.                          5,518,858       233,530     5,285,328     5,469,290
MicroTech Professionals Inc.          3,009,198        98,054     2,911,144          --
E-Wink Inc.                           2,433,700     2,433,700          --            --
                                     ----------    ----------    ----------    ----------

                                     12,260,987     3,675,697     8,585,290     6,735,436
                                     ==========    ==========    ==========    ==========

   Amortization for the year amount to $319,879($92,875 in 1999). During the year goodwill was written down by $3,113,268 ($nil in 1999). The impairments are recorded in accordance with SFAS 121 and are for the investments in E-Wink Inc and International Career Specialists. These two entities have ceased to operate and therefore the goodwill has been determined to have no value.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


10. OTHER ASSETS

                                                                2000         1999

                                                                 $              $
    Deferred development cost                                 1,153,445      652,291
    Deferred financing costs                                      9,945       39,514
    Deferred contract (net of accumulated amortization
         of $300,000)                                           540,000      310,000
    Deferred consulting fees (net of accumulated
        amortization of $190,570)                                  --        190,556
    Cash surrender value of life insurance                      109,499      123,750
                                                              ---------    ---------

                                                              1,812,889    1,316,111
                                                              =========    =========

    Amortization for the year amounted to $ 732,488 ($220,570 in 1999).


11. BANK INDEBTEDNESS

    The companies have a line of credit with Bank One to a maximum of $7,000,000, which bears interest at Canadian prime plus 1.5% per annum and is secured by a general assignment of book debts, a general security agreement and guarantees and postponements of claims by various affiliated companies. The company's average interest rate on short-term borrowings was 9%.


12. LONG-TERM DEBT


                                                                                    2000        1999

                                                                                      $           $
     a) Included therein:


     A Business Development Bank of Canada ("BDC") loan secured by a general security agreement, payable in 40 equal monthly payments of $3,464 plus interest of 11%. In addition Thinkpath Inc. shall pay interest monthly by way of royalty of 0.018% per annum of Thinkpath Inc.'s actual annual
     gross sales                                                                  130,182     176,678

     A BDC loan, secured by a general security agreement, payable in 32 equal monthly payments of $4,619 plus interest at the BDC base rate plus 4% per annum. Currently the interest rate is 13.50%. In addition, Thinkpath Inc.
     Inc. shall pay interest monthly by way of a royalty of 0.0426% per annum of
     Thinkpath Inc.'s actual annual gross sales                                   142,428     203,248

     A BDC loan,  secured by a general security agreement, payable in 32 monthly payments of $3,464 plus interest at the BDC base rate plus 4% per annum.
     Currently, the interest rate is 13.50%.  In addition Thinkpath Inc.
     shall pay interest monthly by way of royalty of 0.0198% per annum of its
     actual gross annual sales                                                    106,816     152,428


     A BDC loan, secured by a general security agreement, payable in 7 remaining monthly payments of $693 plus interest at the BDC operational interest rate
     of prime plus 5% per annum. Currently, the interest rate is 13.50%             4,673      13,164


THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


12. LONG-TERM DEBT (cont'd)

                                                                                    2000        1999

                                                                                      $           $
     a) Included therein: (cont'd)


     A BDC loan, secured by a general security agreement, paid in full
     November 25, 2000.                                                                -        7,621

     A subordinated loan from Working Ventures.  This loan was converted to
     common shares in March 2000, as part of the purchase of ObjectArts Inc.           -      772,485

     A BDC loan, secured by a general security agreement payable in 31 remaining monthly payments of $3,464 plus interest at the BDC operational interest rate prime plus 1.25% per annum. Currently the interest rate is
     10.75%. In addition, Thinkpath Inc. shall pay interest monthly by way of royalty of 0.09% per annum of Thinkpath Inc.'s projected annual gross
     sales                                                                        103,478           -


     A BDC loan, secured by a general security agreement payable in 57 remaining monthly payments of $1,005 plus interest at the BDC operational interest rate prime plus 4% per annum. Currently the interest rate is
     15.5%                                                                         57,079           -

     A loan with Bank One payable in 31 remaining monthly Payments of $13,889
     plus interest based on prime. Currently the interest is 8%.                  430,000           -


     Various capital leases with various payment terms and interest rates         731,788     287,777
                                                                                ---------      ------

                                                                                1,706,444   1,613,401

     Less: Current portion                                                        946,131   1,051,275
                                                                                ---------   ---------

                                                                               $  760,313   $ 562,126
                                                                               ==========   =========

     The BDC loan covenants have been breached and accordingly, the loan amounts have been reclassified as current as of December 31, 2000 (see note 22)

     b) Future principal payments obligations are as follows:

                2001                      $  908,656
                2002                         460,116
                2003                         266,662
                2004                          33,535
                                          ----------

                                          $1,668,969
                                          ==========

     c) Interest expense with respect to the long-term debt amounted to $278,574 ($132,125 in 1999).

     d) Pursuant to the BDC loan agreement, BDC has the option to acquire 22,125 common stock for an aggregate consideration of $1. The fair market value of these options at the time of issuance was $62,393 ($2.82 per option). The imputed discount on these options has been amortized over the term of the loan as interest and was fully amortized prior to January 1, 1999. The options were exercised in July 2001.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


13. NOTES PAYABLE

                                                                                     2000        1999
                                                                                       $           $

    a) Cad Cam Inc.

    As part of the purchase of Cad Cam Inc. Thinkpath Inc.
    owes the following amounts:

    First note payable was issued on the closing date of the
    Cad Cam Inc. acquisition, in the amount of $1,000,000.
    This note is to be repaid in 20 quarterly instalments, with interest at Canadian prime plus 0.5%, net of the amount of
    $50,000 forgiven at year end.                                                  700,000     950,000

    The second note payable was issued on the closing date of the Cad Cam Inc.
    acquisition, in the amount of $500,000. This is to be repaid in 20 quarterly instalments, with interest at Canadian prime plus 0.5%, net of the amount of
    $25,000
    forgiven at year end.                                                          375,000     500,000

    The third note payable was issued on the closing date of Cad Cam Inc.
    acquisition in the amount of $1,000,000. This will be paid in quarterly instalments of $250,000, plus accrued interest, during 2000. The repayment terms have been renegotiated and the payment of $250,000 due on September
    30, 2000 installment has been extended. The majority of this amount is payable in 12 equal monthly payments of $20,833 in 2001, plus accrued
    interest of 12%.                                                               250,000   1,000,000


    b) Microtech Professional Inc.

    As part of the purchase of Microtech Professional Inc.
    Thinkpath Inc. owes the following amounts:

    First note payable bearing interest at 1/2% above prime1
    payable semi-annually over a three year term from closing                      625,000      --

    Second note payable bearing interest at 1/2% above prime payable
    semi-annually over three years from one year after closing                     500,000      --

    Third note payable is due within 60 days of the completion of the
    December 31, 2000 audit based on the Financial Statements of
    Microtech with EBITDA equal to or greater than $850,000. This
    requirement has been met                                                       875,000      --
                                                                                 ---------   ---------
                                                                                 3,325,000   2,450,000
    Current portion of notes payable                                             1,683,333   1,300,000
                                                                                 ---------   ---------

                                                                                 1,641,667   1,150,000
                                                                                 =========   =========

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


13. NOTES PAYABLE (cont'd)


    c)   Capital repayments

         2001                1,683,333
         2002                  716,667
         2003                  591,667
         2004                  333,333
                             ---------
                             3,325,000
                             =========


14. CAPITAL STOCK

    a)   Authorized

         15,000,000   Common stock, no par value
          1,000,000   Preferred stock, issuable in series,
                      rights to be determined by the Board of Directors

    b)   Issued

         On June 8, 1999, the company was successful in its Initial Public Offering. 1,100,000 common stock were issued at an issuance price of $5.00 per share. Net proceeds received, after all costs, was $3,442,683. The company trades on Nasdaq under the trading symbol "THTH". As part of the Initial Public Offering, the underwriters exercised the over-allotment, resulting in 107,000 common stock being issued for net proceeds of $465,000. Deferred costs of $1,351,365, which were incurred as part of the completion of the Initial Public Offering, have been applied against the proceeds raised by the offering, and are included in the net proceeds.

         On June 30, 1999, 163,767 common stock were issued in conjunction with the acquisition of Cad Cam Inc., with a carrying value of $500,000.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


14. CAPITAL STOCK (cont'd)

    During 2000, the company effected two acquisitions accounted for as pooling of interest and therefore the capital stock of the company outstanding at January 1, 1999 and December 31, 1999 have been restated to reflect the aggregate capital stock and shareholder equity amounts as follows:

                                                           #            $

          Original Balance as of December 31, 1998      1,717,875    1,448,368
          Issuance of Shares for pooling of interest      777,260      344,576
                                                        ---------    ---------

          Revised Balance as of December 31, 1998       2,495,135    1,792,944
                                                        =========    =========


    As part of the acquisition of ObjectArts Inc., the company issued 196,800 common shares for a total consideration of $837,151 on the conversion of debt to common shares.

    On April 25, 2000, 133,333 common stock were issued for the purchase of MicroTech Professionals Inc., for a total consideration of $500,000.

    During 2000, 300,000 common stock were issued as partial consideration for the purchase of shares of E-Wink Inc. for a value of $975,000.

    On August 22, 2000, 1,063,851 shares of common stock and 560,627 warrants were issued in a private placement for net proceeds of $2,333,715 (gross proceeds of $2,681,600).

    During 2000, 3,533,111 common stock were issued for services rendered totaling $3,160,288. An amount of $110,000 has been included in the acquisition of MicroTech and the balance of $3,050,288 has been included in Acquisition costs and financing expenses as of December 31, 2000.

    During 2000, 1,694,343 common stock were issued on the conversion of Preferred Stock.

    The company has issued 1,800,000 common shares of the company in consideration of services rendered related to the acquisition of various subsidiaries. These shares are included in common stock issued in consideration of services in the amount of $1,125,000 and have been included in Acquisition costs and financing expenses for December 31, 2000.

    On September 13, 2000, Thinkpath Inc. entered into an agreement with Burlington Capital Markets Inc. to aid the company in further acquisitions. A total of 425,000 common shares has been reflected as issued for an aggregate cost of $717,250. This amount has been expensed in the year ended December 31, 2000 and is included in Acquisition costs and financing expenses.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


14. CAPITAL STOCK (cont'd)

    c) Liabilities payable in common stock

       The common stock payable of $1,000,000 due to the vendor of Cad Cam Inc. was settled by the issuance of 1,125,398 shares for an amount of $742,200 and the settlement of amounts due to the company by the vendor with a value of $257,800.

       The common stock payable represents the final payments for MicroTech Professionals Inc. ($625,000), settlement with an employee of Njoyn ($67,000), and dividends payable on preferred stock ($59,788). Common Stock of Thinkpath Inc. will be issued for Cad Cam Inc. at the prevailing market rate at the time of issuance. Common Stock of Thinkpath Inc. will be issued for MicroTech Professionals at the lower of $3.75 and the average of the last sale price as quoted on NASDAQ for the 10 days prior to issuance. If the common stock payable were to be converted at December 31, 2000 the number of common stock to be issued would be 932,836.

    d) Preferred Stock

       On December 30, 1999, 15,000 shares of series A, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $1,500,000. The preferred stock are convertible into common stock at the option of the holders under certain conditions, at any time after the effective date of the registration statement. The conversion price will be based on the trading price at December 30, 1999 or 80% of the average of the ten trading days immediately preceding the conversion of the respective shares of Series A, preferred stock. The stockholders of the Series A, 8% cumulative, convertible stock are entitled to receive preferential cumulative quarterly dividends in cash or shares at a rate of 8% simple interest per annum on the stated value per share. The intrinsic value of the conversion price at date of issue was reflected as a dividend of $138,000.

       At any time after the effective date of the registration statement, Thinkpath Inc. has the option to redeem any or all of the shares of Series A, 8% cumulative, convertible, preferred stock by paying to the holders a sum of money equal to 135% of the stated value of the aggregate of the shares being redeemed if the conversion price is less than $2.00.

       Thinkpath Inc. holds the option to cause the investors in the December 30, 1999 placement offering to purchase an additional $500,000 worth of Series A, 8% cumulative, convertible, preferred stock upon the same terms as described above. This right was exercised in July, 2000.

       On April 16, 2000, 2,500 shares of Series A, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $250,000. The proceeds have been reduced by any issue expenses.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


14. CAPITAL STOCK (cont'd)

    d) Preferred Stock (cont'd)

       On April 16, 2000, 1,500 shares of Series B, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $1,500,000. The proceeds have been reduced by any issue expenses.

       On July 7, 2000, 5000 shares of series A, 8% cumulative, convertible, preferred stock, no par value were issued in a private placement for gross proceeds of $500,000. The proceeds have been reduced by any issue expenses.

       The preferred stock are convertible into common stock at the option of the holders under certain conditions, at any time after the effective date of the registration statement. As of December 31, 2000, 1,050 Series A preferred stock and 750 Series B preferred stock have not yet been converted into common stock.


    e) Warrants

       On December 30, 1999, 475,000 warrants were issued in conjunction with the private placement of the Series A, preferred stock. They are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.24 per share. These warrants have been valued at $1,091,606 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.33%. This amount has been treated as a cumulative effect adjustment to retained earnings. For purposes of earnings per share, this amount has been included with preferred share dividend in the 2000 financial statements.

       In connection with the Initial Public Offering, the underwriters received 110,000 warrants. They are exercisable at a purchase price of $8.25 per share until June 1, 2004.

       On April 16, 2000, we issued 50,000 warrants in connection with a private placement of Series A stock and 300,000 warrants on the issue of Class B preferred shares. The warrants were issued with a strike price of $3.71 and expire April 16, 2005. These warrants have been valued at $939,981 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.18%. This amount has been treated as a preferred share dividend in the 2000 financial statements.

       In connection with the private placement of Series B preferred stock 225,000 warrants were issued. They are exercisable at a purchase price of $3.58. These warrants have been valued at $533,537 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.13%. This amount has been treated as a preferred share dividend in the 2000 financial statements.

       In 2000, in connection with the purchase of the investment in E-Wink 500,000 warrants were issued. They are exercisable at a purchase price of $3.25 and expire March 6, 2005. These warrants have been valued at $1,458,700 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.50%. This amount has been treated part of the cost of the E-Wink investment.

       In 2000, in connection with the private placement of August 22, 2000, 560,627 warrants were issued. They are exercisable at a purchase price of $2.46 and expire August 22, 2005. These warrants have been valued at $1,295,049 based on the Black Scholes model utilizing a volatility rate of 100% and a risk-less interest rate of 6.13%. This amount has been treated as an allocation of the proceeds on the common stock issuance.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


14. CAPITAL STOCK (cont'd)

    f) Stock Options

       The company has outstanding stock options issued in conjunction with its long-term financing agreements for 22,125 common stock which were exercised in July 2001 (see note 12(d)), the cost of which has been expensed prior to January 1, 1999, and additional options issued to a previous employee of the company for 200,000 shares exercisable at $2.10. of which 18,508 were exercised during 2000. The balance of 181,492 are outstanding.

       During 1999, 250,500 options to purchase shares of the company were issued to related parties. The options are exercisable at $3.19.

       In connection with the acquisition of Cad Cam Inc. 100,000 options to purchase shares of the company were delivered in quarterly instalments of 25,000 options each, starting January 1, 2000. The exercise amounts ranged from $2.12 to $3.25. The exercise price was amended to $1.00 and these options will be exercisable between April 1, 2001 to 2004. The cost of repricing of these options totalling $100,000 has been recorded in Acquisition costs and financing expenses for the year ended December 31, 2000.

       In July 1999, the directors of the company adopted and the stockholders approved the adoption of the company's 1999 Stock Option Plan. In May 2000, the directors approved the adoption of the 2000 Stock Option Plan. Subsequent to the year-end, in June 2001, the directors approved the adoption of the 2001 Stock Option Plan. Each of the plans provide for the issuance of 435,000 options with the following terms and conditions.

       The plans will be administrated by the Compensation Committee or the Board of Directors, which will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of common stock issuable upon the exercise of the options and the option exercise price.

       The plans are effective for a period of ten years.
       Options to acquire 435,000 common stock per plan may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the company. Options granted under the plans may be exercisable for up to ten years, generally require a minimum three year vesting period, and shall be at an exercise price all as determined by the Board of Directors, provided that the exercise price of any options may not be less than the fair market value of the common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death.

       If a participant ceases affiliation with the company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant 90 days to exercise the option, except for termination for cause which results in immediate termination of the option.

       Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the company become available again for issuance under the plans, subject to applicable securities regulation.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)



14. CAPITAL STOCK (cont'd)

    f) Stock Options (cont'd)

       The plans may be terminated or amended at any time by the Board of Directors, except that the number of common stock reserved for issuance upon the exercise of options granted under the plans may not be increased without the consent of the stockholders of the company.

       Included in the options granted in 2000 were 260,000 options issued to related parties in December 2000. The options are exercisable at $0.70 and expire December 2005.


15. ACQUISITION COSTS AND FINANCING EXPENSES

    Acquisition costs and financing expenses represent the following;

    a) Acquisition costs incurred which are not related to a successfully completed acquisition and the costs incurred on the merger with entities treated as a pooling of interest.

    b) Financing expenses include investor relation fees, consulting services for financing and the cost of repricing options with an estimated cost of $100,000 netted against the debt reduction of $75,000.


16. RESTRUCTURING COST

    During the fourth quarter of fiscal 2000, the Company recorded a restructuring charge of $685,103 as a result of certain of the Company's actions to better align its cost structure with expected revenue growth rates. The restructuring activities (shown below in tabular format) relate to the closure of one training location,in London, Ontario resulting in costs to sever 3 employees with long-term contracts until December 2002 and the lease commitment for the premises in London Ontario. These long-term contracts do not require the employees to provide services until the date of involuntary termination. Additional restructuring costs will be incurred upon the termination of the balance of the employees at the London location after December 31, 2000. The premises were vacated in April 2001. Operations continued until April 2001 with a very low volume of work as the bulk of training was shifted to the Toronto site.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


16. RESTRUCTURING COST (cont'd)

    The remaining accrual will be relieved throughout fiscal 2001, as leases expire and severance payments, some of which are paid on a monthly basis, are completed

    Detail of the restructuring charge and reserve balance is as follows;


    Description            Cash/non-cash    Restructuring   Activity      Reserve balance
                                              Charge                    December 31, 2000

    Elimination of Job
    Responsibilities

    Severance packages       Cash            546,587         93,774           452,813
    Lease cancellations      Cash            138,516         19,990           118,526
                                             -------         ------           -------
    Commitments                              685,103        113,764           571,339
                                             =======        =======           =======


17. DEFERRED INCOME TAXES AND INCOME TAXES

    a) Deferred Income Taxes

       The components of the future tax liability classified by source of temporary differences that gave rise to the benefit are as follows:

                                                          2000         1999

                                                            $            $
       Accounting amortization in excess of tax
           amortization                               (190,000)     (199,317)
       Losses available to offset future income
           taxes                                     1,465,157       413,783
       Share issue costs                               790,957       372,948
       Adjustment cash to accrual method              (413,688)     (620,532)
       Investment tax credit                           201,000
                                                     ---------      --------

                                                     1,853,426       (33,118)

       Less:  Valuation allowance                      210,000        66,354
                                                     ---------      --------

                                                     1,643,426       (99,472)
                                                     =========      ========


       As part of the acquisitions of Cad Cam Inc. and MicroTech Professionals Inc., there was a change of control which resulted in the subsidiaries being required to change from the cash method to the accrual method of accounting for income tax purposes.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


17. DEFERRED INCOME TAXES AND INCOME TAXES (cont'd)

    b) Current Income Taxes

       Current income taxes consist of:
                                                       2000          1999

                                                         $             $

       Amount calculated at Federal and
              Provincial statutory rates           (2,750,577)        27,458
                                                    ----------      ---------

       Increase (decrease) resulting from:
              Permanent differences                 1,454,784         11,579
              Timing differences                     (103,879)        51,295
              Valuation allowance                     210,000         66,354
              Loss carried back applied                    -         (69,597)
                                                   ----------      ---------

                                                    1,560,905         59,631
                                                   ----------      ---------

       Current income taxes                        (1,189,672)        87,089
                                                   ==========      =========


       The 2000 fiscal year is the first year that the company has not reported taxable income and included in 2000 expenses incurred are significant non-recurring items which have been eliminated through restructuring and re-alignment of the operations. For 1999, including Cad Cam Inc. for a full year, the taxable income reported was in aggregate approximately $400,000. Including MicroTech Professionals at an estimated $250,000 of taxable income, the non-operating losses would be utilized within the carry forward period. Issue expenses totalling approximately $2,300,000 may be claimed at the rate of 20% per year until 2004. To the extent that these expenses create a loss, the loss is available to be carried forward for seven years from the year the loss is incurred. As the subsidiaries have been acquired by a non-US entity, the taxable income will be increased by approximately $1,300,000 over the next three years as the company is required to change its taxation method from the cash basis to the accrual basis. The company has reflected the benefit of utilizing non-capital losses totalling approximately $4,165,000 in the future as a deferred tax asset. Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. The non-capital losses are available during the carry-forward period which expires in 2007.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


18. COMPREHENSIVE INCOME

    The Company has adopted Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income and its components in the financial statements.

                     Comprehensive income (loss) for the year ended December 31, 2000:


                                    Before Tax     Tax (Expense)      Net-of-Tax
                                     Amount        or Benefit           Amount
                                      ------        ----------          ------
    Foreign currency translation
       adjustments                  (707,954)          -              (707,954)

    Adjustment to market value       109,348          (32,800)          76,548
                                    ---------        --------         ---------

    Other comprehensive loss        (598,606)         (32,800)        (631,406)
                                    =========        ========        ==========


                     Comprehensive income (loss) for the year ended December 31, 1999:

                                    Before Tax     Tax (Expense)      Net-of-Tax
                                     Amount        or Benefit           Amount
                                      ------        ----------          ------
   Foreign currency translation
       adjustments                   116,885           -               116,885

                                    ---------        --------        ----------

    Other comprehensive income       116,885           -               116,885
                                    =========        ========        ==========

    The foreign currency translation adjustments are not currently adjusted for income taxes since the company is situated in Canada and the adjustments relate to the translation of the financial statements from Canadian dollars into United States dollars done only for the convenience of the reader.


19 SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

    Thinkpath Inc. acquired all the capital stock of MicroTech Professionals Inc. for $4,660,000. The acquisition was funded as follows:

                Fair Value of Assets acquired              $  1,769,478
                Liabilities assumed                          (1,073,527)
                Goodwill                                      3,009,198
                Other assets acquired                           850,000
                Fixed assets acquired                           104,851
                Liabilities payable in common stock            (625,000)
                Cash paid for Capital Stock                  (1,300,000)
                Note Payable                                 (2,125,000)
                Common Stock Issued                            (610,000)
                                                           ------------

                                                                  --
                                                           ------------

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


19 SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES (cont'd)

    During the year the company reflected preferred dividends through the issuance of common shares and the beneficial conversion feature on its preferred shares in the amount of $3,586,807. The balance of the preferred dividends of $59,788 have been included in liabilities payable in common stock.

    A subordinated loan payable to Working Ventures in the amount of $837,151 was converted into 196,800 common shares.

    During the year the company acquired the shares of E-Wink in exchange for 300,000 common shares with a value of $975,000 and warrants valued at $1,458,700.

    During 2000, the company settled liabilities payable in common stock through the issuance of common shares with a value of $742,200.


20. TRANSACTIONS WITH RELATED COMPANIES

    During 1999, Thinkpath Inc. charged its subsidiaries a one-time set-up fee, and has continued to charge maintenance fees for the use of Njoyn. These transactions have been eliminated upon consolidation. Any set-up charges prior to the acquisition of Cad Cam Inc. are reflected as part of the purchase price adjustment calculation.

    Thinkpath Inc. has entered into a consulting agreement with a company, whereby this company performs tasks related to mergers, acquisitions and the securing of financing. The company receives 3% of gross proceeds. In connection with the placement of the Series A, 8% cumulative, convertible, preferred stock, and for other services rendered the said company received $69,000 in 1999. The managing director of this company was the CFO of Thinkpath Inc. during 1999.


21. CONTINGENCIES AND COMMITMENTS

    a) Lease Commitments

       Minimum payments under operating leases for premises occupied by the company and its subsidiaries offices, located throughout Ontario, Canada and the United States, exclusive of most operating costs and realty taxes, for the fiscal year end of December 31 for the next five years are as follows:

                2001                           $866,745
                2002                            654,563
                2003                            428,993
                2004                            399,822
                2005                            455,648
                                               --------

                                             $2,805,771
                                             ==========

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


21. CONTINGENCIES AND COMMITMENTS (cont'd)

    b) On December 14, 2000, Thinkpath Inc. entered into a consulting agreement with Tsunami Trading Corp.d/b/a Tsunami Financial Communications and International Consulting Group, pursuant to which Tsunami and International Consulting Group are to provide financial consulting services to us with respect to financing, and mergers and acquisitions, etc. In consideration for the services to be rendered, we: (a) issued an aggregate of 480,000 shares of our common stock to the consultants as an advance fee, (b) agreed to pay a fee of 10% of the consideration received by us upon the successful completion of any transaction contemplated by the consulting agreement; and (c) agreed to issue warrants to purchase our common stock in an amount equal to 2% of the equity sold and/or issued by us in any transactions contemplated by the consulting agreement. A total of $321,600 which represents the value of the shares issued has been included in shares issued for services rendered and has been expensed in Acquisition costs and financing expenses for December 31, 2000.

    c) The company is party to various lawsuits arising from the normal course of business. In management's opinion, the litigation will not materially affect the company's financial position, results of operations or cash flows. No material provision has been recorded in the accounts for possible losses or gains. Should any expenditures be incurred by the company for the resolution of these lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.


22. SUBSEQUENT EVENTS

    a) The vendor of Southport Consulting Co. is seeking damages for the consideration of $250,000 on the acquisition which was funded by shares of the company. The vendor contends that the shares received do not satisfy the purchase price. No provision has been recorded in the accounts for possible losses. Should any expenditure be incurred by the company for the resolution of this lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.

    b) Three former employees are alleging wrongful dismissal for the termination of their employment. No provision has been recorded in the accounts for possible losses. Should any expenditure be incurred by the company for the resolution of these lawsuits, they will be charged to the operations of the year in which such expenditures are incurred.

    c) Following verbal agreements in December 2000, on January 24, 2001, the company signed an agreement with The Del Mar Consulting Group, a California corporation, to represent us in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals. The company issued a non-refundable retainer of 400,000 shares to Del Mar and are required to pay $4,000 per month for on-going consulting services. In addition, Del Mar has a warrant to purchase 400,000 shares of common stock at $1.00 per share and 100,000 shares at $2.00 which expires January 24, 2005 and which are exercisable commencing August 1, 2001. As the agreement to issue the non-refundable retainer was reached in December 2000, the 400,000 shares with a value of $268,000 has been included in the shares issued for services rendered and has been included in Acquisition costs and financing expenses for December 31, 2000. The commitment to issue the non-refundable deposit was effected in December 2000. The value of the warrants of $216,348 has been included in paid in capital in January 2001 and the expense is being reflected over the six month period ending August 1, 2001. In April 2001, the warrants were cancelled and new warrants were issued which are exercisable at $0.55. 200,000 of the warrants are exercisable commencing April 2001 and the balance are exercisable commencing August 1, 2001. The value of the change in the warrants of $29,702 has been included in the paid in capital in April 2001 and the additional expense will be amortized in the period to August 1, 2001.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


22. SUBSEQUENT EVENTS (cont'd)

    d) On January 26, 2001, the company: (i) repriced warrants to purchase up to 100,000 shares of the company's common stock, which warrant was in connection to the April 2000 private placement offering of Series B 8% Cumulative Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share;
       (ii) repriced warrants to purchase an aggregate of up to 230,693 shares of the company's common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in connection to the August 2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and (iii) issued to KSH Investment Group Inc. for investment banking services rendered, a warrant to purchase up to 250,000 shares of the company's common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share. Such revised exercise prices were equal to, or in excess of, the market price of our common stock on the date of repricing. These costs were incurred as the consideration for the receipt of $225,000 for common stock issued in February 2001.

    e) Pursuant to a share purchase agreement dated April 18, 2001, the Company issued 1,105 shares of Series C 7% Cumulative Convertible Preferred Stock Series C Preferred Stock. Each share of Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of the Company's common stock at the option of the holders, at any time after issuance until such shares of Series C Preferred Stock are mandatorily converted or redeemed by the Company, under certain conditions. The Company is required to register 200% of the shares of common stock issuable upon the conversion of the 1,105 shares of Series C Preferred Stock. In addition, upon the effective date of such registration statement, the Company is obligated to issue to the holders of Series C Preferred Stock an aggregate of 500 shares of Series C Preferred Stock in consideration for $500,000, under certain conditions. The holders of the shares of Series C Preferred Stock are entitled to receive preferential dividends in cash, on a quarterly basis commencing on June 30, 2001, out of any of the Company's funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of the Company's common stock, or other class or stock presently authorized, at the rate of 7% simple interest per annum on the stated value per share plus any accrued but unpaid dividends, when as and if declared. The Company has the option to pay such dividends in shares of the Company's common stock to be paid based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to any fractional shares.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


22. SUBSEQUENT EVENTS (cont'd)

    e) cont'd

       The number of shares of the Company's common stock into which the Series C Preferred Stock shall be convertible into that number of shares of common stock equal to (i) the sum of (A) the stated value per share and
       (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The "Conversion Price" shall be the lesser of (x) 87.5% of the average of the 5 lowest daily volume weighted average prices of the Company's common stock during the period of 60 consecutive trading days immediately prior the date of the conversion notice; or (y) 90% of the average of the daily volume weighted average prices during the period of the 5 trading days prior to the applicable closing date ($.4798 with respect to the 1,105 shares of Series C 7% Preferred Stock issued and outstanding). The Conversion Price is subject to certain floor and time limitations.

       At any time prior to October 24, 2001, the Company may, in its sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends.

       During the three months ended June 30, 2001, the Company issued 266,774 common stock on the conversion of 120 Series C preferred stock. The proceeds received on the issue of Class C preferred shares will be allocated between the value of detachable warrants issued and the preferred shares outstanding on the basis of their relative fair values. Paid in capital will be credited by the value of the warrants and retained earnings charged for the amount of preferred dividends effectively paid

       During the three months ended June 30, 2001, the Company issued 723,436 warrants to the Series C Preferred Stock investors of which 663,484 have a strike price of $0.54 and expire on April 18, 2005. The balance of 59,952 have a strike price of $0.63 and expire on June 8, 2005.

    f) At December 31, 2000, the Business Development Bank of Canada (BDC) loan covenants were in breach and accordingly the loan amounts were reclassified as current. Subsequent to March 31, 2001, the bank has agreed to a temporary deferment of principal payments until January 2002. The Company is current in its interest obligations to the Business Development Bank of Canada.

    g) As a result of the Bank One loan covenants being in breach at December 31, 2000, subsequent to the year end, the interest rates on these loans were increased and the bank has enforced a restriction on principal repayment of all subordinated loans and notes payable. The parties affected by this restriction include the Business Development Bank of Canada, the vendor of Cad Cam, Roger Walters and the vendor of MicroTech Professionals, Denise Dunne to whom the company owes approximately $450,000, $1,200,000, and $1,900,000 respectively.

    h) As a result of Bank One's restriction on subordinated debt payments, the Company is in breach of its payment schedule to Roger Walters. The Company has restructured its note payable to Roger Walters in September 2001, so that 1,200,000 shares will be issued in lieu of $450,000 cash reducing the balance of the note to $750,000. The balance will be paid over 3 years beginning January 1, 2003. The Company is current in its interest obligations to Roger Walters.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)

22. SUBSEQUENT EVENTS (cont'd)

    i) As a result of Bank One's restriction on subordinated debt payments, the Company is in breach of its payment schedule to Denise Dunne. The Company is in negotiations to restructure its note payable to Denise Dunne. The Company hopes to reduce the cash amount owing and extend the payment terms. The Company is current in its interest obligations to Denise Dunne.

    j) In June 2001, Management retained Banc One Capital Markets to represent the Company in certain investment banking opportunities. Management is exploring several opportunities, including joint ventures, strategic partnerships, spin-offs of subsidiaries, and the potential sale or downsizing of other smaller business units.

    k) During the six months ended June 30, 2001, the Company recorded a restructuring charge of $452,764 as a result of certain of the Company's actions to better align its cost structure with expected revenue growth rates. The restructuring charge includes severance paid to employees of the London training office and the staff involved with software development for Njoyn. The support and marketing team for Njoyn continue to operate.

    l) During the three months ended June 30, 2001, the Company issued 150,000 shares of its common stock in consideration of $78,000 cash received.

    m) On June 6, 2001, the Company amended its Articles of Organization to increase its authorized common stock from 15,000,000 to 30,000,000.

    n) During July 2001, 22,125 shares were issued for the options exercised by the Business Development Bank of Canada.

    o) On July 20, 2001, the Company received a Nasdaq Staff Determination indicating that the company is not in compliance with the bid price requirements for continued listing, as set forth in Nasdaq's Marketplace Rule 4310 (c)(8)(B). On September 27, 2001, Nasdaq announced a moratorium on the minimum bid and public float requirements for continued listing on the exchange until January 2, 2002. The Company's stock will continue to be listed on Nasdaq during this period.

    p) On September 11, 2001, the Company's branch office located in the World Trade Centre was destroyed and its branch office at 195 Broadway was damaged and closed for a period of four weeks. The company cannot yet provide a reliable estimate of the effect of this destruction and closure on its operating results and financial condition.


23. SEGMENTED INFORMATION

            a) Sales by Geographic Area
                                                       2000           1999
                                                         $              $
                  Canada                            15,663,140     16,601,717
                  United States of America          28,692,640     10,430,718
                                                    ----------     ----------
                                                    44,325,780     27,032,435
                                                    ==========     ==========

            b) Net Income by Geographic Area
                                                       2000           1999
                                                         $              $
                  Canada                            (6,599,859)      (432,464)
                  United States of America          (1,798,458)       427,141
                                                    ----------       --------
                                                    (8,398,317)        (5,323)
                                                    ==========       ========

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


23. SEGMENTED INFORMATION (cont'd)

            c) Identifiable Assets by Geographic Area
                                                2000              1999
                                                  $                 $
                  Canada                     8,979,711         7,880,965
                  United States             16,706,229        12,664,906
                                            ----------        ----------
                                            25,685,940        20,545,871
                                            ==========        ==========

    d) Revenue and Gross Profit by Operating Segment

               The company is organized around differences in products and services and the following represents the operating segments of the company managed at the gross revenue and gross profit levels only. The assets and liabilities are managed on an aggregate level.
                                                         2000          1999
                                                           $             $
           Revenue
                IT Recruitment                       13,864,829    14,291,100
                Tech Pubs and Engineering            16,171,216     5,076,761
                IT Documentation                      6,265,665         -
                Training                              7,196,636     7,054,552
                Technology                              827,434       610,022
                                                     ----------    ----------
                                                     44,325,780    27,032,435
                                                     ==========    ==========

           Gross Profit
                IT Recruitment                        7,654,180     5,914,436
                Tech Pubs and Engineering             3,501,789     1,339,068
                IT Documentation                      2,764,794           -
                Training                              3,538,734     3,002,930
                Technology                              683,455       413,526
                                                     ----------    ----------
                                                     18,142,952    10,669,960
                                                     ==========    ==========

    e) Revenues from Major Customers

       The consolidated entity had the following revenues from major Customers:

       2000 - No single customer consisted of more than 10% of the revenues.

       1999 - No single customer consisted of more than 10% of the revenues.

    f) Purchases from Major Suppliers

       There were no significant purchases from major suppliers.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


24. EARNINGS PER SHARE

    The company has adopted Statement No. 128, Earnings Per Share, which requires presentation, in the consolidated statement of income, of both basic and diluted earnings per share.

                                                       2000           1999

                                                         $              $

           Average common stock outstanding         5,296,442      3,194,018
           Average common stock issuable                --               --
                                                    ---------      ---------

           Average common stock outstanding
                assuming dilution                   5,296,442      3,194,018
                                                    =========      =========

    The outstanding options and warrants were not included in the computation of the fully diluted earnings per common share as the effect would be anti-dilutive.

    The earnings per share calculation (basic and fully diluted) does not include any common stock for common stock payable as the conversion ratio is unknown.


25. STOCK OPTION PLANS

    a) Options outstanding

                                                               OPTIONS        WEIGHTED
                                                                               AVERAGE
                                                                              EXERCISE
                                                                                 PRICE

       Options outstanding at January 1, 1999                    222,125          1.89
       Options granted to key employees and directors            250,500          3.19
       Options exercised during the year                            --
       Options forfeited during the year                             -
       Options expired during the year                               -
                                                               ---------

       Options outstanding at December 31, 1999                  472,625          2.21

       Options granted to key employees and directors            969,500          2.22
       Options exercised during the year                         (18,508)         2.10
       Options forfeited during the year                          (4,000)         3.19
       Options expired during the year                               -
                                                               ---------

       Options outstanding at December 31, 2000                1,419,617          2.21
                                                               =========

       Options exercisable December 31, 1999                     472,625          2.58
       Options exercisable December 31, 2000                     714,117          1.95
       Options available for future grant December 31, 1999      184,500
       Options available for future grant December 31, 2000          --

       After December 31, 2000, 217,500 options exercisable at between $3.19 and $3.25 have been forfeited by employees following their termination and the expiry of their option periods to October 5, 2001.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


25. STOCK OPTION PLANS (cont'd)

    b) Range of Exercise Prices

                      Outstanding     Weighted          Options        Options    Weighted
                        Options       Average         Outstanding    exercisable  Average
                                     Remaining          Average                   Exercise
                                        Life         Exercise Price                Price

       $2.10 - $3.25     937,492      4.2 years          $2.97          431,992      $2.73

       $1 and under      482,125      3.9 years          $0.73          282,125      $0.75


    c) Pro-forma net income

       The company applies Accounting Principles Board Opinion No. 25, "Accounting of Stock Issued to Employees" and related interpretation in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost been determined, based on the fair value at the grant dates for options granted during 2000 and 1999, consistent with the method of SFAS No.123, "Accounting for Stock-Based Compensation," the Company's pro forma net earnings and pro forma earnings per share for the years ended December 31, 2000 and 1999 would have been as follows:

                                    2000 AS           2000          1999 AS        1999
                                    REPORTED        PRO FORMA       REPORTED     PRO FORMA
                                    --------        ---------       --------     ---------
       Net loss                    (8,398,317)     (8,939,590)      (5,323)      (69,195)
       Net loss after preferred
          share dividends         (12,044,912)    (12,586,185)    (143,323)     (207,195)

       Basic and fully diluted
          Loss per share                (1.59)          (1.70)       (0.00)        (0.02)
          loss per share after
              preferred dividends       (2.27)          (2.38)       (0.04)        (0.06)

    d) Black Scholes Assumptions

       The fair value of each option grant used for purposes of estimating the pro forma amounts summarized above is estimated on the date of grant using the Black-Scholes option price model with the weighted average assumptions shown in the following table:

                                                    2000 GRANTS     1999 GRANTS
                                                    -----------     -----------
       Risk free interest rates                      6.05%           5.81%
       Volatility factors                             100%            100%
       Weighted average expected life                3.81 years       5 years
       Weighted average fair value per share         2.40             3.19
       Expected dividends                              --               --

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


26. SUPPLEMENTAL INFORMATION

    a) MicroTech acquisition

       The following represents that results of operations as though Micro Tech had been acquired as of January 1, 2000 and as of January 1, 1999.

                                           December 31, 2000       December 31, 1999
       Revenue                                45,788,302               32,173,548
       Net income                             (8,483,765)                 402,430

       Earnings per share                          (2.17)                     .08


       Earnings per share - fully diluted          (2.17)                     .07

    b) TidalBeach pooling of interests

       The results of operations include the following amounts for the period prior to the combination of TidalBeach Inc. on November 15, 2000

       Revenue                                 $ 657,715

       Net income                              $ 158,039

       Other changes in stockholders' equity

       There are no inter-company transactions and no adjustments have been required to adopt the same accounting practices or combine the net income of the combining companies

       Reconciliation of revenue and net income(loss) previously reported

       December 31, 1999     Previously       ObjectArts     TidalBeach         Restated
                              Reported
       Revenue                19,822,861      6,599,496         610,078       27,032,435

       Net income(loss)          228,720       (251,128)         17,085           (5,323)

27. FINANCIAL INSTRUMENTS

    a) Credit Risk Management

       The company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit limits. In some cases, the company requires bank letters of credit or subscribes to credit insurance.

    b) Concentration of Credit Risk

       The company does not believe it is subject to any significant concentration of credit risk. Cash and short-term investments are in place with major financial institutions, North American Government, and major corporations.

    c) Interest Risk

       The long-term debt bears interest rates that approximate the interest rates of similar loans. Consequently, the long-term debt risk exposure is minimal.

THINKPATH INC.
(FORMERLY THINKPATH.COM INC.)
NOTES TO REVISED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND DECEMBER 31, 1999
(AMOUNTS EXPRESSED IN US DOLLARS)


27. FINANCIAL INSTRUMENTS (cont'd)

    d) Fair Value of Financial Instruments

       The carrying value of the accounts receivable, short-term investment, bank indebtedness, and accounts payable on acquisition of subsidiary company approximates the fair value because of the short-term maturities on these items.

       The carrying amount of the long-term assets approximates the fair value of these assets.

       The fair value of the company's long-term debt is estimated on the quoted market prices for the same or similar debt instruments. The fair value of the long-term debt approximates the carrying value.


28. COMPARATIVE FIGURES

    Certain figures in the 1999 financial statements have been reclassified to conform with the basis of presentation used in 2000.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Bylaws provide that we shall indemnify our directors and officers. The pertinent section of Canadian law is set forth below in full. In addition, we currently have officers' and directors' liability insurance.

         See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

Section 136 of the Business Corporations Act (Ontario) provides as follows:


(1) INDEMNIFICATION OF DIRECTORS. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if;


         (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

         (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

(2) IDEM. A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

(3) IDEM. Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity;

         (a) was substantially successful on the merits in his or her defense of the action or proceeding; and

         (b)      fulfills the conditions set out in clauses (1)(a) and (b).

(4) LIABILITY INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person,

         (a) in his or her capacity as a director of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

         (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) APPLICATION TO COURT. A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) IDEM. Upon application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a statement of the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered:


SEC Registration Fee                         $   828.39

Legal Fees and Expenses*                     $15,000.00

Accounting Fees and Expenses*                $ 7,500.00

Miscellaneous*                               $ 6,671.61

         Total*                              $30,000.00


 -----------
*  Estimate


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


         During the past three years, we have sold unregistered securities as described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions below were each sophisticated investors who were provided information about us and were able to bear the risk of loss of their entire investment.


         In April 1998, in connection with the acquisition of Systemsearch Consulting Services Inc., we issued 130,914 shares of our common stock to John
R. Wilson.

         In February through March of 1998, we sold 196,370 shares of our common stock to twelve individuals at a purchase price of approximately $2.67 per share for aggregate consideration of $523,653. The twelve individuals included some of our employees and directors.

         In May 1998, in connection with the acquisition of International Career Specialists Ltd., we issued 130,914 shares of our common stock to John A. Irwin.

         In May and June of 1998, we sold 77,239 shares of our common stock to seven individuals at a purchase price of approximately $3.33 per share for aggregate consideration of $257,463. The seven individuals included some of our employees and directors.

         In May 1998, we granted an option to purchase 200,000 shares of our common stock at an exercise price of $2.10 per share to Robert M. Rubin, of which as of the date of this prospectus, we have issued 18,508 shares of our common stock upon Mr. Rubin's exercise of such option.


         We believe all of the above issuances would have been exempt from registration in the United

States pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (Securities Act).


         The issuances of the following securities were considered to be exempt from registration under Section 4(2) of the Securities Act, and the regulations promulgated thereunder, with the exception of the August 2000 private placement described below. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions below were each sophisticated investors who were provided information about us and were able to bear the risk of loss of their entire investment.


         In September 1999, in connection with the acquisition of Cad Cam, Inc., we issued 163,767 shares of our common stock to Roger W. Walters.

         In December 1999, we issued 15,000 shares of Series A 8% Convertible Preferred Stock and common stock purchase warrants to purchase an aggregate of 475,000 shares of our common stock in connection with a private placement offering to accredited investors in consideration for $1,500,000. The offer and sale of the shares of Series A 8% Cumulative Convertible Preferred Stock and common stock purchase warrants was exempt from registration under the Securities Act of 1933, as amended, in reliance on Regulation D Rule 506 of the Securities Act, as amended. Libra Finance S.A. and J. P. Turner & Co., LLC acted as placement agents in connection with the issuance of these shares and warrants. Libra Finance S.A. received a 10% commission and a warrant to purchase 100,000 shares of our common stock in connection with its acting as placement agent in connection with this private placement offering. J. P. Turner & Co., LLC received a 8% commission and 75,000 warrants in connection with its acting as placement agent in connection with this private placement offering. As of the date of this prospectus, there are no such shares of Series A 8% Preferred Stock outstanding and 475,000 of such warrants outstanding.

         On January 1, 2000, the combination of Object Arts Inc., an Ontario corporation, was effected by: (i) the issuance of $900,000 of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund of an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our combination of Object Arts Inc.; and (iii) the issuance of $1,100,000 of our common stock to the existing shareholders of Object Arts Inc. The acquisition of Object Arts Inc. has enabled us to offer advanced training and certification to information technology professionals, adding to our complete end-to-end skills gap solution. As part of this combination, we entered into employment agreements with Marilyn Sinclair and Lars Laakes, former officers of Object Arts Inc. Such employment contracts were for a term of three years and provided for annual salaries of $82,000 and $75,000, respectively. Neither Ms. Sinclair nor Mr. Laakes was affiliated with us prior to the acquisition. On March 9, 2001, Ms. Sinclair resigned as an officer of Thinkpath. On April 9, 2001, Ms. Sinclair resigned from our Board of Directors.


         On January 18, 2000, 5,000 and 50,000 shares were issued respectively to Sichenzia, Ross and Freidman and Joseph Sicinski as finders' fee related to the purchase of Cad Cam, Inc.

         On March 6, 2000, we completed the acquisition of 80% of E-Wink, Inc., a Delaware corporation, in consideration of: (i) 300,000 shares of our common stock valued at $975,000; and (ii) warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $3.25 per share for a period of five years valued at $1,458,700. E-Wink, Inc. was formed to match providers of venture capital, bridge loans and private placement capital with members of the brokerage community.

         On April 16, 2000, we issued: (i) 1,500 shares of Series B 8% Preferred Stock, no par value per share; and (ii) warrants to purchase up to an aggregate of 300,000 shares of our common stock, in consideration $1,500,000 pursuant to a private placement offering. The 300,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share. As of the date of this prospectus, there are no such shares of Series B 8% Preferred Stock outstanding and 200,000 of such warrants outstanding.

         In addition, On April 16, 2000, we issued: (i) 2,500 shares of Series A 8% Convertible Preferred Stock, and (ii) 50,000 warrants to purchase common stock, pursuant to a private placement offering. The 50,000 warrants issued in the offering are exercisable at any time and in any amount until April 16, 2005 at a purchase price of $3.71 per share.

         On April 25, 2000, we completed the acquisition of all of the issued and outstanding capital stock of Micro Tech Professionals, Inc., a Massachusetts corporation, in consideration for an aggregate of up to $4,500,000 in a combination of cash, notes payable and shares of our common stock, subject to specific performance criteria being met. On April 25, 2000, we paid to Denise Dunne-Fushi, the sole shareholder of Micro Tech Professionals, Inc., $2,500,000, according to the following schedule: (i) $1,250,000 in cash; (ii) the issuance of a $750,000 principal amount unsecured promissory note; and (iii) the issuance of 133,333 shares of our common stock. As part of the transaction, we entered into an employment agreement with Denise Dunne-Fushi, the former President of Micro Tech Professionals, Inc. The employment agreement was for a term of one year which terms commenced on April 25, 2000, the effective date of the acquisition, with an annual salary of $125,000 and a bonus of $25,000. Mrs. Dunne-Fushi was not affiliated with us prior to the acquisition. Thinkpath and Mrs. Dunne-Fushi are currently in the process of negotiating the terms of the renewal of her employment agreement. Mrs. Dunne-Fushi continues to serve as our Vice President and as President of Micro Tech Professionals, Inc. on a month-to-month basis under the same terms as described above.

         On May 9, 2000, 2,400 shares were issued to employees as sales bonuses for an aggregate consideration of $7,651.

         On May 22, 2000, 8,889, 4,444 and 80,000 shares were issued respectively to I. Lavet , C. Hallinan and Globe Capital as finder's fees related to the purchase of Micro Tech Professionals, Inc.

         On July 7, 2000, we issued an aggregate of: (a) 5,000 shares of our Series A 8% Convertible Preferred Stock; and (b) warrants to purchase up to an aggregate of 225,000 shares of our common stock, in consideration for $500,000 pursuant to the exercise of our option granted to us in the December 1999 private placement offering. The 225,000 warrants issued upon our exercise of the option are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.575 per share. As of the date of this prospectus, there are no such shares of Series A 8% Preferred Stock outstanding and 225,000 of such warrants outstanding.


         On August 22, 2000, we completed a private placement offering of units, each unit consisting of 1 share of our common stock and a callable warrant to purchase 1/2 of 1 share of our common stock. A total of 1,063,851 shares of our common stock were issued together with 532,534 warrants to purchase shares of our common stock exercisable until August 22, 2000, in consideration for $2,681,600. The purchase price per unit ranged from $1.9692 to $2.8125. In addition, we issued to the placement agent, certain financial advisors and the placement agent's counsel, warrants to purchase up to 280,693 shares of our common stock in connection with the private placement offering. Such warrants are exercisable until August 22, 2005 at an exercise price of $2.4614 per share. The Company paid the placement agent a cash commission in the amount of 8% of the aggregate purchase price for the units sold in the offering, or $214,528, as well as a non-accountable expense allowance of 1.5% of the aggregate purchase price for the units sold in the offering, or $40,224. The private placement was made in reliance upon the exemption from registration provided by Regulation D of the Securities Act and Rule 506 promulgated thereunder.

         On September 13, 2000, we entered into an engagement agreement with Burlington Capital Markets Inc. We agreed to sell Burlington Capital Markets an aggregate of 250,000 shares of our common stock at a cash purchase price of $.01 per share, issue a number of warrants and to pay $10,000 per month in consulting fees. The agreement was terminated and no warrants were issued. In the aggregate, Burlington received 425,000 shares of our common stock and $10,000 pursuant to the agreement. The additional 175,000 shares represented compensation to Burlington Capital Markets Inc. as a settlement on the termination of the agreement.

         On November 15, 2000, we consummated a business combination with TidalBeach Inc., an Ontario-based Web development company, for which we issued 250,000 shares of our common stock to the two shareholders of TidalBeach, Inc. As part of the transaction, we entered into an employment agreement with Michael Reid, the former President of TidalBeach Inc. The employment agreement is for a term of two years commencing on November 15, 2000 with an annual salary of $123,000. Pursuant to our combination with TidalBeach we acquired the SecondWave software.

         On December 14, 2000, we entered into a consulting agreement with Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, pursuant to which Tsunami and International Consulting Group are to provide financial consulting services to us with respect to financing, and mergers and acquisitions, and related matters. In consideration for the services to be rendered, we: (a) issued 160,000 shares of our common stock to the consultants as an advance fee, (b) agreed to pay a fee of 10% of the consideration received by us upon the successful completion of any transaction contemplated by the consulting agreement; and (c) agreed to issue warrants to purchase our common stock in an amount equal to 2% of the equity sold and/or issued by us in any transactions contemplated by the consulting agreement.


         Effective December 26, 2000, shares and/or options were issued to the following: Declan A. French, Tony French, Michael Reid, Kelly Hankinson, and Globe Capital Corporation. These issuances were made pursuant to contracts and/or as bonuses with regards to the various acquisitions throughout the course of the year. The amounts issued were as follows: 1,200,000 shares to Declan A. French; 50,000 shares to Tony French; 100,000 options priced at $0.70 to Michael Reid; and 50,000 shares and 100,000 options priced at $0.70 to Kelly Hankinson; and 500,000 shares to Globe Capital Corporation.


         On January 22, 2001, we issued 1,125,398 shares to Roger Walters in settlement of the common stock payable of $1,000,000 as per the purchase and sale agreement of Cad Cam Inc., which was purchased in September, 1999. Mr. Walters had a note payable to us in the amount of $257,800 which sum was deducted from the capital stock payable for a final issuance amount of $742,200.

         As a result of an oral agreement between us and Del Mar Consulting Group entered into in December 200, on January 24, 2001, we executed a written agreement pursuant to which Del Mar Consulting Group shall provide investors' communications and public relations services. Pursuant to the agreement, we issued a non-refundable retainer of 400,000 shares common stock to Del Mar and are required to pay $4,000 per month for on-going consulting services. In addition, we issued Del Mar warrants to purchase 400,000 shares of our common stock at $1.00 per share and 100,000 shares at $2.00 per share which collectively expire January 24, 2005 and are exercisable commencing August 1, 2001. As the agreement to issue the non-refundable retainer was reached in December 2000, the 400,000 shares with a value of $268,000 has been included in the shares issued for services rendered and has been included in acquisition costs and financing expenses for December 31, 2000. The value of the warrants of $216,348 has been included in paid in capital in January 2001 and the expense is being reflected over the six-month period ending August 1, 2001. In April 2001, the warrants were cancelled and new warrants were issued which are exercisable commencing April 2001 and the balance are exercisable commencing August 1, 2001. The value of the change in the warrants of $29,702 has been included in the paid in capital in April 2001.


         On January 26, 2001, we: (i) repriced a warrant to purchase up to 100,000 shares of our common stock, which warrant was issued to a certain investor in our April 2000 private placement offering of Series B 8% Preferred Stock, so that such warrant is exercisable at any time until April 16, 2005 at a new purchase price of $1.00 per share; (b) repriced warrants to purchase an aggregate of up to 230,693 shares of our common stock, which warrants were issued to the placement agent, certain financial advisors, and the placement agent's counsel in our August 2000 private placement offering of units, so that such warrants are exercisable at any time until August 22, 2005 at a new purchase price of $1.00 per share; and (c) issued a warrant to purchase up to 250,000 shares of our common stock exercisable at any time and in any amount until January 26, 2006 at a purchase price of $1.50 per share to KSH Investment Group, Inc. for investment banking services rendered. In February 2001, 150,000 of such warrants were exercised by KSH Investment Group, the placement agent in our August 2000 private placement offering. As partial consideration for the exercise of such warrants, we issued to certain affiliates of the placement agent, warrants to purchase an aggregate of 315,000 shares of our common stock at an exercise price of $1.50 per share. The exercise prices of the revised and newly issued warrants are equal to, or in excess of, the market price of our common stock on the date of such revision or issuance.

         On January 30, 2001, we issued an additional 20,000 shares of our common stock to International Consulting Group for financial consulting services rendered pursuant to the December 14, 2000 consulting agreement between Tsunami Trading Corp. d/b/a Tsunami Financial Communications, International Consulting Group and us.

         On February 5, 2001, we issued 30,632 shares of our common stock to Gersten, Savage & Kaplowitz, LLP, our United States securities counsel, in consideration for legal services rendered.


         On February 6, 2001, 100,000 and 25,000 shares were issued to KSH Strategic Investment Fund I, LP and KSH Investment Group, Inc., respectively, in consideration for financial consulting services rendered.

         On February 15, 2001, 60,000 shares were issued to Typhoon Capital in consideration of investor relations consulting services pursuant to an agreement dated December 15, 2001.

         On February 26, 2001, 100,000 and 50,000 shares were issued to Brighton Opportunity Fund, L.P. and Stanley and Jeanne Bedell, respectively, in consideration for consulting services rendered.

         On March 14, 2001, we repriced 100,000 options belonging to Roger W. Walters to $1.00 per share in consideration for debt forgiveness of $75,000 and the restructuring of debt totaling $250,000 on the notes payable to Mr. Walters in connection with the purchase of Cad Cam, Inc. In addition, on March 14, 2001 Mr. Walters resigned as our Executive Vice President of US Operations and from the Board of Directors effective March 30, 2001.

         On April 18, 2001, an additional 140,000 shares were issued to International Consulting Group for financial consulting services rendered pursuant to a December 14, 2000 consulting agreement.


         Pursuant to a share purchase agreement dated April 18, 2001 (Series C Preferred Stock Purchase Agreement), we issued 1,105 shares of Series C 7% Cumulative Convertible Preferred Stock (Series C Preferred Stock) and 663,484 common stock purchase warrants. The Series C Preferred Stock and the common stock purchase warrants were issued pursuant to Section 4(2) of the Securities Act and each of the investors was a sophisticated, accredited investor who took the shares for investment purposes. There was no underwriter involved in the transaction.

         Each share of our Series C Preferred Stock has a stated value of $1,000 per share. The shares of Series C Preferred Stock are convertible into shares of our common stock at the option of the holders of the Series C Preferred Stock at any time after issuance until we force the conversion of the shares of Series C Preferred Stock. We are required to convert all such shares of Series C Preferred Stock that remain outstanding after April 18, 2003.


         Each of the 663,484 warrants is exercisable at any time and in any amount until April 18, 2005 at a purchase price of $.5445.


         Pursuant to the registration requirements under the Series C Preferred Stock Purchase Agreement, we filed a registration statement on June 7, 2001 (Registration Statement) registering 200% of the shares of common stock issuable upon the conversion of all the shares of Series C Preferred Stock issued and to be issued and 100% of the shares of common stock issuable upon exercise of the common stock purchase warrants. Upon the effective date of this registration statement, we will be obligated to issue to the investors an aggregate of 500 shares of Series C Preferred Stock and additional common stock purchase warrants in consideration for an additional $500,000. The issuance of the additional 500 shares of Series C Preferred Stock and warrants is subject to the satisfaction or waiver of the following conditions: (a) that immediately available funds have been delivered by each investor; (b) that all representations and warranties by the parties shall have remained true and correct and (c) that all permits and qualifications required by any state shall have been obtained.

         On June 6, 2001 the Series C Preferred Stock Purchase Agreement was amended (Amended Series C Preferred Stock Purchase Agreement) to restructure the terms of the issuance of the additional 500 shares of Series C Preferred Stock. Pursuant to the Amended Series C Preferred Stock Purchase Agreement, we issued 125 shares of the 500 shares of Series C Preferred Stock to be issued and 59,592 warrants to one investor in consideration for $125,000. Pursuant to the Amended Series C Preferred Stock Purchase Agreement we are obligated to issue the remaining 375 shares of Series C Preferred Stock and 112,500 warrants to the investors.


         Each of the 59,952 warrants is exercisable at any time and in any amount until June 8, 2005 at an exercise price of $.6225 per share.

         At any time prior to October 24, 2001, we may, in our sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends. As of the date of this prospectus, there are 1,110 shares of Series C 7% Convertible Preferred Stock and 723,436 common stock purchase warrants outstanding.


         At any time prior to October 24, 2001, we may, in our sole discretion, redeem in whole or in part, the then issued and outstanding shares of Series C Preferred Stock at a price equal to $1,150 per share, plus all accrued and unpaid dividends, and after October 24, 2001 at a price equal to $1,200 per share, plus all accrued and unpaid dividends. As of the date of this prospectus, there are 985 shares of Series C 7% Convertible Preferred Stock and 663,484 warrants outstanding.

         On April 30, 2001, we issued the following in satisfaction of finder's fees related to the Series C Preferred Stock placement: 79,134 shares to KSH Investment; 23,622 shares to Bakara Corp; 23,622 shares to Flimwell Investments; and 23,622 shares to Robert B. Prag.

         On April 30, 2001, we issued 90,000 shares of our common stock to DailyFinancial.com, Inc. in consideration of investors' communications and public relations services. The agreement was for a term commencing on April 1, 2001 and ending on September 30, 2001.


         Pursuant to a loan agreement with the Business Development Bank of Canada, we issued 22,122 shares of our common stock for an aggregate consideration of $1.00 on August 22, 2001.

         On August 22, 2001, we issued 150,000 shares of our common stock to KSH Financial Group, Inc. in consideration of financial consulting services rendered. KSH Investment Group, Inc. made a distribution of 75,000 of the 150,000 shares to each of Helen Kohn and Ronit Sucoff , the wives of the principals of KSH Investment Group, Inc.


         On August 22, 2001 we issued 316,667 shares to Denise Dunne Fushi in settlement of the common stock payable of $625,000 as per the purchase and sale agreement of Micro Tech Professionals Inc., which we purchased in April, 2000.

ITEM 27. EXHIBITS

EXHIBIT INDEX

Exhibit
Number            Description
------           -----------


1.1     Form of Underwriting Agreement(1)
3.1     Bylaws of Thinkpath(1)
3.2     Articles of Organization dated February 11, 1994(1)
3.3     Articles of Amendment dated February 15, 1996(1)
3.4     Articles of Amendment dated April 15, 1998(1)
3.5     Articles of Amendment dated August 6, 1998(1)
3.6     Articles of Amendment dated January 19, 1999(1)
3.7     Articles of Amendment dated June 6, 2001(9)
4.2     Form of Underwriters' Warrant(1)
4.3     Specimen Common Share Certificate(1)
5.1     Opinion of Gersten, Savage & Kaplowitz, LLP(10)
10.1    Form of Financial Consulting Agreement(1)
10.2    1998 Stock Option Plan(1)
10.3(a) Lease of Thinkpath's headquarters in Toronto, Ontario(1)
10.3(b) Lease of Thinkpath's office in New York, New York(1)
10.3(c) Lease of Thinkpath's office in Etobicoke, Ontario(1)
10.3(d) Lease of Thinkpath's office in Scarborough, Ontario(1)
10.3(e) Lease of Thinkpath's office in Ottawa, Ontario(1)
10.4 Employment Agreement between Thinkpath Inc. and Declan A. French dated August 1998(1)
10.5 Employment Agreement between Thinkpath and John A. Irwin dated May 18, 1998(1)
10.6 Employment Agreement between Thinkpath and John R. Wilson dated February 8, 1998(1)
10.7 Employment Agreement between Thinkpath and Roger W. Walters dated September 16, 1999(2)
10.8    Form of consulting agreement for Thinkpath's independent contractors(1)
10.9    Form of services agreement for Thinkpath's customers(1)
10.10 Agreement for the acquisition of the capital stock of International Career Specialists Ltd.(1)
10.11 Agreement for the acquisition of the capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc.(1)
10.12   Agreement for the acquisition of the capital stock of Cad Cam, Inc.(2)
10.13 License Agreement between Thinkpath and International Officer Centers Corp. dated August 1, 1998(2)
10.14 License Agreement between Thinkpath.com Inc. and International Officer Centers Corp. dated August 1, 1998(1)
10.15   Consulting Agreement between Thinkpath and Robert M. Rubin(1)
10.16   Form of Employment Agreement with Confidentiality Provision(1)
10.17 Asset Purchase Agreement between Thinkpath and Southport Consulting Company(1)
10.18   2000 Stock Option Plan(3)
10.19 Share Purchase Agreement between Thinkpath and Micro Tech Professionals, Inc. dated April 25, 2000(4)
10.20 Non-Binding Letter of Intent between Thinkpath and Aquila Holdings Limited dated October 4, 2000(4)
10.21 Share Purchase Agreement between Thinkpath and TidalBeach Inc. dated October 31, 2000(5)
10.22 Consulting Agreement between Thinkpath and Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, Inc. dated December 14, 2000(5)
10.23   2001 Stock Option Plan(7)
10.24 Share Purchase Agreement between Thinkpath, Alpha Capital AG and Stonestreet, L.P dated April 18, 2001(8)
23.1    Consent of Schwartz Levitsky Feldman, llp, independent auditors.(10)
23.2 Consent of Gersten, Savage & Kaplowitz, LLP (incorporated into Exhibit 5.1)(10)


------

(1) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on May 26, 1999.
(2) Incorporated by reference to Thinkpath's report on Form 8-K filed on October 1, 1999.
(3) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 22, 2000.

(4) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on April 25, 2000.
(5) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on January 12, 2001.
(6) Incorporated by reference to Thinkpath's Form 10-KSB for the year ended December 31, 2000 filed on April 3, 2001.
(7) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 21, 2001.
(8) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 7, 2001.
(9) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 14, 2001.
(10) Filed herewith.

ITEM 28. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Securities Act of 1933, as amended, as part of this registration statement as of the time the United States Securities and Exchange Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         Under the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form SB-2 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada, on the 16th day of October, 2001.


                                 THINKPATH INC.

                                  By: /s/ Declan A. French
                                  -------------------------------

                                  Declan A. French

                                  Chairman of the Board and Chief
                                  Executive Officer

         Under the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated



Signature                         Title                                     Date
---------                         -----                                     ----
/s/ Declan A. French*             Chairman of the Board and Chief           October 16, 2001
--------------------              Executive Officer
Declan A. French


/s/ Laurie Bradley*               President                                 October 16, 2001
------------------
Laurie Bradley


/s/ Kelly Hankinson*              Chief Financial Officer, Secretary,       October 16, 2001
-------------------               Treasurer and Director
Kelly Hankinson


----------------------------      Director                                  October 16, 2001
John Dunne


/s/ Arthur S. Marcus*             Director                                  October 16, 2001
--------------------
Arthur S. Marcus

/s/ Ronan McGrath*
----------------------------      Director                                  October 16, 2001
Ronan McGrath




----------------------------      Director                                  October 16, 2001
Joel Schoenfeld

                                  Director                                  October 16, 2001
------------------
Robert Escobio


* Power of Attorney granted to Declan A. French on June 7, 2001.

EXHIBIT INDEX


Exhibit
Number  Description
------- -----------
1.1     Form of Underwriting Agreement(1)
3.1     Bylaws of Thinkpath(1)
3.2     Articles of Organization dated February 11, 1994(1)
3.3     Articles of Amendment dated February 15, 1996(1)
3.4     Articles of Amendment dated April 15, 1998(1)
3.5     Articles of Amendment dated August 6, 1998(1)
3.6     Articles of Amendment dated January 19, 1999(1)
3.7     Articles of Amendment dated June 6, 2001(9)
4.2     Form of Underwriters' Warrant(1)
4.3     Specimen Common Share Certificate(1)
5.1     Opinion of Gersten, Savage & Kaplowitz, LLP(10)
10.1    Form of Financial Consulting Agreement(1)
10.2    1998 Stock Option Plan(1)
10.3(a) Lease of Thinkpath's headquarters in Toronto, Ontario(1)
10.3(b) Lease of Thinkpath's office in New York, New York(1)
10.3(c) Lease of Thinkpath's office in Etobicoke, Ontario(1)
10.3(d) Lease of Thinkpath's office in Scarborough, Ontario(1)
10.3(e) Lease of Thinkpath's office in Ottawa, Ontario(1)
10.4 Employment Agreement between Thinkpath Inc. and Declan A. French dated August 1998(1)
10.5 Employment Agreement between Thinkpath and John A. Irwin dated May 18, 1998(1)
10.6 Employment Agreement between Thinkpath and John R. Wilson dated February 8, 1998(1)
10.7 Employment Agreement between Thinkpath and Roger W. Walters dated September 16, 1999(2)
10.8    Form of consulting agreement for Thinkpath's independent contractors(1)
10.9    Form of services agreement for Thinkpath's customers(1)
10.10 Agreement for the acquisition of the capital stock of International Career Specialists Ltd.(1)
10.11 Agreement for the acquisition of the capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc.(1)
10.12   Agreement for the acquisition of the capital stock of Cad Cam, Inc.(2)
10.13 License Agreement between Thinkpath and International Officer Centers Corp. dated August 1, 1998(2)
10.14 License Agreement between Thinkpath.com Inc. and International Officer Centers Corp. dated August 1, 1998(1)
10.15   Consulting Agreement between Thinkpath and Robert M. Rubin(1)
10.16   Form of Employment Agreement with Confidentiality Provision(1)
10.17 Asset Purchase Agreement between Thinkpath and Southport Consulting Company(1)
10.18   2000 Stock Option Plan(3)
10.19 Share Purchase Agreement between Thinkpath and Micro Tech Professionals, Inc. dated April 25, 2000(4)
10.20 Non-Binding Letter of Intent between Thinkpath and Aquila Holdings Limited dated October 4, 2000(4)
10.21 Share Purchase Agreement between Thinkpath and TidalBeach Inc. dated October 31, 2000(5)
10.22 Consulting Agreement between Thinkpath and Tsunami Trading Corp. d/b/a Tsunami Financial Communications and International Consulting Group, Inc. dated December 14, 2000(5)
10.23   2001 Stock Option Plan(7)
10.24 Share Purchase Agreement between Thinkpath, Alpha Capital AG and Stonestreet, L.P dated April 18, 2001(8)
23.1    Consent of Schwartz Levitsky Feldman, llp, independent auditors.(10)
23.2 Consent of Gersten, Savage & Kaplowitz, LLP (incorporated into Exhibit 5.1)(10)

------
(1) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on May 26, 1999.
(2) Incorporated by reference to Thinkpath's report on Form 8-K filed on October 1, 1999.
(3) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 22, 2000.
(4) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on April 25, 2000.
(5) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on January 12, 2001.

(6) Incorporated by reference to Thinkpath's Form 10-KSB for the year ended December 31, 2000 filed on April 3, 2001.
(7) Incorporated by reference to Thinkpath's Proxy Statement on Form Def-14A filed on May 21, 2001.
(8) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 7, 2001.
(9) Incorporated by reference to Thinkpath's Registration Statement on Form SB-2 filed on June 14, 2001.
(10) Filed herewith.